UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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THE J. M. SMUCKER COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

July 7, 2022

Dear Fellow Shareholders,

As a shareholder in our Company, you are an important partner in our continued success. We are pleased to invite you to attend our Annual Meeting of Shareholders on Wednesday, August 17, 2022. The meeting will be held virtually at 12:00 p.m. Eastern Time.

Our fiscal year 2022 performance was delivered amid continued challenges and disruption. The strong results we achieved this year were thanks to the hard work of our dedicated employees, the strength of our strategy, and the continued momentum of our brands. The successful balance in operating efficiently while investing in the growth of our brands allowed us to realize financial results meeting or exceeding expectations. Of note:

•	Net sales of $8.0 billion;

•	Adjusted earnings per share of $8.88*;

•	Free cash flow of $718.8 million*; and

•	Capital returned to shareholders via cash dividends and share repurchases was $688.5 million.

Along with the strong financial results we delivered, we also continued to make important progress on our executional priorities to drive commercial excellence, streamline our cost infrastructure, reshape our portfolio, and unleash our organization to win. Some highlights from fiscal year 2022:

•	Continued to deliver bold marketing that gives our brands cultural relevance while enhancing in-store execution, supported by our improved utilization of data and analytics;

•

Maintained progress on streamlining our cost infrastructure through a focus on cost management and productivity enhancements, complemented by successful implementation of inflation-related net pricing actions;

•	Optimized our portfolio, including the divestiture of our natural beverage and grains businesses and our private label dry pet food business;

•	Prioritized activities that supported our commitment to win in the marketplace, helping our employees focus on what matters most to the business; and

•	Continued to evolve our environmental, social, and governance (“ESG”) initiatives, reporting, and oversight, including our efforts with respect to inclusion, diversity, and equity.

Fiscal Year 2023

As we enter fiscal year 2023, we do so having made progress against our objectives in a dynamic environment. We are also well positioned thanks to the continued momentum of our brands and the progress we have made on our proven strategy. As always, our strongest and most important asset is our employees.

To focus our employees around clear objectives to deliver the business in fiscal year 2023, I’ve outlined the following priorities:

•	Nurture and invest in our culture;

•	Drive prioritization and best-in-class execution;

•	Improve profitability and cost discipline;

•	Transform our portfolio; and

•	Improve diversity and foster inclusion and equity.

I am confident in the strength of our strategy and vision and energized by the opportunity we have to achieve long-term, sustainable success.

Sincerely,

Mark T. Smucker | President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 17, 2022

*	Please see Appendix A for a reconciliation of financial measures presented under generally accepted accounting principles in the United States (“GAAP”) to non-GAAP financials measures.

This proxy statement and the 2022 Annual Report are available at www.proxyvote.com

July 7, 2022

Dear Fellow Shareholders,

Our fiscal year 2022 was a successful one thanks to the strong financial performance we delivered as well as our ability to maintain our commitment to responsible ESG practices.

Delivering on Our Purpose and Commitment to Thrive Together

We are inspired by our Purpose, Feeding Connections That Help Us Thrive – Life Tastes Better Together, and guided by our Thriving Together agenda, which allows us to sharpen our focus on the issues impacting the quality of life for people and pets, specifically around the need for Quality Food, Education, Equitable and Ethical Treatment, Community Resources, and a Healthier Planet.

Through this focused approach, we are able to maximize our resources to make the most meaningful impact in the areas we are best equipped to support. Highlights from this past year:

•	Supported access to nearly 17 million meals for people and pets in need;

•

Donated to humanitarian relief efforts, including support of those impacted by the conflict in Ukraine, augmenting our existing contributions to long-term partners such as the Red Cross and United Way;

•

Introduced our Advocate Alliance and Employee Resource Groups to support employees, encourage allyship, and provide further opportunities to play a greater role in encouraging necessary changes in society;

•

Announced new environmental impact benchmarks focused on climate action (including establishing greenhouse gas emissions goals developed using the Science-Based Targets Initiative protocol), responsible sourcing, operational excellence, and sustainable packaging; and

•

Served as founding sponsor of Opening Track, a music education program by the Boys & Girls Clubs of Northeast Ohio aimed at leveraging the unique value of music to encourage the growth and overall well-being of area children.

In addition to delivering results, we understand the importance of ensuring transparency to keep all stakeholders apprised of our progress against stated commitments. In support of this, we shared the latest Environmental, Social, and Governance Disclosure Report as part of our Corporate Impact Report and the Task Force on Climate Related Financial Disclosure Report.

Our Continued Journey to Realize Inclusion, Diversity, and Equity

Our Board remains passionately committed to supporting our Company’s journey on inclusion, diversity, and equity. In fiscal year 2022, we made progress while positioning the organization for further growth. Some notable highlights include:

•

Introduced our initial Employee Resource Groups, including Black Leadership and Ally Council; Pride Alliance; Community for Asians, Pacific Islanders and Allies; Greater Resources and Opportunities for Women; and Armed Forces Veterans and Allies;

•	Invested in enhancing our diversity recruiting practices to support more inclusive processes across the hiring experience; and

•	Distributed an Equal Employment Opportunities Report to provide greater transparency on the diversity of our current workforce.

Recent Board Activity

During fiscal year 2022, we announced the election of Jonathan E. Johnson III to our Board. Jonathan currently serves as the CEO for online retailer Overstock.com. He brings his extensive retail and ecommerce experience to the Board and has offered his counsel in support of our strategy, as well as the continued advancement of our digital capabilities, financial technology, and innovation.

Additionally, we have announced that Tim Smucker will be retiring from our Board and transitioning to a new non-director Chairman Emeritus role, as of August 17, 2022. In this role, Tim will continue to be invited to attend board meetings but will not participate in voting. We want to express our sincere appreciation for Tim’s dedicated service and leadership on the Board and as Co-Chief Executive Officer. His innumerable contributions have played a critical role in the Company we have become and provided a tremendous foundation for continued growth.

As a Board, we remain committed to keeping our shareholders informed. We understand that an ongoing and open line of communication on all matters is critical to your investment in the Company, including our operational and financial strategy, risk management, corporate responsibility, compliance, and ESG programs, and we are dedicated to ensuring you have knowledge of these efforts.

Thank you for your continued investment and support of our Company.

Sincerely,

Richard K. Smucker | Executive Chairman

NOTICE OF

2022 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME

Wednesday, August 17, 2022 | 12:00 p.m. Eastern Time

LIVE WEBCAST

www.virtualshareholdermeeting.com/SJM2022

The Annual Meeting of Shareholders of The J. M. Smucker Company (the “Company,” “we,” “us,” or “our”) will be held for the following purposes:

1	To elect as Directors the eleven nominees named in the proxy statement and recommended by the Board of Directors (the “Board”) whose term of office will expire in 2023;

2	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm (the “Independent Auditors”) for the 2023 fiscal year;

3	To approve, on a non-binding, advisory basis, the Company’s executive compensation as disclosed in these proxy materials;

4	To consider and adopt amendments to the Company’s Amended Articles of Incorporation (the “Articles”) to eliminate the time phased voting provisions and give all outstanding common shares one vote on matters properly submitted to our shareholders for their vote; and

5	To consider and act upon any other matter that may properly come before the annual meeting.

Shareholders of record at the close of business on June 21, 2022 are entitled to vote at the annual meeting. All shareholders are invited to attend the virtual annual meeting.

Jeannette L. Knudsen | Chief Legal and Compliance Officer and Secretary

Voting Methods:

VIA THE INTERNET	BY MAIL
Visit www.proxyvote.com	Complete, sign, date, and return
and follow instructions	the enclosed proxy card

BY TELEPHONE	LIVE
Call toll-free (U.S. or Canada)	By attending the virtual annual meeting
1-800-690-6903	and voting

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting.

2022 Annual Meeting of Shareholders

DATE AND TIME

Wednesday, August 17, 2022 | 12:00 p.m. Eastern Time

LIVE WEBCAST

www.virtualshareholdermeeting.com/SJM2022

WHO CAN VOTE

Shareholders of record at the close of business on June 21, 2022 are entitled to vote at the virtual annual meeting.

Voting Recommendations of the Board

Fiscal Year 2022 Performance Highlights

*

For a reconciliation of adjusted earnings per share and free cash flow, see Appendix A. For a description of how we calculate adjusted earnings per share and free cash flow, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2022 Annual Report on Form 10-K, which can be found on our website at investors.jmsmucker.com. Our fiscal year 2022 performance was one of the key factors in the compensation decisions for the fiscal year, as more specifically discussed in the Compensation Discussion and Analysis section of this proxy statement.

The J. M. Smucker Company	2022 Proxy Statement	1

PROXY SUMMARY

Director Nominees

The following table provides summary information about each of our Director nominees.

		Director Since	Professional Background	Board Committees			Other Public Company Boards
Name	Age			AC*	ECC†	NGCR‡
Susan E. Chapman-Hughes	53	2020	Former Executive Vice President and General Manager, Global Head of Digital Capabilities, Transformation, and Operations, Global Commercial Services American Express Company	—		—	• Toast, Inc.

Paul J. Dolan	63	2006	Chairman and Chief Executive Officer Cleveland Guardians	—		—	• Madison Square Garden Sports Corporation • Madison Square Garden Entertainment Corporation

Jay L. Henderson	66	2016	Retired Vice Chairman, Client Service PricewaterhouseCoopers LLP		—	—	• Illinois Tool Works Inc. • Northern Trust Corporation

Jonathan E. Johnson III	56	2022	Chief Executive Officer Overstock.com, Inc.	—	—		• Overstock.com, Inc.

Kirk L. Perry	55	2017	President and Chief Executive Officer Information Resources, Inc. (“IRI”)	—		—	• e.l.f. Beauty, Inc.

Sandra Pianalto	67	2014	Retired President and Chief Executive Officer Federal Reserve Bank of Cleveland		—	—	• Eaton Corporation plc • Prudential Financial Inc.

Alex Shumate	72	2009	Senior Partner and Ohio Strategic Relationship Partner Squire Patton Boggs (US) LLP	—	—

Mark T. Smucker	52	2009	President and Chief Executive Officer The J. M. Smucker Company	—	—	—	• Kimberly-Clark Corporation

Richard K. Smucker	74	1975	Executive Chairman The J. M. Smucker Company	—	—	—	—

Jodi L. Taylor	59	2020	Retired Chief Financial and Administrative Officer The Container Store Group, Inc.		—		• Mister Car Wash, Inc.

Dawn C. Willoughby	53	2017	Former Executive Vice President and Chief Operating Officer The Clorox Company	—	—		• TE Connectivity Ltd.

* Audit Committee         † Executive Compensation Committee         ‡ Nominating, Governance, and Corporate Responsibility Committee

Chair    Financial Expert    Independent Director    Lead Independent Director    Member

*

If all of the Director nominees are re-elected to the Board, the Board intends to appoint Susan E. Chapman-Hughes as the Chair of the Executive Compensation Committee (the “Compensation Committee”), Jodi L. Taylor as the Chair of the Audit Committee, and Dawn C. Willoughby as the Chair of the Nominating, Governance, and Corporate Responsibility Committee (the “Nominating Committee”). In addition, Jonathan E. Johnson III will be removed from the Nominating Committee and appointed to the Compensation Committee; Kirk L. Perry will be removed from the Compensation Committee and appointed to the Nominating Committee; and Jodi L. Taylor will be removed from the Nominating Committee.

2	The J. M. Smucker Company	2022 Proxy Statement

              PROXY SUMMARY

ESG AND CORPORATE RESPONSIBILITY

We believe success is driving business growth while helping those associated with our Company thrive. And, for more than 125 years, we have done just that. Our philosophy of corporate responsibility builds on the wisdom of our founder, Jerome Monroe Smucker, a deeply principled and forward-thinking man. For our Company, being responsible means doing the right thing for our consumers, customers, employees, suppliers, communities, and shareholders. Our commitment to being a good corporate citizen allows us to positively impact the lives of our employees and business partners, as well as the communities and planet we all share.

We are inspired by our Purpose, Finding Connections That Help Us Thrive – Life Tastes Better Together. And we deliver on that Purpose through the guidance of our Thriving Together agenda, which is focused on supporting:

Access to Quality Food

Access to Education

Making Connections to Community Resources

Promoting Equitable and Ethical Treatment for All

Supporting a Healthier Planet

Through this focused approach, we maximize our resources to make the most meaningful impact in the areas we are best equipped to support.

ESG Reporting

This year, we will issue our twelfth public report on the positive impact we are having on the environment, animals, consumers, employees, and our communities. In addition, last year, we published our second Environmental, Social, and Governance Disclosure Report, which provides an overview of our ESG initiatives and metrics, using the Sustainability Accounting Standards Board (SASB) Food & Beverage – Processed Foods and Non-Alcoholic Beverages industry standards. Throughout that report, we highlight how our ESG efforts support select United Nations Sustainable Development Goals. Earlier this year, we also issued our second Task Force on Climate-Related Financial Disclosures Report, which aligns with the recommendations set by the Task Force on Climate-Related Financial Disclosures (TCFD), and documents how we evaluate and manage climate-related risks and opportunities.

ESG Oversight

Our ESG journey has evolved over time to become more comprehensive across our business. Our Vice President, ESG, Deputy General Counsel, and Assistant Secretary (“Vice President of ESG”), has the highest level of direct responsibility for ESG matters within the Company and is the executive sponsor of our Sustainability Steering Committee, which was established in 2006. The Committee, which is chaired by our Director of Sustainability and is comprised of key leaders from various functional areas, leads our sustainability goalsetting efforts and monitoring of activities. Our Chief Legal and Compliance Officer and Secretary (“Chief Legal and Compliance Officer”) has the highest level of direct responsibility for governance, ethics, compliance, and enterprise risk management within the Company, and our Chief Financial Officer and Chief Strategy and International Officer provide additional leadership and guidance for enterprise risk management.

During fiscal year 2022, we continued to build and improve on our ESG efforts by expanding our ESG Governance Council, comprised of key leaders from various functional areas, which, together with certain members of our executive leadership team, is responsible for our evolving ESG strategy and efforts. Our Chief Legal and Compliance Officer and our Vice President of ESG, along with members of their teams who are on the ESG Governance Council, report on such activities to our executive leadership team, the Nominating Committee, and the Board, which in turn provide further direction on the prioritization of activities and resources. The Nominating Committee assists the full Board and oversees our ESG program. In addition, and as noted below, the Compensation Committee holds our Chief Executive Officer responsible for achieving our ESG objectives and, beginning in fiscal year 2022, all of our executive officers had 10% of their short-term incentive compensation based on the achievement of ESG objectives.

The J. M. Smucker Company	2022 Proxy Statement	3

PROXY SUMMARY

ESG Areas of Focus

Our ESG areas of focus include (i) environmental impact, (ii) employee impact, (iii) community impact, (iv) consumer impact, (v) supply chain impact, and (vi) governance and ethics.

Environmental Impact

We are committed to improving the environmental footprint of our operations. We integrate the principles of advancing resource conservation into our ESG practices through our focus on three elements of environmental stewardship – energy efficiency, water efficiency, and landfill avoidance. We have:

   Announced new environmental impact benchmarks focused on climate action (including establishing greenhouse gas emissions goals developed using the Science-Based Targets Initiative protocol), responsible sourcing, operational excellence, and sustainable packaging;

   Maintained our commitment to conservation practices in partnership with the World Wildlife Fund, National Fish and Wildlife Foundation, and Pollinator Partnership; and

   Continued to evaluate and implement more efficient production processes across our manufacturing footprint to support our environmental impact goals.

Employee Impact

We take proactive steps to ensure we meet our employees’ physical, emotional, and financial needs. Notably, we:

   Conduct an employee engagement survey every two to three years to provide an opportunity for open and confidential feedback from employees and to identify opportunities for improvement;

   Foster an environment of growth for our people and we support and challenge our employees to increase their knowledge, skills, and capabilities through all phases of their career;

   Provide market competitive pay and benefit programs which promote and foster the overall well-being of our employees, including introducing new benefits to help meet the evolving needs of our employees and their families;

   Ensure workforce health and safety through education and training, which is provided at all locations. These efforts resulted in our Company achieving a total recordable incident rate during 2022 that was three times below the national average; and

   Promote an inclusive culture and diverse workforce while leveraging our voice and position to promote societal equity. In support of these pillars, we have introduced our Advocate Alliance and our initial Employee Resource Groups to promote understanding, community, and allyship. In addition, we are implementing changes to our recruiting, hiring, and retention programs to improve diversity at all levels within our Company.

4	The J. M. Smucker Company	2022 Proxy Statement

              PROXY SUMMARY

Community Impact

We are passionate about being good citizens in the communities where we live and work. Through our many partnerships, we understand the needs and support required in our local communities and leverage these relationships to make the necessary connections to offer critical assistance to those in need. Notably, we:

   Collaborate with our partners, including Feeding America and Rescue Bank to help feed people and pets in need;

   Support community organizations, including the Red Cross and United Way, which provide critical disaster relief;

   Promote education and development through our work with several partners, including the LeBron James Family Foundation and its I PROMISE School, notably supplying the school’s on-site food pantry, donating to the school’s library, and developing the I PROMISE School’s J.M. Smucker Hometown Hall, a community gathering space; and

   Empower employee volunteerism and financial donations, including offering our Company Match program.

Consumer Impact

We make consumers’ lives better by delivering food people and pets love. We recognize the opportunity to serve consumers is earned and we are honored nearly 90% of U.S. homes have a Smucker product in their pantries. While proud of this distinction, we are focused on our commitment to earn their trust every day and with every product. We realized this by:

   Producing safe, quality food through our experienced Quality Assurance team in partnership with our Operations, Supply Chain, Procurement, Commodities, and Contract Manufacturing teams;

   Maintaining a commitment to responsible marketing practices, including substantiating claims and not leveraging any media channel primarily targeting children 13 and under; and

   Helping ensure consumers have an understanding of the ingredients in our products through our labeling and brand web sites.

Supply Chain Impact

We are committed to ensuring the sustainability of our supply chain while supporting those connected to it by strategically investing in our suppliers’ ability to continuously deliver the quality ingredients used in our products. This supports livelihoods for our suppliers and their families, while ensuring we meet our expectation of ethical and responsible sourcing. This is realized by:

   Communicating our expectations with regard to labor practices and human rights, business integrity, responsible environmental practices, and reporting and enforcement standards through our Global Supplier Code of Conduct;

   Reinforcing our Animal Welfare Policy to reflect our commitment to not conduct or sponsor any harmful animal testing, our expectations for the humane treatment of animals in our supply chain, and our efforts to improve the lives of, and relationships with, our pets in the United States and Canada; and

   Steadily expanding our Global Responsible Sourcing Program to drive positive impact across the supply chain through enhanced collaboration including streamlining processes, engaging internal and external stakeholders, and launching a training module available to all suppliers.

The J. M. Smucker Company	2022 Proxy Statement	5

PROXY SUMMARY

Governance and Ethics

We place a strong focus on our governance practices and continually evaluate them, taking into consideration evolving expectations and the perspectives of our shareholders. Our Board operates with transparency and integrity as it oversees corporate governance practices that align with the interests of our shareholders.

Board Makeup

We consider the skills and expertise of our Directors, along with our Board makeup, to ensure we have the right individuals to fulfill the Board’s responsibilities of strategic oversight, succession planning, compliance oversight, ESG oversight, and risk management. We regularly consider new Director candidates, and we utilize the assistance of an external search firm to identify new potential candidates. In developing our Director criteria, we considered feedback from our Board and management, input from key external advisors, and interviews with our investors conducted by an external third party. In fiscal year 2021, we nominated two new Directors who have brought strong expertise and insights in the areas of finance, sales, strategy, digital technology, human resources, operations, and ESG matters. In fiscal year 2022, we elected a new Director who has extensive retail and ecommerce experience. We look forward to his contributions in support of our strategy, as well as the continued advancement of our digital capabilities, financial technology, and innovation. We believe that it is important to maintain the continuity of our Board by retaining long-tenured Directors, while also adding new Directors who provide new insights and bring different expertise and experiences to the Board. Although Timothy P. Smucker will be retiring from the Board on August 17, 2022, we decided not to nominate a replacement and instead reduce the size of the Board to 11 Directors. Mark T. Smucker and his leadership team are highly qualified to execute our strategy and to continue our Company’s long history of generating attractive returns for our shareholders, and our Directors will help to support these efforts and provide guidance based on their deep knowledge of our Company and its strategic vision, product categories, innovation platforms, risks, and opportunities.

We also believe that periodic rotations of our Directors are important. Since 2017, we have added five new Directors to our Board. We will continue to consider the appropriate timing for Director rotations to ensure we have the appropriate mix of skills based on our strategic goals and challenges, and to ensure we maintain a diverse Board in regard to expertise, gender, race, ethnicity, sexual orientation, gender identity, age, and cultural and other backgrounds because a strong, diverse Board provides differing perspectives that yield better decisions.

Following the annual meeting:

BOARD SIZE
11 Directors Since 2022
BOARD REFRESHMENT
5 new Directors Since 2017
BOARD DIVERSITY
4 of 11 are women 2 of 11 are racially or ethnically diverse
BOARD INDEPENDENCE
9 of 11 are independent

To facilitate our Director succession planning, in August 2022, we will rotate and appoint new Committee members and chairs for the Audit Committee, Compensation Committee, and Nominating Committee (collectively, the “Committees”). During fiscal year 2023, each independent Director will sit on only one Committee. We are focused on orienting new Committee members appropriately for their roles, and we will continue to provide ongoing education sessions for all our Directors.

6	The J. M. Smucker Company	2022 Proxy Statement

             PROXY SUMMARY

We consider the ratio between independent and non-independent Directors and will have nine independent Directors and two non-independent Directors if our current Director nominees are elected. Since 2015, we have reduced the number of non-independent Directors from five members to two members. The two non-independent Directors are both Smucker family members, and we believe that including Smucker family members strengthens our Board because of their deep knowledge of the Company, their commitment to the Company and our Basic Beliefs of Quality, People, Ethics, Growth, and Independence (our “Basic Beliefs”), their passion for ensuring continued growth for the Company bearing their name, and their vested interest.

Risk Management

Our Company has always understood the importance of having strong compliance and enterprise risk management practices to protect our business and employees. In fact, Ethics is one of our Basic Beliefs and is core to our culture. Over the past several years, we have taken a more formal approach to managing these two important areas and have expanded the compliance and enterprise risk functions to bring additional focus and visibility to our management and the Board. These functions report to the Chief Legal and Compliance Officer, and the Chief Financial Officer and the Chief Strategy and International Officer provide additional leadership and guidance for the enterprise risk function. We believe that these leaders have the appropriate expertise and visibility within the organization to best develop and execute these programs, and such individuals have strong relationships and trust with, as well as direct access to, our Board. Our Enterprise Risk Committee, which is comprised of our executive leadership team, has completed its annual assessment of our enterprise risks, led by our enterprise risk team with input from leadership and numerous cross-functional teams. Leaders within our organization have been assigned responsibility for each key risk identified, and we have developed a system for monitoring and reporting these risks to the Board and its Committees. Each Committee is assigned responsibility for specific risks, which we have outlined in our Committee charters and which are further described in this proxy statement.

OUR KEY GOVERNANCE PRACTICES

   Adopted proxy access

   No poison pill

   Annual election of all Directors

   Majority voting standard for all Directors

   No cumulative voting for election of Directors

   Appointment of Lead Independent Director

   Strong Board diversity and refreshment

   Regular rotation of Committee chairs and members

   Annual Board and Committee self-assessment evaluations

   Executive sessions of independent Directors are scheduled at the end of each regular Board and Committee meeting

   Directors have complete access to management

   Strategic, business, financial, and compliance reviews provided at every Board meeting and enterprise risks reviewed regularly

   Annual advisory vote on executive compensation

   Independent compensation consultant

   Annual peer group compensation market assessment

   Annual compensation risk assessment

   Clawback policy

   Director and executive officer stock ownership guidelines

   No hedging and no pledging stock policies

To learn more, we invite you to read about our ESG efforts on our website at www.jmsmucker.com

The J. M. Smucker Company	2022 Proxy Statement	7

PROXY SUMMARY

Our People and Culture

We believe our approximately 6,700 employees are our most important asset. Our founder, Jerome Monroe Smucker, established a culture that puts people at the core of everything we do. Preserving the essence of that culture and ensuring the well-being of our employees remains a critical business priority and responsibility of the Board. Our Basic Beliefs include fair treatment of employees, personal responsibility within the organization, and an inclusive environment and diverse organization that strengthens our Company and enables all employees to reach their full potential. The Board’s role includes ensuring that we continue to implement these beliefs, which support the growth, safety, and well-being of our employees and are essential to driving a successful and sustainable business.

We Value Your Feedback

As we head further into fiscal year 2023, one of the Board’s key areas of focus is an increased level of direct engagement with our shareholders. We understand that an ongoing and open line of communication on all matters is critical to your investment in the Company, including our operational and financial strategy, compliance and risk management, corporate responsibility, and ESG programs. We encourage you to share your views with us.

If you would like to write to us, you may do so by addressing your correspondence to:

Corporate Secretary The J. M. Smucker Company One Strawberry Lane Orrville, Ohio 44667	You can also call our Shareholder Services number at 330-684-3838.

Our Basic Beliefs include fair treatment of employees, personal responsibility within the organization, and an inclusive environment and diverse organization that strengthens our Company and enables all employees to reach their full potential.

8	The J. M. Smucker Company	2022 Proxy Statement

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 17, 2022

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines (the “Guidelines”) are designed to formalize the Board’s role and to confirm its independence from management and its role of aligning management and Board interests with the interests of shareholders. The Guidelines provide in pertinent part that:

A majority of Directors will be independent, as set forth under the rules of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”), and as further set forth in the Guidelines;

All members of the Committees will be independent, and there will be at least three members on each of the Committees;

All members of the Committees and the chairs of the Committees will be appointed by the Board on the recommendation of the Nominating Committee, and the Board intends to rotate the chairs of the Committees every five years;

The independent Directors will meet in executive session on a regular basis in conjunction with regularly scheduled meetings of the Board and the Committees, and such meetings will be chaired by a lead independent director (in such role, the “Lead Independent Director”), who will be selected by the independent Directors with input from the Executive Chairman and the Chief Executive Officer;

The Lead Independent Director will coordinate the activities of the other independent Directors and perform such other duties and responsibilities as the Board may determine, including those set forth below under the heading “Executive Sessions and Lead Independent Director”;

The Board and each of the Committees will conduct an annual self-evaluation;

All non-employee Directors will own a minimum amount of the Company’s common shares as established in our Stock Ownership Guidelines for Directors and Officers, which currently require that non-employee Directors own common shares with a value of no less than five times the annual cash retainer paid to each non-employee Director and that each non-employee Director should strive to attain this ownership threshold within five years of joining the Board;

Each Director will attend at least 75% of all regular and special meetings of the Board;

Absent specific action by the Board, Directors will not be eligible for nomination after reaching 75 years of age;

Each Director will advise the Executive Chairman and the Lead Independent Director in advance of accepting an invitation to serve on the board of another public company to allow for a review of any potential conflicts or other concerns;

Each Director will advise the Nominating Committee, and offer to resign, if his or her primary professional position or responsibility materially changes to provide the Board an opportunity to review the qualifications of the Director;

No Director will serve concurrently on more than three public company boards, including that of the Company, without prior, unanimous consent of the Board;

The Nominating Committee and the Board will consider a Director’s length of tenure when reviewing Board composition and will seek to maintain an overall balance of experience and continuity, along with fresh perspectives. The Board does not have a Director tenure limit but will consider the impact of a Director’s tenure after he or she has served on the Board for more than 15 years; and

The J. M. Smucker Company	2022 Proxy Statement	9

CORPORATE GOVERNANCE

The Corporate Secretary will provide all newly-elected Directors with materials and training in our Director orientation program and will also provide such additional Director training and orientation as appropriate and in accordance with our Board Education Policy.

The Guidelines are posted on our website at www.jmsmucker.com. A copy of the Guidelines is available free of charge to any shareholder who submits a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Shareholder Recommendations for Director Nominees

The Nominating Committee is responsible for identifying, evaluating, and recommending qualified candidates to the Board for nomination. The Nominating Committee considers all suggestions for membership on the Board, including nominations made by our shareholders, and all candidates are evaluated consistent with our policy of nondiscrimination. Shareholders’ nominations for Directors must be made in writing and include the nominee’s written consent to the nomination and detailed background information sufficient for the Nominating Committee to evaluate the nominee’s qualifications. Nominations should be submitted to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Corporate Secretary will then forward nominations to the Chair of the Nominating Committee. All recommendations must include qualifications that meet, at a minimum, the following criteria:

Director candidates must be committed to our culture and our Basic Beliefs and will be individuals of integrity, intelligence, and strength of character having a balance of skills, knowledge, diversity, background, and experience beneficial to the Company;

Independent Director candidates must meet the independence requirements set forth below under the heading “Director Independence;”

Independent Director candidates must be able to effectively carry out responsibilities of oversight of our strategy, ESG, compliance, and risks;

Director candidates should have either significant experience in a senior executive role with a major business organization or relevant experience from other professional backgrounds;

Director candidates should have a working knowledge of ESG issues and the changing role of boards;

Director candidates should have a firm commitment to attend and participate in Board meetings and related Board activities;

Director candidates should not have any affiliations or relationships with competitive businesses or organizations or other activities, in each case which could lead to a real or perceived conflict of interest; and

Director candidates should not serve on more than three public company boards, including that of the Company, at any one time without prior, unanimous consent of the Board.

10	The J. M. Smucker Company	2022 Proxy Statement

CORPORATE GOVERNANCE

Board Diversity

We greatly value diversity and the varying perspectives and experiences that emerge from a diverse group of people, and the Board and the Nominating Committee believe the value of diversity extends to the boardroom and that diversity strengthens the composition of the Board. Therefore, the Board and the Nominating Committee seek to consider a diverse group of experiences, characteristics, attributes, and skills, including diversity in gender, race, ethnicity, age, sexual orientation, gender identity, and cultural and other backgrounds, in considering potential Director candidates and individual Director qualifications. To further this goal, the Nominating Committee recently amended its Charter to specify that the Nominating Committee is committed to seeking out qualified diverse candidates who meet the applicable search criteria, including women and minority candidates, to include in the pools from which nominees for the Board are considered, invited for interviews, and ultimately offered the opportunity to be appointed to the Board or stand for election to the Board. In the event a third-party search firm is engaged for a particular Director search, the Nominating Committee would expect, and would plan to instruct, such firm to include diverse individuals, including as to gender, race, ethnicity, sexual orientation, and gender identity, meeting the search criteria in the initial pool or lists of potential Director candidates submitted to the Nominating Committee for consideration. Diversity is important because a variety of viewpoints contribute to a more effective decision-making process. The Nominating Committee and the Board also consider the composition of the Board as a whole in evaluating whether a particular individual should serve on the Board, as the Board seeks to comprise itself of members who, collectively, possess a range of relevant skills, experience, and expertise. The below graphs summarize the tenure, age, gender, and racial or ethnic diversity breakdown of our Director nominees:

The J. M. Smucker Company	2022 Proxy Statement	11

CORPORATE GOVERNANCE

Experience, Qualifications, Attributes, Skills, and Diversity of Director Nominees

As mentioned above, in considering each Director nominee and the composition of the Board as a whole, the Nominating Committee looks for a diverse group of experiences, characteristics, attributes, and skills that relate directly to our management and operations. Success in specific categories is a key factor in our overall operational success and creating shareholder value. The Nominating Committee believes that Directors who possess some or all of the following experiences, characteristics, attributes, and skills are better able to provide oversight of our management and long-term and strategic objectives.

Adherence to the Company’s Basic Beliefs

We seek Directors who understand, and are committed to, our Basic Beliefs. These Basic Beliefs are our values and principles that serve as guideposts for decisions at every level of the Company and cultivate a culture of commitment to each other and to our constituents. Further information regarding our Basic Beliefs can be found on our website at www.jmsmucker.com.

Leadership Experience

We seek Directors who have significant leadership experience, either in a senior executive role with a major business organization or relevant experience from other professional backgrounds. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the Company. They also demonstrate a practical understanding of organizations, processes, strategy, risk management, compliance, and the methods to drive change and growth. People with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

Independence	We require that a majority of our Directors satisfy the independence requirements of the NYSE and the SEC.
Finance Experience

We believe that it is important for Directors to understand finance and financial reporting processes. Accurate financial reporting is critical to our success and reputation. We seek to have at least two independent Directors who qualify as “audit committee financial experts,” within the meaning of Regulation S-K promulgated by the SEC (“Regulation S-K”), particularly for service on the Audit Committee. We expect all of our Directors to be financially knowledgeable.

Public Company Board Experience

We seek Directors who have experience serving on the boards of other large, publicly traded companies and who have knowledge with respect to public company board governance issues. This experience prepares the Directors to fulfil the Board’s responsibilities of overseeing our business and providing insight and guidance to management.

Environmental, Social, and Governance Experience	We seek Directors who have knowledge of and experience with ESG initiatives to help inform us on best practices and assist us in establishing goals and delivering against those goals.
Operations Experience in Consumer Goods

We seek Directors with relevant general management or operations experience in the consumer goods industry. We believe that it is important for Directors to have experience in new and expanding businesses, customer segments, and geographies.

Human Capital Management Experience

We seek Directors with relevant human capital management experience, including with respect to matters such as inclusion, diversity, and equity, workplace environment and culture, compensation practices, and talent development and retention.

Diversity

We greatly value diversity and the varying perspectives and experiences that emerge from a diverse group of people. Because of this, we believe diversity in our Board is important, including, for example, with respect to their gender, race, ethnicity, age, sexual orientation, gender identity, and cultural and other backgrounds.

Marketing, Digital, Innovation, or Public Relations Experience	As a manufacturer and marketer of branded food products, we seek Directors who have a diverse range of marketing, digital, innovation, or public relations experience.
Mergers and Acquisitions Experience	We have been, and believe we will continue to be, active in acquiring other companies that fit our strategy and, therefore, seek Directors with relevant mergers and acquisitions experience.

12	The J. M. Smucker Company	2022 Proxy Statement

CORPORATE GOVERNANCE

The Board believes that all of the Directors are highly qualified and have specific employment and leadership experiences, qualifications, and skills that qualify them for service on the Board. The specific experiences, qualifications, and skills that the Board considered in determining that each such person should serve as a Director are included in their individual biographies and also summarized further in the following table:

Director Qualifications and Experience

Knowledge, Skills, and Experience

Adherence to the Company’s Basic Beliefs	●	●	●	●	●	●	●	●	●	●	●

Leadership Experience	●	●	●	●	●	●	●	●	●	●	●

Independence	●	●	●	●	●	●	●			●	●

Finance Experience	●	●	●	●	●	●	●	●	●	●	●

Public Company Board Experience	●	●	●	●	●	●	●	●	●		●

Environmental, Social, and Governance Experience	●			●			●	●	●	●	●

Operations Experience in Consumer Goods				●	●			●	●	●	●

Human Capital Management Experience	●	●	●	●	●	●	●	●	●	●	●

Diversity	●					●	●			●	●

Marketing, Digital, Innovation, or Public Relations Experience	●	●	●	●	●		●	●	●	●	●

Mergers and Acquisition Experience	●		●	●	●		●	●	●	●	●

Demographics

Race/Ethnicity

Black or African American	●						●

American Indian or Alaska Native

Asian

White		●	●	●	●	●		●	●	●	●

Native Hawaiian or Other Pacific Islander

Hispanic or Latino

Gender

Male		●	●	●	●		●	●	●

Female	●					●				●	●

The J. M. Smucker Company	2022 Proxy Statement	13

CORPORATE GOVERNANCE

Director Resignation Policy

In connection with the adoption of a majority voting standard for uncontested elections of Directors, the Board adopted a Director resignation policy to address the situation in which one or more incumbent Directors fail to receive the required majority vote for re-election in an uncontested election. Under Ohio law, an incumbent Director who is not re-elected would remain in office as a “holdover” Director until his or her successor is elected. This Director resignation policy provides that an incumbent Director who is not re-elected with more “for” votes than “against” votes in an uncontested election will be expected to tender to the Board his or her resignation as a Director promptly following the certification of the election results. The Nominating Committee would then consider each tendered resignation and recommend to the Board whether to accept or reject each such tendered resignation. The Board would act on each tendered resignation, taking into account its fiduciary duties to the Company and our shareholders and the Nominating Committee’s recommendation, within 90 days following the certification of the election results. The Nominating Committee, in making its recommendation, and the Board in making its decision, may consider any factors or other information with respect to any tendered resignation that they consider appropriate, including, without limitation:

The stated reason for such Director’s failure to receive the approval of a majority of votes cast;

The percentage of votes cast against such Director; and

The performance of such Director.

Following the Nominating Committee’s recommendation and the Board’s decision, the Board will promptly and publicly disclose its decision whether to accept or reject each tendered resignation and, if applicable, the reasons for rejecting a tendered resignation. If a Director’s tendered resignation is rejected, he or she would continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. If a Director’s tendered resignation is accepted, then the Board would have the sole discretion to fill any resulting vacancy or decrease the number of Directors, in each case pursuant to the provisions of and to the extent permitted by the Company’s Amended Regulations (the “Regulations”). Any Director who tenders his or her resignation pursuant to this policy would abstain from providing input or voting on the Nominating Committee’s recommendation or the Board’s action regarding whether to accept or reject the tendered resignation. While this description reflects the terms of the Board’s current Director resignation policy, the Board retains the power to amend and administer the policy as the Board, in its sole discretion, determines is appropriate. The Director resignation policy is posted on our website at www.jmsmucker.com and a copy will be provided free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Director Independence

We require that a majority of our Directors be “independent” as defined by the rules of the NYSE and the SEC. We may, in the future, amend the Guidelines to establish such additional criteria as the Board determines to be appropriate. The Board makes a determination as to the independence of each Director on an annual basis. The Board has determined that the following nine non-employee Directors are independent Directors: Susan E. Chapman-Hughes, Paul J. Dolan, Jay L. Henderson, Jonathan E. Johnson III, Kirk L. Perry, Sandra Pianalto, Alex Shumate, Jodi L. Taylor, and Dawn C. Willoughby.

In general, “independent” means that a Director has no material relationship with us or any of our subsidiaries. The existence of a material relationship is determined upon a review of all relevant facts and circumstances and, generally, is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from our management.

The Board considers the issue of materiality from the standpoint of the persons or organizations with which the Director has an affiliation, as well as from the standpoint of the Director.

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CORPORATE GOVERNANCE

The following standards will be applied by the Board in determining whether individual Directors qualify as “independent” under the rules of the NYSE and the SEC. To the extent that these standards are more stringent than the rules of the NYSE or the SEC, such standards will apply. References to the Company include our consolidated subsidiaries.

No Director will be qualified as independent unless the Board affirmatively determines that the Director has no material relationship with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. We will disclose these affirmative determinations on an annual basis.

No Director who is a former employee of ours can be deemed independent until three years after the end of his or her employment relationship with us.

No Director whose immediate family member is a former executive officer of the Company can be deemed independent until three years after the end of such executive officer’s relationship with us.

No Director who receives, or whose immediate family member receives, more than $120,000 in direct compensation from the Company in any twelve-month period within the past three years, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be deemed independent.

No Director can be deemed independent if the Director (i) is a current partner or employee of a firm that is our internal or external auditor; (ii) has an immediate family member who is a current partner of such a firm; (iii) has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) was, or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time.

No Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executive officers serve on that company’s compensation committee can be independent until three years after the end of such service or employment relationship.

No Director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company (excluding charitable organizations) that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues can be deemed independent until three years after falling below such threshold.

No Director can be deemed independent if we have made charitable contributions to any charitable organization in which such Director serves as an executive officer if, within the preceding three years, contributions by us to such charitable organization in any single fiscal year of such charitable organization exceeded the greater of $1,000,000 or 2% of such charitable organization’s consolidated gross revenues.

In its review and application of the criteria used to determine independence, the Board considered the fact that we do business with organizations directly or indirectly affiliated with Paul J. Dolan and Kirk L. Perry, and affirmatively determined that the amounts paid to the entities affiliated with these individuals do not meet the threshold which would create an issue under the standards for determining independence.

The value of advertising and promotional activities sponsored with the Cleveland Guardians organization, of which Mr. Dolan is the Chairman and Chief Executive Officer, in fiscal year 2022 was approximately $0.4 million and does not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the Cleveland Guardians.

The value of advertising services provided to us by Google LLC, a wholly-owned subsidiary of Alphabet Inc. (“Google”), of which Kirk L. Perry was the President, Brand Solutions until May 14, 2021, was approximately $7.3 million for the first quarter of fiscal year 2022 (i.e., the quarter during which Mr. Perry was an officer of Google) and does not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of Google.

The J. M. Smucker Company	2022 Proxy Statement	15

CORPORATE GOVERNANCE

The value of consumer data, analytics, and insights services provided to us by IRI, of which Kirk L. Perry is the President and Chief Executive Officer, in fiscal year 2022 was approximately $11.1 million and does not exceed the greater of $1,000,000 or 2% of consolidated gross revenues of IRI.

Structure of the Board of Directors

Chair of the Board and Chief Executive Officer as Directors

The Regulations provide that one person may hold the positions of Chair of the Board and Chief Executive Officer. However, our Chair of the Board and Chief Executive Officer roles are currently held by different individuals. In addition, a majority of our Directors are independent, and the Board has a Lead Independent Director. Richard K. Smucker, our former Chief Executive Officer, currently serves as Executive Chairman. Effective August 17, 2022, Richard K. Smucker will retire as Executive Chairman, and Mark T. Smucker will serve as both Chief Executive Officer and Chair of the Board. The Board believes that a current or former Chief Executive Officer is best situated to serve as Chair of the Board, because he is one of the Directors most familiar with our business and industry. The Board also believes that having a current or former Chief Executive Officer serve as Chair of the Board provides an efficient and effective leadership model for us by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The Board’s independent Directors bring experience, oversight, and expertise from outside the Company and industry, while the Chair of the Board and the Chief Executive Officer bring Company and industry-specific experience and expertise. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of its strategy once it is developed. The Board believes that its current management structure, together with independent Directors having the duties described above and the Lead Independent Director having the duties described below, is in the best interests of shareholders because it strikes an appropriate balance for us; with a current or former Chief Executive Officer serving as Chair of the Board, there is unified leadership and a focus on strategic development and execution, while the independent Directors help assure independent oversight of management.

Chairman Emeritus

Any member of the Smucker family who has previously served in the role of Chair of the Board may be appointed by the Board as a non-director Chairman Emeritus at such time as such individual ceases to be a member of the Board. The purpose of the Chairman Emeritus position is to permit the Company to continue to benefit from the participation and input of the Chairman Emeritus after such person has ceased to be a Director and to permit the Chairman Emeritus to provide such participation and input to the Company and the Board. The term of a Chairman Emeritus will be one year from appointment, renewable annually by the Board, provided that the term of a Chairman Emeritus will not be renewed beyond the expiration of the term during which the Chairman Emeritus reaches the age of 80. Subject to any different determinations of the Board, a Chairman Emeritus:

Will receive notice of and may participate in Board meetings, but will generally not attend Board sessions that are limited to independent Directors only;

May be invited to attend and participate in Committee meetings as determined by the Board or the applicable Committee, but will generally not attend Committee sessions that are limited to independent Directors only;

Will not be entitled to vote and will not be counted for quorum purposes at Board or Committee meetings;

To the extent requested by the Company or the Board and agreed to by the Chairman Emeritus, will act as an advisor to the Company, including (i) participating in Company communications, (ii) participating in Company meetings, (iii) serving as a spokesperson with external constituents, and (iv) serving as an advisor to the Chief Executive Officer; and

Will provide such other advice and services and engage in such other activities as may be agreed between the Board and the Chairman Emeritus.

16	The J. M. Smucker Company	2022 Proxy Statement

CORPORATE GOVERNANCE

A Chairman Emeritus will be entitled to reimbursement of expenses incurred in connection with service in the role of Chairman Emeritus and to indemnification and insurance in connection with such service. Any additional compensation or other perquisites will be as determined by the Board. A Chairman Emeritus will remain subject to Section 16 reporting requirements, the Company’s Code of Conduct (as defined below) and Insider Trading and Disclosure Policy, and the confidentiality and similar obligations applicable to a Director of the Company but will not be considered a Director or officer of the Company under the Company’s Articles or Regulations, under the Ohio General Corporation Law, or otherwise. Following the end of his or her final term, a Chairman Emeritus may retain the title of Chairman Emeritus as an honorific, without any rights, responsibilities, or obligations attaching thereto. However, at the request of the Chief Executive Officer and upon mutual agreement, a Chairman Emeritus may engage in activities to enhance and support the culture of the Company and its constituents. Following Timothy P. Smucker’s retirement as a Director of the Company on August 17, 2022, the Board will appoint him as a Chairman Emeritus.

Board’s Role in Risk Oversight

Risk is inherent in any business, and our management is responsible for the day-to-day management of risks that we face. The Board, on the other hand, has responsibility for the oversight of risk management. In that role, the Board has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. The Board meets regularly with senior management, including executive officers, to discuss strategy and risks facing the Company, including new and potentially disruptive risks such as those posed by the novel coronavirus (“COVID-19”) pandemic, supply chain disruptions, and the recent conflict between Russia and Ukraine. Senior management attends the Board’s quarterly meetings, as well as Committee meetings, to address any questions or concerns raised by the Board on risk management and any other matters. The Company’s Chief Legal and Compliance Officer manages the Company’s compliance function and, along with the Chief Financial Officer and the Chief Strategy and International Officer, oversees the enterprise risk function, chairs the Risk Management Committee, attends all Board and Committee meetings that do not overlap, and provides periodic updates on risks and compliance issues facing the Company and the industry. Each quarter, the Board receives presentations from senior management on business operations, financial results, and strategic, risk, and compliance issues. In addition, senior management holds regular strategic planning sessions to discuss strategies, key challenges, and risks and opportunities for the Company. Senior management then reviews the results of each strategic planning session with the Board.

The Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to management of major financial risk exposures, including in the areas of financial reporting, internal controls, hedging strategies, cybersecurity, and reviewing potential conflicts of interest. Risk assessment reports are regularly provided by management, our internal auditors, and compliance professionals to the Audit Committee. In particular, the Audit Committee receives an update on cybersecurity matters at each regularly scheduled meeting and reports to the Board on key activities. The Board also receives an update on cybersecurity matters at least once a year. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s human capital management and compensation policies and programs, including overseeing the Company’s compensation-related risk assessment described further below in this proxy statement and developing stock ownership and clawback guidelines for our executive officers. The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure, succession planning for Directors and executive officers, and corporate governance, including monitoring corporate governance issues, overseeing the Company’s ESG processes, policies, commitments, and activities, and developing Director evaluations for the Board and the Committees. The Risk Management Committee, along with members from various functions across the Company, meets quarterly to review enterprise risk issues, including top risk activities and changes, emerging risks, risk mitigation activities, and program maturity.

The J. M. Smucker Company	2022 Proxy Statement	17

CORPORATE GOVERNANCE

All Committees report back to the full Board at Board meetings as to the Committee’s activities and matters discussed and reviewed at the Committee’s meeting. In addition, the Board is encouraged to participate in internal and external Director education courses as described further in our Board Education Policy, to keep apprised of current issues, including areas of risk. External advisors also periodically present to the Board and the Committees on risks impacting the Company and the food industry.

Communications with the Board

Shareholders and others who wish to communicate with members of the Board as a group, with non-employee Directors as a group, or with individual Directors, may do so by writing to the following address:

The J. M. Smucker Company

c/o Corporate Secretary

One Strawberry Lane

Orrville, Ohio 44667

The Directors have requested that the Corporate Secretary act as their agent in processing any communications received. All communications that relate to matters within the scope of responsibilities of the Board and its Committees will be forwarded to the appropriate Directors. Communications relating to matters within the responsibility of one of the Committees will be forwarded to the Chair of the appropriate Committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibility and will be forwarded to the appropriate executive officer at the Company. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

Commitment to Integrity: Our Code

Ethics is one of our Basic Beliefs and is fundamental to our business. We emphasize that ethical conduct is vital to ensure successful, sustained business and business relationships. Our Commitment to Integrity: Our Code (the “Code of Conduct”) is an extension of our long-standing principles and values. It applies to our employees and Directors. The Code of Conduct is a resource which guides daily conduct in the workplace, and employees are expected to reference it frequently. The Code of Conduct outlines our expectations across numerous areas and situations in which ethical choices might be necessary, such as creating a positive work environment; embracing inclusion, diversity, and equity; engaging with customers, suppliers, and competitors; handling confidential information and conflicts of interest; the exchange of gifts, meals, and entertainment; avoiding bribery and corruption and insider trading; our commitment to community, including ESG matters and philanthropic activities; and rules regarding food safety, advertising, and product labeling. Employees and Directors are required to review and acknowledge the Code of Conduct on an annual basis and receive training at least once every three years. Additionally, employees receive annual compliance training on key topics throughout the year.

Any amendments of the Code of Conduct and any waivers of the Code of Conduct for or on behalf of any Director, executive officer, or senior financial officer of the Company must be approved by the Board or by a Committee of the Board to which authority to issue such waivers has been delegated by the Board. Any amendments or waivers of the Code of Conduct will be promptly disclosed to the public, as required by applicable law, and will be disclosed on our website at www.jmsmucker.com. Waivers of the Code of Conduct for any other employee may be made only by an authorized officer of the Company. As of the date of this proxy statement, there have been no such waivers.

The Code of Conduct is posted on our website at www.jmsmucker.com and a copy will be provided free of charge to any shareholder submitting a written request to: Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

18	The J. M. Smucker Company	2022 Proxy Statement

CORPORATE GOVERNANCE

Procedures for Reporting Ethical, Accounting, Auditing, and Financial Related Issues

The Board has established procedures for employees to report violations of the Code of Conduct or complaints regarding accounting, auditing, and financial-related matters to their manager or supervisor, to the Chief Legal and Compliance Officer, or directly to the Audit Committee. Reports to the Chief Legal and Compliance Officer may be made in writing, by telephone, in person, or may be submitted anonymously through the Company’s Integrity Portal, which is managed by an independent third-party service provider and is available 24 hours a day, seven days a week, in multiple languages, and can be accessed via phone or through the Internet at JMSIntegrity.com. Specifically, via phone in the U.S. and Canada, employees or concerned individuals can call toll-free 1-844-319-9352; in other countries, employees or concerned individuals can access the applicable country number at JMSIntegrity.com. We forbid retaliation, or threats of retaliation, against our employees who, in good faith, report violations of the Code of Conduct.

The J. M. Smucker Company	2022 Proxy Statement	19

ELECTION OF DIRECTORS

(Proposal 1 on the proxy card)

The Board currently has 12 Directors, but Timothy P. Smucker will not be up for re-election when his current term expires on August 17, 2022. Effective on that date, the number of Directors will be set at 11 pursuant to the Regulations, and all remaining Directors will be up for election at this annual meeting to hold office for a term of one year. Unless instructed otherwise, the proxies intend to vote FOR the election of these nominees.

After many years of distinguished service, Timothy P. Smucker will be retiring from the Board on August 17, 2022, at the expiration of his current term. We appreciate Mr. Smucker’s years of service as both an officer and Director and thank him for his leadership and innumerable contributions, which have played a critical role in the Company we have become and provided a tremendous foundation for continued growth.

Each nominee has agreed to serve if elected. If any nominee declines, is unable to accept such nomination, or is unable to serve (an event which is not expected), the Board reserves the right in its discretion to substitute another person or nominee or to reduce the number of nominees. In this event, the proxy, with respect to such nominee or nominees, will be voted for such other person or persons as the Board may recommend.

The members of the Board, including those who are listed in this proxy statement as nominees for election, with information about each of them based on data furnished to us by these persons as of July 7, 2022, are as follows:

Nominees for Election as Directors Whose Proposed Terms Would Expire at the 2023 Annual Meeting

SUSAN E. CHAPMAN- HUGHES Age: 53 Director Since: 2020 Committee: Compensation

Professional Experience

Ms. Chapman-Hughes was the Executive Vice President and General Manager, Global Head of Digital Capabilities, Transformation, and Operations, Global Commercial Services of American Express Company, a financial services corporation, from February 2018 to February 2021. Prior to this role, Ms. Chapman-Hughes served in several Senior Vice President level positions since joining American Express Company in 2010, including Senior Vice President, US Large Market, Global Corporate Payments from December 2014 through February 2018; Senior Vice President, US Account Development, Global Corporate Payments from November 2013 through December 2014; and Senior Vice President, Global Real Estate and Workplace Enablement from July 2010 through November 2013. Ms. Chapman-Hughes also served as the Global Chief Administrative Officer and Head of Operations and Strategy, Citi Realty Services for Citigroup, Inc. from 2004 through 2010. In addition, Ms. Chapman-Hughes has been a director of Toast, Inc., a publicly traded restaurant management platform, since February 2021, and served as a director, the chair of the compensation committee, and a member of the nominating and governance committee of Potbelly Corporation, a publicly traded restaurant company, from May 2014 through June 2020.

Skills and Qualifications

The Board concluded that Ms. Chapman-Hughes should serve as a Director primarily due to her significant experience in managing and overseeing businesses, as well as her strong corporate governance experience as a member of a public company board. Specifically, Ms. Chapman-Hughes brings leadership and operating skills through her former roles with American Express Company and Citigroup, Inc. Ms. Chapman-Hughes’s background enables her to provide valuable insights to the Board, particularly in sales, strategy, digital capabilities and technology, innovation, change management, and overseeing our executive compensation and ESG practices.

20	The J. M. Smucker Company	2022 Proxy Statement

ELECTION OF DIRECTORS

PAUL J. DOLAN Age: 63 Director Since: 2006 Committee: Compensation (Chair)

Professional Experience

Mr. Dolan has been the Chairman and Chief Executive Officer of the Cleveland Guardians, the Major League Baseball (“MLB”) team operating in Cleveland, Ohio, since November 2010, after having served as President since January 2004 and as Vice President and General Counsel since February 2000. He has served on multiple committees of the MLB and is currently on the MLB’s Long Range Planning Committee, Ownership Committee, and Diversity and Inclusion Committee. Mr. Dolan has also been a director of Madison Square Garden Sports Corp., a publicly traded sports company, since December 2019; Madison Square Garden Entertainment Corp., a publicly traded entertainment company, since April 2010; and Dix & Eaton, a privately-owned communications and public relations firm, since August 2014. He served as a director of MSG Networks Inc., a publicly traded sports and entertainment media company, from September 2015 until its acquisition by Madison Square Garden Entertainment Corp. in July 2021. Mr. Dolan also served as Chairman and Chief Executive Officer of Fast Ball Sports Productions, a sports media company, from January 2006 through December 2012.

Skills and Qualifications

The Board concluded that Mr. Dolan should serve as a Director primarily due to his long experience in managing businesses and people, his experience serving on the boards of other companies and numerous non-profit organizations, and his significant knowledge of the evolving needs and preferences of consumers. Specifically, Mr. Dolan has gained significant leadership, operating, and marketing experience in his positions with the Cleveland Guardians and Fast Ball Sports Productions. This background enables Mr. Dolan to provide valuable insights to the Board, particularly in setting corporate strategy and overseeing corporate culture, human capital management, and executive compensation practices.

JAY L. HENDERSON Age: 66 Director Since: 2016 Committee: Audit (Chair)

Professional Experience

Mr. Henderson retired as Vice Chairman, Client Service at PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) in June 2016, a position he held since 2007. He also served as PricewaterhouseCoopers’ Managing Partner of the Greater Chicago Market from 2003 through 2013 and Managing Partner of the Cleveland Office from 1993 through 2002. During his career at PricewaterhouseCoopers, Mr. Henderson gained significant experience working with the boards and audit committees of Fortune 500 companies and has managed major client relationships across multiple markets and industry sectors. He is the lead director and a member of the corporate governance, audit, compensation and benefits, capital governance, and executive committees of Northern Trust Corporation, a publicly traded financial holding company, where he has served since July 2016, and a director and member of the audit and finance committees of Illinois Tool Works Inc., a publicly traded global multi-industrial manufacturer of specialized industrial equipment, consumables, and related service businesses, where he has served since August 2016. Mr. Henderson is also a member of the boards of several non-profit organizations.

Skills and Qualifications

The Board concluded that Mr. Henderson should serve as a Director primarily due to his extensive experience in managing and overseeing businesses, his experience working with the boards and audit committees of large public companies, and his experience serving as a director of public companies and non-profit organizations. Specifically, Mr. Henderson brings leadership and operating skills through his former roles with PricewaterhouseCoopers. He has also been a certified public accountant since 1977. Mr. Henderson’s background enables him to provide valuable insights to the Board, particularly in overseeing the Company’s finances.

The J. M. Smucker Company	2022 Proxy Statement	21

ELECTION OF DIRECTORS

JONATHAN E. JOHNSON III Age: 56 Director Since: 2022 Committee: Nominating

Professional Experience

Mr. Johnson has been the Chief Executive Officer of Overstock.com, Inc., an online home furnishings retailer since September 2019 and a member of its board of directors since May 2013. Prior to his current role at Overstock.com, Mr. Johnson held several positions of increasing capacity, including General Counsel, Senior Vice President, President, Executive Vice Chairman, Chairman, and Interim Chief Executive Officer. Between August 2016 and April 2021, Mr. Johnson served as the director and president of Medici Ventures, the corporate venture arm and former Overstock.com subsidiary. Prior to joining Overstock.com, Mr. Johnson was with TenFold Corporation, a software and services company, from May 1999 to September 2002 where he held various positions, including General Counsel and Chief Financial Officer. Earlier in his career, he served as an attorney with global law firm Milbank, Tweed, Hadley, & McCloy LLP, and as a judicial clerk with the Utah Supreme Court and the Utah Court of Appeals. Mr. Johnson serves on the president’s leadership council of BYU-Pathway Worldwide and as a board advisor with Utah-based non-profit organization Silicon Slopes.

Skills and Qualifications

The Board concluded that Mr. Johnson should serve as a Director primarily due to his extensive ecommerce and blockchain experience. Specifically, Mr. Johnson brings leadership and operating skills through his current and former roles with Overstock.com. Mr. Johnson’s background enables him to provide valuable insights to the Board, particularly in ecommerce, blockchain, supply chain, marketing, operations, general management, consumer products, technology, digital media, finance, corporate governance, and risks.

KIRK L. PERRY Age: 55 Director Since: 2017 Committee: Compensation

Professional Experience

Mr. Perry has been the President and Chief Executive Officer and a member of the board of directors of IRI, a global provider of technology, data, and predictive analytics for the consumer, retail, and media sectors since May 2021. Prior to joining IRI, he was the President, Brand Solutions of Google, a multinational technology company, since December 2013. Prior to his role at Google, Mr. Perry spent twenty-three years with The Procter & Gamble Company, where he held several positions of increasing responsibility in marketing and general management roles, including President, Global Family Care from May 2011 to December 2013. Mr. Perry has served as a director of e.l.f. Beauty, Inc., a publicly traded cosmetics company, since September 2016, and he previously served as a director of the Hillerich & Bradsby Co. (Louisville Slugger), a privately-owned sporting goods manufacturer, from September 2013 to August 2016. He has served as a member of the boards of several non-profit organizations.

Skills and Qualifications

The Board concluded that Mr. Perry should serve as a Director primarily due to his extensive operational experience in marketing and brand management and his experience serving as a director of other organizations. Specifically, Mr. Perry brings leadership and operating skills through his current and former roles with IRI, Google, and The Procter & Gamble Company. Mr. Perry’s background enables him to provide valuable insights to the Board, particularly in marketing, operations, general management, consumer products, technology, and digital media.

22	The J. M. Smucker Company	2022 Proxy Statement

ELECTION OF DIRECTORS

SANDRA PIANALTO Age: 67 Director Since: 2014 Committee: Audit

Professional Experience

Ms. Pianalto retired in May 2014 as President and Chief Executive Officer of the Federal Reserve Bank of Cleveland, a position she held since February 2003. Prior to that time, she served as First Vice President and Chief Operating Officer, since 1993, Vice President and Secretary to the Board of Directors, since 1988, and Assistant Vice President of Public Affairs, since 1984. Prior to retiring, Ms. Pianalto also chaired the Federal Reserve’s Financial Services Policy Committee, which is a committee of senior Federal Reserve Bank officials responsible for overall direction of financial services and related support functions for the Federal Reserve Banks and for leadership in the evolving U.S. payment system. She has been a director, the chair of the finance committee, and a member of the audit committee of Eaton Corporation plc, a publicly traded power management company, since July 2014, and a director and member of the finance, corporate governance and business ethics, and corporate social responsibility oversight committees of Prudential Financial, Inc., a publicly traded financial services institution, since July 2015. Ms. Pianalto previously served as a director of FirstEnergy Corp., a publicly traded utility holding company, from February 2018 to May 2021. She is also a member of the boards of several non-profit organizations.

Skills and Qualifications

The Board concluded that Ms. Pianalto should serve as a Director primarily due to her vast experience in monetary policy and financial services and her experience serving as a director of other public companies. Specifically, Ms. Pianalto brings leadership and operating skills through her former roles with the Federal Reserve Bank of Cleveland. As the President and Chief Executive Officer of the Federal Reserve Bank of Cleveland, she oversaw 950 employees in Cleveland, Cincinnati, and Pittsburgh who conducted economic research and supervised financial institutions. Ms. Pianalto’s background enables her to provide valuable insights to the Board, particularly in overseeing the Company’s finances.

ALEX SHUMATE Lead Independent Director Age: 72 Director Since: 2009 Committee: Nominating (Chair)

Professional Experience

Mr. Shumate is a Senior Partner and the Ohio Strategic Relationship Partner of Squire Patton Boggs (US) LLP, where he has practiced law since February 1988. He was the Columbus Office Managing Partner from 1991 to 2021. During that time, he also served as the firm’s Global Managing Partner from January 2009 until January 2012 and as the Managing Partner, North America from January 2012 until January 2021. Mr. Shumate is a sponsoring director for Adelphi Bank, a Minority Depository Institution, which is awaiting final FDIC approval. He previously served as a director and Chair of the Board of CyrusOne Inc., a publicly traded provider of data center consulting services, from January 2013 until its acquisition in March 2022, and a director of Cincinnati Bell, Inc., a publicly traded provider of voice and data telecommunications products and services, from 2005 to 2013, Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, and Nationwide Financial Services, Inc. from 2002 until its acquisition in 2009. Mr. Shumate also served as a member of the boards of several non-profit organizations, including three separate terms on The Ohio State University Board of Trustees.

Skills and Qualifications

The Board concluded that Mr. Shumate should serve as a Director primarily due to his significant legal background and his experience in managing a business and serving as a director of other public companies and as a trustee of several non-profit organizations. Mr. Shumate has practiced law for nearly 40 years and was named a Lawyer of the Year by Best Lawyers in 2018 and an Ohio Super Lawyer by Law and Politics magazine. In 2019, he was honored by Columbus Business First as one of the region’s Most-Admired Executives, and in 2020 he was named to the Power 100 list of 2020’s most influential leaders. Together with his service as a director of other public companies, Mr. Shumate’s background allows him to provide valuable insights to the Board, particularly in regard to corporate governance and risk issues that we confront.

The J. M. Smucker Company	2022 Proxy Statement	23

ELECTION OF DIRECTORS

MARK T. SMUCKER Age: 52 Director Since: 2009 Committee: None

Professional Experience

Mr. Smucker has been our President and Chief Executive Officer since May 2016. Prior to that time, he served as President and President, Consumer and Natural Foods, from April 2015 through April 2016, President, U.S. Retail Coffee, from May 2011 through March 2015, President, Special Markets, from August 2008 through April 2011, Vice President, International, from July 2007 through July 2008, and Vice President, International and Managing Director, Canada, from May 2006 through June 2007. He has been a director and member of the audit committee of Kimberly-Clark Corporation, a publicly traded global company that manufactures and sells consumer products, since September 2019. Mr. Smucker is the son of Timothy P. Smucker, who serves as a Director of the Company, and the nephew of Richard K. Smucker, who serves as a Director and executive officer of the Company.

Skills and Qualifications

The Board concluded that Mr. Smucker should serve as a Director largely due to his role as our President and Chief Executive Officer, his significant knowledge of the Company gained from more than 20 years of experience in various positions within the Company, and his experience serving as a director of the Consumer Brands Association and FMI—The Food Industry Association and a former director and member of the compensation committee of GS1 U.S. The Board believes that the perspectives that Mr. Smucker brings to the Board are particularly valuable in light of the significance of the coffee and consumer foods businesses to the Company. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

RICHARD K. SMUCKER Age: 74 Director Since: 1975 Committee: None

Professional Experience

Mr. Smucker has been our Executive Chairman since May 2016. He served as Chief Executive Officer from August 2011 through April 2016, Co-Chief Executive Officer from February 2001 through August 2011, Executive Chairman from August 2008 through August 2011, and President from August 1987 through April 2011. He was a director of The Sherwin-Williams Company, a publicly traded manufacturer of coatings and related products, from September 1991 through April 2016. Mr. Smucker also served as a director of the Cleveland Federal Reserve Bank from January 2010 through December 2015. Mr. Smucker is the brother of Timothy P. Smucker, who serves as a Director of the Company, and the uncle of Mark T. Smucker, who serves as a Director and executive officer of the Company.

Skills and Qualifications

The Board concluded that Mr. Smucker should serve as a Director largely due to his role as our Executive Chairman and former Chief Executive Officer, his intimate knowledge of the Company, his experience serving as a director of other private and public companies, and his financial knowledge and experience. The Board believes that Mr. Smucker’s extensive experience in and knowledge of our business gained as a result of his long-time service as a member of management is essential to the Board’s oversight of the Company and our business operations. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

24	The J. M. Smucker Company	2022 Proxy Statement

ELECTION OF DIRECTORS

JODI L. TAYLOR Age: 59 Director Since: 2020 Committee: Audit and Nominating

Professional Experience

Ms. Taylor retired as an executive officer of The Container Store Group, Inc., a publicly traded specialty retailer of storage and organization products, in March 2021. She was the Chief Financial Officer from December 2007 through August 2020, the Secretary from October 2013 through March 2021, and the Chief Administrative Officer from July 2016 through March 2021. Prior to joining The Container Store Group, Inc., Ms. Taylor spent nine years as the Chief Financial Officer and Secretary of Harold’s Stores, Inc., a regional specialty retailer of high-end apparel. Prior to that role, she served as Chief Financial Officer, Secretary, and Treasurer of Baby Superstore, Inc., which merged with Toys “R” Us, Inc. under her leadership. She also served as a director of Baby Superstore, Inc. from 1994 through 1997. In addition, since June 2021, Ms. Taylor has served as a director and the chair of the audit committee of Mister Car Wash, Inc., which is the largest car wash brand in the United States. She has been a certified public accountant since 1984 (currently inactive), starting with an accounting role at Deloitte.

Skills and Qualifications

The Board concluded that Ms. Taylor should serve as a Director primarily due to her extensive experience in managing and overseeing the businesses of both public and private companies, and her long career in the consumer retail and packaged goods industries. Specifically, Ms. Taylor brings significant leadership, finance, operating, and governance skills through her positions with The Container Store, Inc., Harold’s Stores, Inc., and Baby Superstore, Inc. Ms. Taylor’s background enables her to provide valuable insights to the Board, particularly in strategy, compliance, risk management, and human resources, and in overseeing the Company’s finances and ESG areas.

The J. M. Smucker Company	2022 Proxy Statement	25

ELECTION OF DIRECTORS

DAWN C. WILLOUGHBY Age: 53 Director Since: 2017 Committee: Nominating

Professional Experience

Ms. Willoughby was the Executive Vice President and Chief Operating Officer of The Clorox Company, a manufacturer and marketer of consumer and professional products, from September 2014 through January 2019. She also served as the company’s Senior Vice President and General Manager, Clorox Cleaning Division; Vice President and General Manager, Home Care Products; and Vice President and General Manager, Glad Products, along with several other positions since she was initially hired in 2001. Prior to her career at The Clorox Company, Ms. Willoughby spent nine years with The Procter & Gamble Company, where she held several positions in sales management. In May 2013, she was named one of the most influential women in the Bay Area by the San Francisco Business Times. Ms. Willoughby has been a director and member of the management development and compensation committee of TE Connectivity Ltd., a publicly traded global company that provides connectivity and sensor solutions, since March 2020.

Skills and Qualifications

The Board concluded that Ms. Willoughby should serve as a Director primarily due to her extensive leadership experience at consumer goods companies and her experience serving as a director of other organizations. Specifically, Ms. Willoughby brings leadership and operating skills through her former roles with The Clorox Company and The Procter & Gamble Company, and insights regarding sustainability through her former role with The Clorox Company. Ms. Willoughby’s background enables her to provide valuable insights to the Board, particularly in management, strategy, sales, marketing, and sustainability.

The Board unanimously recommends a vote FOR each of the nominees named in this proxy statement for election to the Board.

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BOARD AND COMMITTEE MEETINGS

Board Meetings

During fiscal year 2022, there were eight meetings of the Board. All Directors are required to attend at least 75% of the total number of Board and Committee meetings for which they were eligible. During fiscal year 2022, all Directors attended at least 75% of the total number of Board and Committee meetings for which they were eligible. We have not adopted a formal policy requiring Directors to attend the annual meeting of shareholders. However, all Directors attended the 2021 virtual annual meeting of shareholders.

The Board has a Nominating Committee, a Compensation Committee, and an Audit Committee. All Committees are comprised entirely of independent Directors in accordance with the NYSE listing standards. Each Committee operates under a written charter, which is posted on our website at www.jmsmucker.com. A copy of each charter will be provided free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. Each Committee believes that its charter is an accurate and adequate statement of such Committee’s responsibilities, and each Committee reviews its charter on an annual basis to confirm that it continues to be an accurate and adequate statement of such responsibilities. Each Committee amended its charter in fiscal year 2022.

The table below shows current members of each of the Committees and the number of meetings held by each Committee in fiscal year 2022.

Name	Audit Committee	Compensation Committee	Nominating Committee

Susan E. Chapman-Hughes

Paul J. Dolan

Jay L. Henderson	F

Jonathan E. Johnson III

Kirk L. Perry

Sandra Pianalto	F

Alex Shumate

Jodi L. Taylor	F

Dawn C. Willoughby

Number of Meetings	11	5	4
Chair Member F Financial Expert

If all of the Director nominees are re-elected to the Board, the Board intends to appoint Susan E. Chapman-Hughes as the Chair of the Compensation Committee, Jodi L. Taylor as the Chair of the Audit Committee, and Dawn C. Willoughby as the Chair of the Nominating Committee. In addition, Jonathan E. Johnson III will be removed from the Nominating Committee and appointed to the Compensation Committee; Kirk L. Perry will be removed from the Compensation Committee and appointed to the Nominating Committee; and Jodi L. Taylor will be removed from the Nominating Committee.

Director Compensation

We use a combination of cash and stock-based compensation to attract, compensate, and retain non-employee Directors who serve on the Board. The Compensation Committee engages its outside compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”), to perform an annual review of Director compensation in order to remain aware of current trends in Director compensation. At the Compensation Committee’s January 2022 meeting, Semler Brossy presented a competitive review of Director compensation (which is evaluated against the peer group set forth on page 54 of

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BOARD AND COMMITTEE MEETINGS

this proxy statement) and Director compensation trends. Based on this review, the Compensation Committee and the Board approved an increase in the compensation to be paid to our non-employee Directors, as set forth below, which became effective as of May 1, 2022. Employee Directors do not receive compensation for their services as Directors.

For fiscal year 2023, non-employee Directors will be eligible to receive the following compensation:

Type of Compensation	Amount
Annual Retainer	$100,000 per year
Additional Annual Retainer for Lead Independent Director	$ 30,000 per year
Additional Annual Retainer for Audit Committee Members	$ 5,000 per year
Additional Annual Retainer for Audit Committee Chair	$ 15,000 per year
Additional Annual Retainer for Compensation Committee Chair	$ 15,000 per year
Additional Annual Retainer for Nominating Committee Chair	$ 15,000 per year
Annual Grant of Deferred Stock Units	$160,000 in deferred stock units

The annual grant of deferred stock units having a value of $160,000 is made in October of each year. The deferred stock units are awarded under The J. M. Smucker Company 2020 Equity and Incentive Compensation Plan (the “2020 Plan”), which was approved by our shareholders at our 2020 annual meeting. The deferred stock units vest immediately upon grant and are entitled to dividends in an amount paid to all shareholders. These dividends are reinvested in additional deferred stock units.

During fiscal year 2023, non-employee Directors may elect to receive a portion of their annual retainer in the form of deferred stock units. Such amounts are deferred under the Nonemployee Director Deferred Compensation Plan, which was initially adopted by the Board on January 1, 2007 and most recently amended and restated on January 1, 2021 (the “Nonemployee Director Deferred Compensation Plan”). All deferred stock units, together with dividends credited on those deferred stock units, will be paid out in the form of common shares upon termination of service as a non-employee Director (subject to a waiting period for deferred stock units granted in certain years).

For fiscal year 2022, non-employee Directors were eligible to receive the following compensation:

Type of Compensation	Amount
Annual Retainer	$100,000 per year
Additional Annual Retainer for Lead Independent Director	$ 20,000 per year
Additional Annual Retainer for Audit Committee Members	$ 5,000 per year
Additional Annual Retainer for Serving on More Than One Committee	$ 5,000 per year
Additional Annual Retainer for Audit Committee Chair	$ 15,000 per year
Additional Annual Retainer for Compensation Committee Chair	$ 15,000 per year
Additional Annual Retainer for Nominating Committee Chair	$ 15,000 per year
Annual Grant of Deferred Stock Units	$150,000 in deferred stock units

The annual grant of deferred stock units having a value of $150,000 was issued out of the 2020 Plan. The deferred stock units vested immediately upon grant and are entitled to dividends in an amount paid to all shareholders. These dividends are reinvested in additional deferred stock units.

During fiscal year 2022, non-employee Directors could have elected to receive a portion of their annual retainer in the form of deferred stock units. Such amounts are deferred under the Nonemployee Director Deferred Compensation Plan.

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BOARD AND COMMITTEE MEETINGS

All deferred stock units, together with dividends credited on those deferred stock units, will be paid out in the form of common shares upon termination of service as a non-employee Director (subject to a waiting period for deferred stock units granted in certain years).

The following table reflects compensation earned by the non-employee Directors for fiscal year 2022:

2022 Director Compensation

Name (1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($) (5) (6)	Total ($)
Susan E. Chapman-Hughes	$100,000	$150,000	—	—	$250,000
Paul J. Dolan	$115,000	$150,000	—	—	$265,000
Jay L. Henderson	$120,000	$150,000	—	—	$270,000
Jonathan E. Johnson, III	$ 25,000	$ 37,500	—	—	$ 62,500
Kirk L. Perry	$100,000	$150,000	—	—	$250,000
Sandra Pianalto	$105,000	$150,000	—	$ 2,500	$257,500
Nancy Lopez Russell (7)	$ 16,667	—	—	—	$ 16,667
Alex Shumate	$135,000	$150,000	—	—	$285,000
Timothy P. Smucker (8)	$100,000	$150,000	—	$54,586	$304,586
Jodi L. Taylor	$110,000	$150,000	—	—	$260,000
Dawn C. Willoughby	$100,000	$150,000	—	$ 2,500	$252,500

(1)

Mark T. Smucker and Richard K. Smucker are not included in this table as they are employees of the Company and receive no compensation for their services as Directors. The compensation received by Mark T. Smucker and Richard K. Smucker as employees of the Company is shown in the “Summary Compensation Table” on page 66 of this proxy statement. Following Richard K. Smucker’s retirement as an employee of the Company on October 9, 2022, he will be compensated as a non-employee Director for the remainder of fiscal year 2023 if he is re-elected to the Board.

(2)

As of April 30, 2022, each non-employee Director had the aggregate number of deferred stock units shown in the following table. Deferred stock units include deferred meeting and retainer compensation and annual stock unit awards valued at a predetermined dollar amount, along with additional stock units credited as a result of the reinvestment of dividends. None of the non-employee Directors have any stock options.

Name	Deferred Stock Units
Susan E. Chapman-Hughes	2,629
Paul J. Dolan	46,281
Jay L. Henderson	8,165
Jonathan E. Johnson III	284
Kirk L. Perry	11,542
Sandra Pianalto	10,932
Alex Shumate	20,177
Timothy P. Smucker	9,096
Jodi L. Taylor	2,629
Dawn C. Willoughby	8,464

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BOARD AND COMMITTEE MEETINGS

(3)

The amounts set forth in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for stock awards granted to the non-employee Directors in the fiscal year ended April 30, 2022.

(4)	No stock options were awarded to non-employee Directors in fiscal year 2022.

(5)

The amounts set forth in this column for Sandra Pianalto and Dawn C. Willoughby reflect charitable matching gifts under our matching gift program, which is available to all our full-time employees, Directors, and retirees. We match gifts of up to $2,500 per calendar year to accredited colleges and universities that offer four-year degree programs and to certain other designated charitable organizations.

(6)

Non-employee Directors occasionally receive perquisites provided by or paid by us. During fiscal year 2022, these perquisites included samples of our products. The aggregate value of all benefits provided to each non-employee Director in fiscal year 2022 was less than $10,000, except for Timothy P. Smucker. As a former employee of the Company and current non-employee Director, Timothy P. Smucker received certain perquisites during fiscal year 2022. These perquisites included the use of Company office space and administrative services, his personal use of our aircraft, and reimbursement of certain cell phone and travel expenses in furtherance of his service to the Company. The incremental value of the perquisites for Timothy P. Smucker is included in this column. The aggregate value of each perquisite or other personal benefit exceeding the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Smucker is as follows: personal use of our aircraft totaled $54,586. In valuing personal use of our aircraft in fiscal year 2022, we used aggregate incremental costs incurred, including costs related to fuel, landing fees, crew meals, and other miscellaneous costs.

(7)	After many years of distinguished service, Nancy Lopez Russell retired from the Board on August 18, 2021.

(8)

After many years of distinguished service, Timothy P. Smucker will be retiring from the Board on August 17, 2022, at the expiration of his current term. At such time, the Board will appoint him as a Chairman Emeritus for an initial one-year term, and the Company will enter into a Chairman Emeritus Agreement with him, pursuant to which Mr. Smucker will be entitled to (i) administrative resource and office support, (ii) reimbursement of reasonable business expenses, and (iii) an annual cash retainer of $100,000 payable in quarterly installments.

Stock Ownership Requirements

The Board has established a minimum share ownership requirement for non-employee Directors equal in value to five times the annual cash retainer paid to each non-employee Director. The Board policy also provides that each non-employee Director should attain this ownership threshold within five years of joining the Board. All non-employee Directors have met or exceeded the ownership requirement, with the exception of Jonathan E. Johnson III, who was elected to the Board in February 2022, and Susan E. Chapman-Hughes and Jodi L. Taylor, both of whom were elected to the Board in August 2020.

Executive Sessions and Lead Independent Director

On a regular basis, the independent Directors hold meetings in executive session without the presence of management. In fiscal year 2022, the Board held four regularly scheduled executive sessions, as well as two executive session following special meetings, in which only the independent Directors were present. As provided in the Guidelines, these meetings were chaired by Alex Shumate, the Lead Independent Director.

Commencing in fiscal year 2020, meetings of the independent Directors are chaired by the Lead Independent Director, who is selected by the independent Directors with input from the Chair of the Board and the Chief Executive Officer. The Lead Independent Director serves at the pleasure of the Board for a term of five years or such other term as the Board may decide or until he or she is no longer a Director. The Lead Independent Director coordinates the activities of the other independent Directors and performs such other duties and responsibilities as the Board may determine, including the following:

Preside at all meetings of the Board at which the Chair of the Board is not present;

Serve as a liaison between the Chair of the Board and the Chief Executive Officer and the independent Directors;

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BOARD AND COMMITTEE MEETINGS

Call executive sessions or meetings of the independent Directors and preside at all such executive sessions or meetings;

Provide input regarding meeting materials sent to the Board, including the quality, quantity, appropriateness, and timeliness of such information;

Provide input regarding meeting agendas and schedules for the Board meetings; and

Serve as an advisor to the Committee chairs in fulfilling their designated roles and responsibilities to the Board.

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BOARD AND COMMITTEE MEETINGS

Nominating, Governance, and Corporate Responsibility Committee

Meetings in Fiscal Year 2022: 4

Current Committee Members*:

Alex Shumate (Chair)

Jonathan E. Johnson III

Jodi L. Taylor

Dawn C. Willoughby

* If Dawn C. Willoughby is re-elected to the Board, the Board intends to appoint her as the Chair of the Nominating Committee immediately upon such re-election. In addition, Jonathan E. Johnson III will be removed from the Nominating Committee and appointed to the Compensation Committee; Kirk L. Perry will be removed from the Compensation Committee and appointed to the Nominating Committee; and Jodi L. Taylor will be removed from the Nominating Committee.

Primary Responsibilities

  Developing qualifications and criteria for selecting and evaluating Director nominees and evaluating current Directors

  Completing customary vetting procedures and background checks for individuals suggested for potential Board membership

  Considering and proposing Director nominees for election at our annual meeting of shareholders

  Recommending candidates to fill Board vacancies as they may occur

  Making recommendations to the Board regarding memberships for the Nominating Committee, the Audit Committee, and the Compensation Committee

  Developing and generally monitoring the Guidelines and, at least annually, leading the Directors in a discussion of major corporate governance issues

  Reviewing and making recommendations to the Board regarding proposed changes to our Articles and Regulations

  Reviewing shareholder proposals relating to corporate governance and other matters and recommending responses to the Board

  Developing and implementing an annual self-evaluation process of the Board’s performance and sharing the results with the Board

  Considering potential conflicts of interest of Directors and management and making recommendations to prevent, minimize, or eliminate such conflicts

  Reviewing annually, or more frequently if necessary, succession planning for our executive officers and Directors and reporting its findings and recommendations to the Board

  Evaluating the performance of the Chief Executive Officer and the Chair of the Board, which it may do in concert with the Compensation Committee

  Making recommendations to the Board regarding Director orientation and continuing training and reviewing annually a report on the educational programs attended and reported by each Director

  Overseeing shareholder engagement efforts and developing procedures for shareholders to communicate with the Board

  Administering the annual evaluation of the Board

  Reviewing and discussing with senior management the Company’s risks associated with the Board’s organization, membership, and structure, succession planning for Directors and executive officers, and corporate governance

  Supporting and assisting the Board in overseeing the Company’s ESG policies, processes, and commitments and receiving regular updates from management regarding the Company’s ESG activities

  Appointing the members of the Charitable Contributions Committee and overseeing the activities and contributions of such committee

  Performing other functions or duties deemed appropriate by the Board

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BOARD AND COMMITTEE MEETINGS

Executive Compensation Committee

Meetings in Fiscal Year 2022: 5

Current Committee Members*:

Paul J. Dolan (Chair)

Susan E. Chapman-Hughes

Kirk L. Perry

* If Susan E. Chapman-Hughes is re-elected to the Board, the Board intends to appoint her as the Chair of the Compensation Committee immediately upon such re-election. In addition, Jonathan E. Johnson III will be removed from the Nominating Committee and appointed to the Compensation Committee, and Kirk L. Perry will be removed from the Compensation Committee and appointed to the Nominating Committee.

Primary Responsibilities

  Establishing, regularly reviewing, and implementing our compensation philosophy

  Reviewing and approving corporate performance goals and objectives relating to compensation of our executive officers, including any performance goals and objectives tied to ESG metrics, and evaluating our executive officers’ performance against these goals

  Considering the compensation of the Chief Executive Officer and the Chair of the Board in relation to performance and the market and making recommendations to the independent Directors for their approval

  Reviewing and approving the annual base salaries and incentive compensation opportunities of our executive officers

  Reviewing and approving any proposed employment, consulting, change-in-control, or other agreement, or any proposed benefit, severance, or retention plan with our executive officers

  Approving and administering the terms and policies of our equity incentive plans and grants of equity or equity-based awards for our executive officers

  Appointing the members of the Benefit Plans Design Committee and overseeing the activities of such committee

  Reviewing compensation issues related to key management succession and pay equity

  Supporting the Board in overseeing, monitoring, and reporting on our strategies and policies related to key human capital management policies and practices, including with respect to matters such as inclusion, diversity, and equity; workplace environment and culture; and talent development and retention

  Overseeing regulatory compliance with respect to compensation matters

  Reviewing the compensation paid to non-employee Directors and, as appropriate, making recommendations to the Board

  With the assistance of our management and any outside consultants the Compensation Committee deems appropriate, overseeing the risk assessment of our compensation arrangements and reviewing, at least annually, the relationship (if any) between our risk management policies and practices and our compensation arrangements

  Overseeing shareholder communications on executive compensation matters

  Overseeing shareholder votes on executive compensation, including the frequency of such votes, and assessing the results of shareholder advisory votes on executive compensation

  Developing stock ownership guidelines for our Directors and executive officers and monitoring compliance with such guidelines

  Selecting an appropriate peer group of companies of similar size in similar industries, targeting an appropriate total pay positioning in relation to such peer group, and monitoring the competitiveness of executive officer pay against such peer group in relation to the Company’s relative performance

The J. M. Smucker Company	2022 Proxy Statement	33

BOARD AND COMMITTEE MEETINGS

 Assessing the independence of, setting the fees or other retention terms for, and engaging compensation consultants and other advisers to help evaluate non-employee Director and executive officer compensation

 Performing other functions or duties deemed appropriate by the Board

Additional information about the Compensation Committee and related topics is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

Report

The Compensation Committee Report is set forth on page 80 of this proxy statement.

34	The J. M. Smucker Company	2022 Proxy Statement

BOARD AND COMMITTEE MEETINGS

Audit Committee

Meetings in Fiscal Year 2022: 11

(includes video or in-person meetings to review the Company’s quarterly and annual filings with the SEC on Form 10-Q and Form 10-K, respectively, and earnings release information)

Current Committee Members:

Jay L. Henderson (Chair)

Sandra Pianalto

Jodi L. Taylor*

* If Jodi L. Taylor is re-elected to the Board, the Board intends to appoint her as the Chair of the Audit Committee immediately upon such re-election.

Primary Responsibilities

 Determining annually that at least one of its members meets the definition of “audit committee financial expert” as defined by Regulation S-K

 Reviewing annually the financial literacy of each of its members, as required by the NYSE

 Appointing and periodically reviewing the performance of the Independent Auditors and pre-approving all services and related fees for the year

 Reviewing with the Independent Auditors the scope and thoroughness of the Independent Auditors’ examination and considering recommendations of the Independent Auditors

 Reviewing the sufficiency and effectiveness of our system of internal controls, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, with our financial officers, the Independent Auditors, and, to the extent the Audit Committee deems necessary, legal counsel

 Reviewing and discussing our earnings press releases and quarterly and annual filings with the SEC on Form 10-Q and Form 10-K, respectively

 Reviewing and overseeing our policies, procedures, controls, and compliance with respect to the financial reporting of ESG matters

 Overseeing the Internal Audit function, including approving the appointment and annual compensation of the lead internal auditor, reviewing summaries and reports from Internal Audit, and approving the annual Internal Audit plan

 Reviewing and monitoring, with our senior management, our overall financial risk exposures and risk management process, including reviewing our risk management hedging strategies and cybersecurity processes and risk mitigation strategies

 Overseeing the Ethics and Compliance function, including establishing procedures for addressing complaints regarding accounting, internal controls, or other auditing matters; reviewing reports to confirm the Company is in compliance with applicable legal requirements; reviewing legal and regulatory matters that have a material impact on the financial statements, policies, and internal controls of the Company; and receiving reports of any violations of the Code of Conduct by Directors or executive officers

 Reviewing and approving, as appropriate, related party transactions consistent with the guidelines set forth in the Code of Conduct and our related party transaction policy

 Appointing the members of the Retirement Administration and Investments Committee and overseeing the activities of such committee

 Reviewing and approving the independent auditors of our pension plans and reviewing the pension plans’ audit results

 Performing other functions or duties deemed appropriate by the Board

The J. M. Smucker Company	2022 Proxy Statement	35

BOARD AND COMMITTEE MEETINGS

Financial Literacy and Independence

The Audit Committee reviewed the financial literacy of each of its members, as required by the listing standards of the NYSE, and determined that each of its members meets the criteria established by the NYSE. The Audit Committee also reviewed the definition of an “audit committee financial expert” as set forth in Regulation S-K and determined that all members, Jay L. Henderson, Sandra Pianalto and Jodi L. Taylor, satisfy the criteria for an independent audit committee financial expert. The Board adopted a resolution at its April 2022 meeting designating each of Mr. Henderson, Ms. Pianalto, and Ms. Taylor as an “audit committee financial expert” within the meaning of Regulation S-K.

Report

The Report of the Audit Committee is set forth on page 37 of this proxy statement.

36	The J. M. Smucker Company	2022 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee Members

The Audit Committee is composed of three independent Directors, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board has determined that all of our Audit Committee members, Mr. Henderson, Ms. Pianalto, and Ms. Taylor, satisfy the financial expertise requirements of the NYSE and have the requisite experience to be designated an “audit committee financial expert” as that term is defined by the rules of the SEC.

Roles and Responsibilities

The Audit Committee operates under a written charter adopted by the Audit Committee and approved by the Board. The charter was most recently amended in January 2022. The Audit Committee oversees our financial reporting process on behalf of the Board and serves as the primary communication link between the Board as the representative of our shareholders, the Independent Auditors (Ernst & Young LLP), and our internal auditors. Our management is responsible for the preparation, presentation, and integrity of our financial statements and for maintaining appropriate accounting and financial reporting policies and practices, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Independent Auditors are responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (the “PCAOB”).

Required Disclosures and Discussions

In fulfilling its responsibilities during the fiscal year, the Audit Committee reviewed and discussed with management and the Independent Auditors the financial statements and related financial statement disclosures included in our Quarterly Reports on Form 10-Q and the audited financial statements and related financial statement disclosures included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2022. The Audit Committee also reviewed with the Independent Auditors their judgments as to the Company’s internal controls over financial reporting and the quality and acceptability of our accounting policies, management judgments, and accounting estimates. The Audit Committee’s review with the Independent Auditors included a discussion of other matters required to be discussed under Auditing Standards promulgated by the PCAOB. The Independent Auditors have provided the Audit Committee with the written disclosures required by the PCAOB standards regarding communications with the Audit Committee concerning independence and has discussed those disclosures with the Independent Auditors. The Audit Committee also considered the compatibility of non-audit services with the Independent Auditors’ independence and pre-approved all non-audit services to be provided by the Independent Auditors in accordance with the Audit Committee’s policies and procedures and applicable laws and regulations.

Committee Recommendation to Include Financial Statements in Annual Report

The Audit Committee discussed with our internal auditors and Independent Auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluations of our internal controls, including a review of the disclosure control process, and the overall quality of our financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2022.

AUDIT COMMITTEE

Jay L. Henderson, Chair

Sandra Pianalto

Jodi L. Taylor

The J. M. Smucker Company	2022 Proxy Statement	37

SERVICE FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes the aggregate fees, including out of pocket expenses, paid to the Independent Auditors for the fiscal years ended April 30, 2022 and April 30, 2021:

	2022 Fees (in thousands)	2021 Fees (in thousands)	Description

Audit Fees	$3,882	$3,680

Audit fees primarily relate to (i) the audit of our consolidated financial statements as of and for the fiscal years ended April 30, 2022 and April 30, 2021; (ii) statutory audits of certain international subsidiaries; (iii) the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002; and (iv) the reviews of our unaudited condensed consolidated interim financial statements as of July 31, October 31, and January 31 for fiscal years 2022 and 2021.

Audit-Related Fees	$251	$407

Fees for services that are related to the performance of the audit or review of financial statements and are not included in “Audit Fees,” including financial reporting advisory services, acquisition-related due diligence, audits of financial statements of divested businesses, audits of certain employee benefit plans, subscription to on-line research services, and other attest services. The decrease in audit-related fees in fiscal year 2022 was primarily attributable to the audit of the divested Crisco business in 2021, of which $225,000 was reimbursed to the Company by the buyer.

Tax Fees	$2,090	$1,595

Tax fees are primarily for tax work in connection with strategic transactions and for tax compliance, preparation, and planning services. The increase in tax fees in fiscal year 2022 was primarily due to an increased amount of tax work for acquisition and divestiture-related services during such fiscal year.

All Other Fees	$0	$33	Fees for services that are not included in the above categories. The all other fees in fiscal year 2021 relate to an internal audit assessment.
TOTAL	$6,223	$5,715

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee charter, as well as the policies and procedures adopted by the Audit Committee, require that all audit and permitted non-audit services provided by the Independent Auditors be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and, in limited circumstances, other services. In determining whether to pre-approve any such services, the Audit Committee considers whether such services are consistent with the SEC’s and PCAOB’s rules on auditor independence and whether the provision of such services by an independent auditor would impair the independent auditor’s independence. The Audit Committee’s pre-approval identifies with particularity the type of service to be provided and the fixed amount or range of estimated fees. Such service descriptions contain sufficient detail so that management is not required to exercise discretion in interpreting the scope of the pre-approved service.

Should it be necessary to engage the Independent Auditors for additional services between scheduled Audit Committee meetings, the Chair of the Audit Committee has been delegated the authority to approve such permitted services up to $250,000 for a specific engagement. The Chair of the Audit Committee then reports such pre-approval at the next Audit Committee meeting. The approval policies and procedures of the Audit Committee do not include delegation of the Audit Committee’s responsibility to our management.

All services described above were pre-approved by the Audit Committee, or the Chair of the Audit Committee, before the Independent Auditors were engaged to render the services and in accordance with the approval policies and procedures adopted by the Audit Committee.

38	The J. M. Smucker Company	2022 Proxy Statement

INDEPENDENT AUDITOR REVIEW AND APPOINTMENT PROCESS

The Audit Committee has the primary responsibility for the appointment, compensation, and oversight of the Independent Auditors and the approval and ratification of the lead audit partner selected by the Independent Auditors. The Audit Committee evaluates the performance of the Independent Auditors, including the senior audit engagement team members, each year and determines whether to re-engage the current Independent Auditors or consider other audit firms. The Audit Committee has implemented a formal written evaluation process to evaluate the performance of the current Independent Auditors. The evaluation includes, among other things:

A review of the audit planning process, the overall audit scope and plans, and the results of internal and external audit examinations;

The experience, knowledge, capabilities, technical expertise, and skills of the firm, engagement partner, and audit team and the quality and efficiency of the audit services provided;

The communications, interaction, and accessibility of the engagement partner and audit team with the Audit Committee and the Chair of the Audit Committee;

The independence, objectivity, integrity, and professional skepticism of the firm, engagement partner, and audit team;

The development and management of the audit budget and audit fees paid; and

Other questions related to the independence of the Independent Auditors and the ability of the Independent Auditors to remain independent.

Based on these evaluations, the Audit Committee decided that it was in the best interest of the Company and its shareholders to engage Ernst & Young LLP as our Independent Auditors for fiscal year 2023. Although the Audit Committee has the sole authority to appoint the Independent Auditors, the Audit Committee has continued its long-standing practice of recommending that the Board ask our shareholders to ratify the appointment of the Independent Auditors at our annual meeting of shareholders.

BENEFITS OF A LONG-TENURED AUDITOR

The Audit Committee considered the tenure of the Independent Auditor and determined that a number of benefits of a long-tenured auditor exist, including:

Through more than 60 years of experience with the Company, the Independent Auditors have gained a deep understanding of the Company and its businesses, the industry in which it operates, accounting policies and practices, internal controls over financial reporting, and risks;

Efficiencies have been gained in the audit process, resulting in an efficient fee structure that is competitive with our peer companies; and

Appointing a new auditor would require a significant amount of management’s time for onboarding activities.

COMMUNICATIONS WITH THE AUDIT COMMITTEE

The Code of Conduct has established procedures for receiving confidential, anonymous complaints by employees and from third parties regarding accounting, internal accounting controls, or auditing matters. The Chief Legal and Compliance Officer and Vice President, Internal Audit advise the Audit Committee regarding any reports or investigations related to accounting, internal accounting controls, or auditing matters. The Chair of the Audit Committee receives an automatic notification if a significant financial issue is reported. The Code of Conduct is posted on our website at www.jmsmucker.com and is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

The J. M. Smucker Company	2022 Proxy Statement	39

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2 on the proxy card)

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed Ernst & Young LLP as our independent external auditor for the fiscal year ending April 30, 2023. Ernst & Young LLP has served as our independent external auditor continuously since fiscal year 1955. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Ernst & Young LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent external auditor is in the best interests of our shareholders. The Audit Committee has requested that our shareholders ratify this decision.

A representative of Ernst & Young LLP will be present at the annual meeting with an opportunity to make a statement, if so desired, and to respond to appropriate questions with respect to that firm’s examination of our financial statements for the fiscal year ended April 30, 2022.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the annual meeting as a matter of good corporate practice and in order to provide a means by which shareholders may communicate their opinion to the Audit Committee. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have no effect on the vote for this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal.

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

40	The J. M. Smucker Company	2022 Proxy Statement

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

(Proposal 3 on the proxy card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers (collectively, the “Named Executive Officers”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC under Section 14A of the Securities Exchange Act of 1934, as amended. In 2017, our shareholders voted to conduct this advisory vote on an annual basis until at least 2023.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of the Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the creation of long-term shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, the Board, or the Compensation Committee. To the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate what actions, if any, may be necessary to address the concerns of our shareholders.

At our 2021 annual meeting, our executive compensation program received approval from approximately 92% of the votes cast. We believe that this result demonstrates our shareholders’ endorsement of the Compensation Committee’s executive compensation decisions and policies. Nonetheless, we have continued to make improvements to our incentive awards programs, as set forth in more detail below in the “Compensation Discussion and Analysis” section of this proxy statement.

The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to approve, on an advisory basis, our executive compensation. Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have no effect on the vote for this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal. Under the Articles, shareholders are entitled to cast ten votes per share on any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement. Because the vote on this proposal is a non-binding, advisory vote, we have determined that such ten-votes-per-share provisions will not apply to this proposal. Accordingly, we ask our shareholders to vote on the following resolution at our annual meeting:

“RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in our proxy statement for the 2022 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table, and the other related tables and disclosures.”

KEY COMPENSATION PRACTICES

✓ Performance-based pay makes up 75%—86% of Named Executive Officers’ target compensation

✓ Varied metrics for short-term and long-term incentive awards

✓ Robust stock ownership policy for executive officers

✓ Compensation practices do not encourage excessive risk taking

✓ Compensation consultant only provides services to Compensation Committee

✓ Use of tally sheets to approve Named Executive Officers’ compensation

✓ No tax gross-ups policy

✓ Clawback policy

✓ No hedging and no pledging policies

✓ Addition of absolute net sales metric and ESG objectives to short-term incentive awards for fiscal year 2022

The Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

The J. M. Smucker Company	2022 Proxy Statement	41

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee regularly reviews our compensation philosophy and objectives. The Compensation Committee is also responsible for reviewing and approving compensation for our executive officers on an annual basis. A description of the Compensation Committee’s responsibilities is set forth in detail in its charter, which is posted on our website at www.jmsmucker.com. Our Named Executive Officers for fiscal year 2022 are listed below:

Named Executive Officer	Title

Mark T. Smucker	President and Chief Executive Officer

Tucker H. Marshall	Chief Financial Officer

John P. Brase	Chief Operating Officer

Jeannette L. Knudsen	Chief Legal and Compliance Officer and Secretary

Richard K. Smucker	Executive Chairman

Set forth below is a detailed discussion of our compensation program for our executive officers organized as follows:

Executive Summary

We manage our business with the long-term objective of providing value to all of our constituents — namely, consumers, customers, employees, suppliers, communities in which we have a presence, and shareholders. Our compensation philosophy is that compensation for all employees, including our executive officers, should be:

Performance-based;

Fair and equitable when viewed both internally and externally; and

Competitive in order to attract, reward, and retain the best qualified individuals.

We have designed our compensation programs to reflect each of these characteristics. The performance-based incentives (comprised of corporate performance, and in some cases, individual performance, strategic business area performance, and progress on ESG objectives) seek to reward both short-term and long-term results and to align the interests of our executive officers and other participants with the interests of our shareholders. Our executive officers receive a compensation package that primarily consists of an annual base salary, short-term incentive awards, and long-term incentive awards.

42	The J. M. Smucker Company	2022 Proxy Statement

EXECUTIVE COMPENSATION

Beginning in fiscal year 2022, all executive officers, including the Named Executive Officers, had annual cash incentive awards based on the achievement of our annual performance targets for adjusted operating income and net sales, as well as ESG objectives, in replacement of the prior performance target based solely on adjusted operating income with a net sales modifier that was introduced in fiscal year 2021. Such awards for executive officers in fiscal year 2022 were based 70% on the achievement of the adjusted operating income target, 20% on the achievement of the net sales target, and 10% based on the achievement of the ESG objectives, which were focused on our inclusion, diversity, and equity efforts. Net sales was added as an absolute metric into our short-term incentive compensation program for all participants to incentivize top-line performance, a critical driver of growth for our business, and the net sales threshold was established at 98% of the target with a maximum payout if performance meets or exceeds 103% of the target.

The Compensation Committee generally sets performance targets for participants, including executive officers, in June of each year for the fiscal year commencing the prior May 1st. The targets for the short-term incentive compensation program for fiscal year 2022 were modified to exclude the operating income and net sales targets of the divested natural beverage and grains and private label dry pet food businesses for the months that we did not own such businesses during fiscal year 2022. We believe that the performance targets established by the Compensation Committee for both our short-term and long-term incentive awards for fiscal year 2022, including adjusted operating income, net sales, adjusted earnings per share, return on invested capital, and, in some cases, strategic business area performance, required participants, including executive officers, to perform at a high level.

Fiscal Year 2022 Financial Performance

The chart below summarizes our key financial results for fiscal year 2022 compared to fiscal year 2021. Our fiscal year 2022 performance was delivered amid continued business challenges, including the COVID-19 pandemic, cost inflation, and supply chain disruptions, and also reflects the financial impact of businesses divested in fiscal years 2022 and 2021. The strong results we achieved this year were thanks to the hard work of our dedicated employees, the strength of our strategy, and the continued momentum of our brands. The successful balance in operating efficiently while investing in the growth of our brands allowed us to realize financial results meeting or exceeding expectations.

Dollars in millions, except per share data	Fiscal 2022	Fiscal 2021	Change (%)
Net Sales*	$7,998.9	$8,002.7	0%
Adjusted Operating Income*	$1,440.1	$1,528.8	(6)%
Adjusted Earnings Per Share*	$8.88	$9.12	(3)%
Free Cash Flow*	$718.8	$1,258.3	(43)%
Fiscal Year End Stock Price	$136.93	$130.99	5%

*

Adjusted operating income and adjusted earnings per share exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Additionally, income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from our GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the one-time deferred state tax impact of the internal legal entity simplification during fiscal year 2022, can significantly impact our adjusted effective income tax rate.

The J. M. Smucker Company	2022 Proxy Statement	43

EXECUTIVE COMPENSATION

Generally, adjusted operating income and adjusted earnings per share are calculated as defined for incentive compensation purposes, but, as permitted by the plan, may be modified to exclude other items as determined by the Compensation Committee to adjust for any undue benefit or unintended detriment as a result of significant unplanned one-time items. Fiscal year 2022 and 2021 financial results have not been modified, but the Compensation Committee did modify the target corporate adjusted operating income and net sales goals for fiscal year 2022 to exclude the operating income and net sales targets of the divested natural beverage and grains and private label dry pet food businesses for the months that we did not own such businesses during fiscal year 2022. The Compensation Committee also modified the target corporate adjusted operating income goal for fiscal year 2021 to exclude the operating income targets of the divested Crisco and Natural Balance businesses for the months that we did not own such businesses during fiscal year 2021.

For a reconciliation of adjusted operating income, adjusted earnings per share, and free cash flow for fiscal years 2022 and 2021, see Appendix A. For additional information on how we calculate adjusted operating income, adjusted earnings per share, and free cash flow see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K, which can be found on our website at investors.jmsmucker.com.

Our fiscal year 2022 performance was one of the key factors in the compensation decisions for the fiscal year, as more specifically discussed below.

Elements of Executive Officers’ Compensation for Fiscal Year 2022

Target Pay Mix Summary

Target Pay Mix-CEO	Target Pay Mix-NEOs

Annual Base Salary

Salary ranges are determined in the same manner for each of our salaried employees, including each executive officer. The base salaries paid to all employees, including each executive officer, are intended to fall within an established range based on market practice. Actual pay within the range reflects the experience of the executive officer, his or her performance, and the scope of his or her responsibility.

Short-Term Incentive Awards for Fiscal Year 2022 (Cash-Based)

Our short-term, performance-based incentive compensation program is cash-based and is designed to reward key employees, including executive officers, for their contributions to the Company based on clear, measurable criteria. The Compensation Committee evaluates the following criteria and information when approving the short-term incentive awards for executive officers:

Our performance in relation to our adjusted operating income and net sales goals for the fiscal year;

44	The J. M. Smucker Company	2022 Proxy Statement

EXECUTIVE COMPENSATION

In general, if an executive officer has responsibilities that include oversight of a strategic business area, a significant percentage of this short-term incentive award is tied to that strategic business area’s performance in relation to its annual segment profit goal; and

Progress on our ESG objectives.

The Compensation Committee reviews attainment of relevant goals for these areas each year. All executive officers, including the Named Executive Officers, had their annual cash incentive awards for fiscal year 2022 based on the achievement of our annual performance targets for adjusted operating income and net sales, as well as ESG objectives. Such awards for executive officers were based 70% on the achievement of the adjusted operating income target, 20% on the achievement of the net sales target, and 10% based on the achievement of the ESG objectives, which were focused on our inclusion, diversity, and equity efforts.

The adjusted operating income portion of the short-term incentive awards can range from 0% of the target award amount if we fail to achieve at least 80% of our adjusted operating income goal, to a maximum of 200% of the target award amount if we achieve or exceed 110% of our adjusted operating income goal. The net sales portion of the short-term incentive awards can range from 0% of the target award amount if we fail to achieve at least 98% of our net sales goal, to a maximum of 200% of the target award amount if we achieve or exceed 103% of our net sales goal. Finally, the ESG portion of the short-term incentive awards will be paid out at 0% or 100%, as determined by the Compensation Committee, based on the Company’s achievement of its qualitative ESG objectives, which included the following for fiscal year 2022: (i) launching the Company’s inclusion, diversity, and equity organization model; (ii) fostering an inclusive and equitable workplace; (iii) increasing People of Color at every level and women in leadership; and (iv) sharing our efforts with our external communities and customers.

The short-term incentive targets for the Named Executive Officers for fiscal years 2021 and 2022 are set forth in the following table:

Short-Term Incentive Targets

Specifically, with respect to fiscal year 2022, the Compensation Committee approved the target corporate adjusted operating income goal of $1,468.4 million and the target corporate net sales goal of $7,844.3 million in June 2021. The decrease in the target goals from prior year actual results reflected continued uncertainty and expected impact resulting from the COVID-19 pandemic, as well as the impact of the divestitures of the Crisco and Natural Balance businesses. Following our divestitures of the natural beverage and grains and private label dry pet food businesses, the Compensation Committee modified the target corporate adjusted operating income goal to $1,466.6 million and the target corporate net sales goal to $7,774.8 million to exclude the operating income and net sales targets of the divested businesses for the

The J. M. Smucker Company	2022 Proxy Statement	45

EXECUTIVE COMPENSATION

months that we did not own such businesses during fiscal year 2022, as permitted by our plan. We achieved adjusted operating income of $1,440.1 million, representing 98% of the target amount, and net sales of $7,998.9 million, representing 103% of the target amount. Finally, with respect to the ESG portion of the short-term incentive awards, the table below sets forth our accomplishments with respect to each ESG objective noted above for fiscal year 2022. In light of these achievements, the Compensation Committee determined that the executive officers satisfied the qualitative ESG objectives, and, therefore, that portion of the award paid out at 100% of the target amount.

ESG Objectives	FY22 Accomplishments
Launch New Inclusion, Diversity, and Equity Organization Model

• We created a diverse team comprised of four new roles focused on inclusion, diversity, and equity.

• Through this team, we established a holistic organization model by identifying leaders from across the Company to engage on issues of inclusion, diversity, and equity.

Foster an Inclusive and Equitable Workplace

• Introduced Advocate Alliance and Employee Resource Groups to promote understanding, community, and allyship.

• Continued to raise awareness of our inclusion, diversity, and equity efforts through our monthly Reasons to Celebrate and Conversations that Elevate programs.

• Enhanced our benefits programs by adding new features to support members of our LGBTQ+ community and enhanced surrogacy and fertility benefits.

Increase People of Color at Every Level and Women in Leadership

• Updated our Nominating Committee Charter to include more robust diversity criteria to be considered when selecting Director candidates.

• Invested in enhancing our diversity recruiting practices to ensure objectivity and support more inclusive processes across the hiring experience.

• Established many new and expanded sourcing partnerships and sponsorship of diversity focused recruiting events.

Share Our Efforts With Our External Communities and Customers

• Included more diverse selection considerations across many external partnerships, including selection of talent in our advertising campaigns, supplier diversity, scholarship recipients, and charitable giving beneficiaries.

• Distributed an Equal Employment Opportunities Report to provide greater transparency on the diversity of our current workforce.

46	The J. M. Smucker Company	2022 Proxy Statement

EXECUTIVE COMPENSATION

As a result of falling short of the adjusted operating income target, exceeding the net sales target, and achieving the ESG objectives, the corporate performance portion of the awards paid at 113% of the target for the executive officers.

Short-Term Award Snapshot (Cash-Based)

	Weight	Threshold (25%)		Target (100%)		Maximum (190%) (1)		Actual Short-Term Incentive Target Awarded (113%)

		$	% of Plan	$	% of Plan	$	% of Plan	$	% of Plan

Adjusted Operating income	70%	$1,173.3	80%	$1,466.6	100%	$1,613.3	110%	$1,440.1	98%

Net Sales	20%	$7,619.3	98%	$7,774.8	100%	$8,008.0	103%	$7,998.9	103%

ESG (2)	10%				100%			Achieved	100%
(1)

The maximum payout for the adjusted operating income and net sales targets is 200%, and the maximum payout for the ESG objectives is 100%. Therefore, the maximum payout for the executive officers is 190%.

(2)

The ESG portion of the short-term incentive awards for executive officers is paid out at 0% or 100%. The Compensation Committee determined that the executive officers satisfied the qualitative ESG objectives and the award paid out at 100% of the target amount.

Long-Term Incentive Awards for Fiscal Year 2022 (Stock-Based)

Our long-term, performance-based compensation is stock-based and is designed to align the interests of management with the interests of our shareholders. Participants receive two separate long-term incentive awards. The first award consists of performance units that will generally vest at the end of three years and are based 75% on the achievement of our three-year performance target for adjusted earnings per share and 25% on the achievement of our three-year performance target for return on invested capital, as established by the Compensation Committee at the beginning of the three-year period. The second award consists of stock options for executive officers (which further align our executive officers with shareholders by creating value through share price appreciation) and restricted stock for all other non-executive officer participants (or restricted stock units for certain non-executive officer participants who reside outside of the United States in order to comply with local laws and to provide favorable tax treatment to foreign recipients) that are not performance based and will generally ratably vest in equal tranches over a three-year period. Executive officers receive 75% of their long-term incentive award in performance units and 25% in stock options.

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EXECUTIVE COMPENSATION

The long-term incentive targets for the Named Executive Officers for fiscal years 2021 and 2022 are set forth in the following table:

Long-Term Incentive Targets

Long-term incentive targets were increased for certain Named Executive Officers to ensure they are competitive with peers in similar roles and aligned with our long-term business objectives and the interests of our shareholders.

Awards can range from 0% of the performance units target if we fail to achieve 90% of our adjusted earnings per share goal, to a maximum of 200% of the performance units target award amount if we achieve or exceed 115% of our adjusted earnings per share and return on invested capital goals.

Long-Term Award Snapshot (Stock Based)

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Long-Term Incentive Awards — Three-Year Performance Period Ending Fiscal Year 2022

For the fiscal year 2020 performance units that were granted in June 2019 and to be settled in June 2022 based on the performance of the Company for the three fiscal year period commencing May 1, 2019 and ending April 30, 2022, the Compensation Committee approved the target corporate adjusted earnings per share goal of $9.60 and the target corporate return on invested capital goal of 6.75%. Specifically, with respect to the three fiscal year period commencing May 1, 2019 and ending April 30, 2022, we achieved adjusted earnings per share of $8.88, representing 93% of the target amount, and return on invested capital of 5.32%, representing 79% of the target amount. Since we achieved the threshold of the adjusted earnings per share goal (providing for a payout at 72.5% for the adjusted earnings per share portion of the performance units) but not the return on invested capital goal (providing no payout for the return on invested capital portion of the performance units), 54.4% of the performance units granted in June 2019 vested in June 2022.

Long-Term Awards – Three-Year Performance Period Ending Fiscal Year 2022

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EXECUTIVE COMPENSATION

Significant Compensation Practices and Recent Modifications

Our compensation programs, practices, and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs and practices to address evolving best practices and changing regulatory requirements. Listed below are some of our more significant practices and recent modifications.

Practices	Recent Modifications

Performance-Based Pay

As discussed above, we abide by a strong pay for performance philosophy. For fiscal year 2022, 75% to 86% of the target principal compensation components for the Named Executive Officers were variable and tied to financial performance.

No Tax Gross-Ups Policy	We have a Payment of Tax Gross-Ups Policy that prohibits tax gross-up payments to our executive officers.

Significant Stock Ownership

The minimum stock ownership requirement for our Executive Chairman and Chief Executive Officer is a multiple of six times their annual base salaries. Our other executive officers must own stock with a value of at least two times their annual base salaries. All of the Named Executive Officers exceed the minimum stock ownership guidelines, thereby strongly aligning each Named Executive Officer’s long-term interests with our shareholders.

Clawback Policy

We have a Clawback of Incentive Compensation Policy that allows us to recoup incentive-based compensation from our current or former executive officers under certain circumstances. Pursuant to our clawback policy, we may demand repayment of any incentive-based compensation paid or granted to an executive officer in the event of a required accounting restatement of a financial statement of the Company (whether or not based on misconduct) due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws.

Compensation Risk Assessment

With input from Semler Brossy, the Compensation Committee’s independent compensation consultant, we conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not likely to have a material adverse effect on the Company.

Independent Compensation Committee	Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our Director independence standards.

Outside Compensation Consultant	The Compensation Committee utilizes the services of Semler Brossy, an independent compensation consultant, which performs services solely in support of the Compensation Committee.

No Hedging Policy	We have a “no hedging” policy that prohibits Directors, executive officers, and employees from engaging in hedging transactions in our common shares or from purchasing our common shares “on margin.”

No Pledging Policy	We have a “no pledging” policy that prohibits Directors, executive officers, and employees from pledging any common shares as collateral for a margin loan or otherwise.

Use of Tally Sheets	The Compensation Committee annually reviews a tally sheet for each Named Executive Officer to inform total compensation decisions.

Double Trigger Change in Control Provision in Long-Term Incentive Award Agreements

Beginning with long-term incentive awards made in June 2022 for fiscal year 2023, our incentive award agreements include a double-trigger change in control provision, pursuant to which such awards will immediately vest if we have a change in control and the participant’s employment is terminated or the participant resigns for good reason.

Changes to Short-Term Incentive Award Metrics

For fiscal year 2022, the Compensation Committee approved the use of net sales as an absolute metric for the short-term incentive compensation program to incentivize top-line performance, a critical driver of growth for our business. All executive officers, including the Named Executive Officers, had annual cash incentive awards based on the achievement of our annual performance targets for adjusted operating income and net sales, as well as ESG objectives, in replacement of the prior performance target based solely on adjusted operating income with a net sales modifier that was introduced in fiscal year 2021.

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2021 Say-on-Pay Advisory Vote Outcome

At our 2021 annual meeting, our executive compensation program received approval from approximately 92% of the votes cast. We believe that this result demonstrates our shareholders’ endorsement of the Compensation Committee’s executive compensation decisions and policies. This shareholder vote was one of many factors contributing to the Compensation Committee’s decision not to make significant changes to our compensation mix, peer group, or target levels. Nonetheless, we have continued to make improvements to our incentive awards programs, as set forth in this “Compensation Discussion and Analysis” section of this proxy statement. The Compensation Committee will continue to consider results from future shareholder advisory votes, which will continue to be held annually unless shareholders select a different frequency of future votes on executive compensation, in its ongoing evaluation of our executive compensation programs and practices.

Executive Officers’ Compensation for Fiscal Year 2023

For fiscal year 2022, all executive officers received 75% of their long-term incentive award in performance units and 25% in stock options. Beginning with awards made in June 2022 for fiscal year 2023 performance, all executive officers, including the Named Executive Officers, will receive 60% of their long-term incentive award in performance units, 20% in stock options, and 20% in restricted stock in order to ensure such awards are retentive and continue to drive long-term performance. In addition, beginning with long-term incentive awards made in June 2022 for fiscal year 2023, our incentive award agreements include a double-trigger change in control provision, pursuant to which such awards will immediately vest if we have a change in control and the participant’s employment is terminated or the participant resigns for good reason.

For fiscal year 2023, all executive officers will continue to have annual cash incentive awards based on the achievement of our annual performance targets for adjusted operating income and net sales, as well as ESG objectives. Such awards for executive officers will continue to be based 70% on the achievement of the adjusted operating income target, 20% on the achievement of the net sales target, and 10% based on the achievement of expanded ESG objectives, which will continue to be focused on our inclusion, diversity, and equity objectives. For future fiscal years, the Compensation Committee will continue to consider additional ESG objectives for both the short-term and long-term incentive compensation programs.

In addition, the Compensation Committee generally approves performance targets for participants in June of each year for the fiscal year commencing the prior May 1st. However, due to the economic uncertainty caused by the COVID-19 pandemic, cost inflation, and supply chain disruptions, including the recent Jif peanut butter product recall, the Compensation Committee decided to delay the approval of the performance targets for the short-term and long-term incentive compensation programs for fiscal year 2023 until July 2022. At such time, management has also recommended that the Compensation Committee approve basing 10% of the short-term incentive compensation for all employees at or above the Senior Director level on the achievement of our fiscal year 2023 ESG objectives focused on inclusion, diversity, and equity.

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EXECUTIVE COMPENSATION

Components of Our Compensation Program for Executive Officers

Our executive officers receive a compensation package which consists of the following components:

Components	Description

Cash

•  Annual base salary;

•  Annual holiday bonus equal to 2% of annual base salary, which is provided to all of our salaried and hourly non-represented employees;

•  Short-term incentive compensation program, in the form of a potential annual cash award (“Cash Incentive Award”), which provides participants the opportunity, subject to meeting specified goals, to earn an annual cash bonus; and

•  Periodically, executives are awarded additional cash awards for extenuating circumstances.

Equity

•  Our long-term incentive compensation program provides participants the opportunity to earn two separate long-term incentive equity awards, consisting of performance units that will vest at the end of three years subject to meeting specified three-year performance goals and stock options that will ratably vest in equal tranches over such three-year period;

•  In order to promote the retention of elected officers and align the compensation of elected officers with our long-term success, the Compensation Committee awards newly elected officers 2,000 shares of restricted stock upon election. Such awards cliff vest five years from the grant date but would be accelerated in the event of a change in control or the death or permanent disability of the elected officer; and

•  Periodically, and under very particular circumstances, executives are granted additional equity awards in the form of performance or time-based options or restricted stock.

Health and Retirement Benefits

•  Participation in health and welfare plans upon substantially the same terms as available to most of our other salaried employees;

•  Participation in qualified and nonqualified retirement plans (such as a 401(k) plan and The J. M. Smucker Company Restoration Plan (the “Restoration Plan”)) upon substantially the same terms as available to most of our other similarly situated employees;

•  Participation in one of two executive retirement plans, both of which have been closed to new participants (one of which was frozen for current participants on December 31, 2017); and

•  Periodic physical examinations upon the same terms as available to all of our employees at or above the Senior Director level.

Other Benefits

•  The right for executive officers to defer part of their salary or cash bonus under a non-qualified, voluntary, deferred compensation plan; and

•  Selected perquisites for certain executive officers, such as use of our aircraft (primarily by the Executive Chairman and the Chief Executive Officer for fiscal year 2022 and by the Chief Executive Officer for fiscal year 2023), financial and tax planning assistance, tickets to entertainment events, an additional $2,500 in charitable matching gifts under our matching gift program, and a nominal flexible perquisite intended to be used for health, wellness, social, or travel club dues and expenses.

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Role of Our Outside Compensation Consultant

Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to (i) engage compensation consultants to assist in the evaluation of non-employee Director and executive officer compensation, (ii) set the fees and other retention terms of such compensation consultants, and (iii) assess the independence of such compensation consultants. Such consultants report directly to the Compensation Committee and do not perform any services directly on behalf of our management team.

Before selecting a compensation consultant, the Compensation Committee takes into account all factors relevant to assessing such compensation consultant’s independence, including the following six factors:

The provision of other services to the Company by the compensation consultant’s employer;

The amount of fees received from the Company by the compensation consultant’s employer, as a percentage of total revenues of the employer;

The policies and procedures of the compensation consultant’s employer that are designed to prevent conflicts of interest;

Any business or personal relationship of the compensation consultant with a member of the Compensation Committee;

Any stock of the Company owned by the compensation consultant; and

Any business or personal relationship of the compensation consultant or the compensation consultant’s employer with one of our executive officers.

The Compensation Committee has retained, and has confirmed the independence of, Semler Brossy as an outside consultant to assist, as directed, in the fulfillment of various aspects of the Compensation Committee’s charter. Semler Brossy reports directly to the Compensation Committee and participates in executive sessions with the Compensation Committee, without members of our management present. Our Executive Chairman, Chief Executive Officer, Chief People and Administrative Officer, and Chief Legal and Compliance Officer also attend the non-executive session portions of the Compensation Committee meetings.

In accordance with its corporate governance model, the Compensation Committee makes all decisions concerning compensation and benefits for our executive officers, and the Compensation Committee relies on Semler Brossy for advice, data, and market information regarding executive officer and Director compensation.

During fiscal year 2022, Semler Brossy attended all Compensation Committee meetings virtually and assisted the Compensation Committee with:

Providing updates on relevant trends and developments in executive officer and Director compensation;

Assessing our peer group and the competitiveness of pay levels and practices;

Evaluating programs and recommendations put forth by management against the Compensation Committee’s stated rewards objectives;

Reviewing the compensation of non-employee Directors and executive officers;

Reviewing information to be included in the compensation sections of our proxy statement; and

Reviewing our risk assessment of all of our compensation plans.

The Compensation Committee authorized Semler Brossy staff members working on the Compensation Committee’s behalf to interact with our management, as needed, to obtain or confirm information for presentation to the Compensation Committee. Semler Brossy has never performed any additional services for the Company other than the types of services mentioned herein.

Determination of Compensation for Executive Officers

We believe that the compensation paid to our executive officers must be fair, equitable, and competitive enough to attract and retain qualified individuals. We also believe that there are certain non-financial, intangible elements of the overall compensation program that provide a positive work environment and provide value for our employees.

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EXECUTIVE COMPENSATION

Compensation Market Assessment

In an effort to provide competitive, fair, and equitable compensation, target compensation opportunities for our executive officers are evaluated annually based on a compensation market assessment. To inform its decisions regarding establishing target compensation opportunities for our executive officers for fiscal years 2022 and 2023, the Compensation Committee used market data for hundreds of general industry companies that participated in two major executive compensation surveys.

The two survey databases used included the Willis Towers Watson 2020 and 2021 U.S. CDB General Industry Executive Database (the “Towers Survey”) and the AON-Radford U.S. Total Compensation Measurement 2020 and 2021 Executive Survey (the “Aon Survey” and, together with the Towers Survey, the “Compensation Study”). The information for all companies reporting data for a specific job from the Compensation Study was used when the Compensation Committee reviewed compensation. This data was then size-adjusted using regression analysis to reflect our annual revenues and, where appropriate, the size of a specific business area. The Compensation Study for fiscal year 2023 also included publicly available proxy data compiled by Semler Brossy for the following peer group:

Campbell Soup Company	Ingredion Incorporated
Church & Dwight Co., Inc.	Kellogg Company
The Clorox Company	Keurig Dr Pepper Inc.
Colgate-Palmolive Company	The Kraft Heinz Company
Conagra Brands, Inc.	McCormick & Company, Incorporated
Flowers Foods, Inc.	Post Holdings, Inc.
General Mills, Inc.	Spectrum Brands Holdings, Inc.
The Hershey Company	TreeHouse Foods, Inc.
Hormel Foods Corporation

The peer group was selected by the Compensation Committee, with the assistance of Semler Brossy, using the following criteria:

U.S. companies in the same or similar line of business;

Companies that are within a reasonable size range in revenue, market capitalization, and other financial metrics;

Companies that compete for the same customers with similar products, have comparable financial characteristics that investors view similarly, and may be subject to similar external factors; and

Assessing each remaining company’s primary businesses and important key characteristics for relevancy and comparability.

The Compensation Committee targets all compensation relative to a range around the 50th percentile (“Target Range”) of the competitive market data for the applicable fiscal year discussed above, although compensation may be slightly above or below the Target Range based on time in role, experience, and performance. We used the Target Range for assessing the pay for each salaried employee, including the Named Executive Officers, for fiscal year 2022. The Compensation Committee’s objective is to progress the Named Executive Officers’ compensation, including our Chief Executive Officer’s compensation, to the 50th percentile of the competitive market over a reasonable period of time, with that progress being informed by our performance and other factors as noted below. The Compensation Study indicated that for fiscal year 2022, total compensation for each of the Named Executive Officers was generally within the Target Range. Similar to the prior year, the Compensation Committee’s intent is to increase the long-term incentive targets and other compensation components that fall below the 50th percentile of the competitive market over time to ensure that we are providing a competitive, attractive, and retentive compensation opportunity to each of the Named Executive Officers.

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EXECUTIVE COMPENSATION

When approving compensation for executive officers, the Compensation Committee also considers:

Support of our Basic Beliefs and culture;

Individual performance, including financial and operating results as compared to our corporate and strategic business areas’ financial plan and to prior year results, as well as achievement of personal development objectives;

Our overall performance, including sales and earnings results;

Implementation of our strategy;

Implementation of sound management practices; and

The role of appropriate succession planning in key positions.

Base Salary and Compensation Determination

Salary ranges are determined in the same manner for each of our salaried employees, including each executive officer. The base salaries paid to each executive officer are designed to fall within an established range based on market practice. Actual base salary reflects the experience of the executive officer and the scope of his or her responsibility.

It is the normal practice that each April, the Compensation Committee requests that management submit compensation recommendations for executive officers, other than for the Executive Chairman and the Chief Executive Officer, using all the considerations outlined above. In addition, the recommendations have been focused on increasing the market competitiveness of long-term incentive awards. These recommendations generally result in salary increases for the executive officers that are aligned with our salary increase budget for other salaried employees. The Compensation Committee reviews all the above considerations with no single factor necessarily weighted more heavily than another.

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EXECUTIVE COMPENSATION

In setting and approving compensation for the Executive Chairman and the Chief Executive Officer, the Compensation Committee holds the Executive Chairman and the Chief Executive Officer responsible for ensuring that each of the objectives set forth above are achieved and each is assessed in their respective roles in regard to:

Setting the tone for corporate responsibility by adhering to our Basic Beliefs;

Managing the business, over the long term, to serve all of our constituents, namely consumers, customers, employees, suppliers, communities in which we work, and our shareholders;

Designing and implementing our long-term strategy;

Developing appropriate succession planning for key executive officer positions; and

With respect to the Chief Executive Officer, delivering positive financial and operational results, including earnings results, as reflected in our financial plan, and achieving our sustainability goals.

The Compensation Committee considered these factors when determining the base salary, Cash Incentive Award target, and long-term incentive award target for the Executive Chairman and the Chief Executive Officer for fiscal year 2022. The Compensation Committee determined that the fiscal year 2022 salary for Mark T. Smucker would be $1,105,000, a 2.8% increase over his fiscal year 2021 salary to align him closer to the market median and our peer group, and that the fiscal year 2022 salary for Richard K. Smucker would be $600,000, a 20% decrease to his fiscal year 2021 salary as part of his retirement transition plan.

What Our Short-Term Incentive Compensation Program Is Designed to Reward and How It Works

Our short-term, performance-based incentive compensation program is cash-based and is designed to reward key employees, including executive officers, for their contributions to the Company based on clear, measurable criteria.

After the end of each fiscal year, the Compensation Committee reviews management’s recommendations for Cash Incentive Awards for executive officers (other than for the Executive Chairman and the Chief Executive Officer for whom management makes no recommendation). The Compensation Committee evaluates the following criteria and information in approving Cash Incentive Awards for executive officers:

Our performance in relation to our adjusted operating income and net sales goals for the fiscal year, goals that are also generally approved by the Compensation Committee in June of each year for the fiscal year commencing the prior May 1st. The adjusted operating income goal is calculated excluding the impact of amortization expense and impairment charges related to intangible assets, special project costs, gains and losses related to the sale of a business, unallocated derivative gains and losses, and other one-time items that do not directly reflect ongoing operating results. Also, according to the plan, the adjusted operating income and net sales goals may exclude other items as determined by the Compensation Committee. The determination of our performance, excluding these charges, is consistent with the way management and the Board evaluates our business;

Our performance in relation to our ESG objectives for such fiscal year;

In general, if an executive officer has responsibility for a specific strategic business area, a percentage of the Cash Incentive Award is tied to that strategic business area’s performance in relation to its annual net sales and profit goals, and the Compensation Committee reviews attainment of relevant goals for those areas each year; and

Awards to each executive officer for the prior year, as well as base salary for the fiscal year just ended and target award information for each executive officer.

Incentive target awards for executive officers under the short-term incentive compensation program are also approved by the Compensation Committee and are represented as a percentage of each executive officer’s base salary. The target award percentage for each executive officer is reviewed regularly by the Compensation Committee with input from Semler Brossy. Named Executive Officers’ target awards ranged from 80% to 140% of base salary depending on the responsibilities and experience of the Named Executive Officer. For fiscal year 2022, the most a Named Executive Officer was eligible to receive in such fiscal year was 190% of the target award (i.e., between 152% and 266% of base salary).

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EXECUTIVE COMPENSATION

Participants in the short-term incentive compensation program receive a percentage of their target award based on our performance as shown in the following table. No awards are made unless we achieve at least 80% of our adjusted operating income goal, and no awards are made with respect to the net sales portion of the award unless we achieve at least 98% of our net sales goal.

Ranges	Net Sales Performance Level Achieved	AOI Performance Level Achieved	ESG Performance Level Achieved (1)	Percentage of Target Award Earned
Below Threshold	<98%	<80%	0%	0%
Threshold	98%	80%	—	25%
Target	100%	100%	100%	100%
Maximum (2)	103%	110%	—	190%

(1)	The ESG portion of the short-term incentive awards for executive officers will be paid out at 0% or 100%, as determined by the Compensation Committee.
(2)

The maximum payout for the adjusted operating income and net sales targets is 200%, and the maximum payout for the ESG objectives is 100%. Therefore, the maximum payout for the executive officers is 190%.

In the event adjusted operating income performance is between the ranges set forth in the table above, the Compensation Committee determines the percentage of the award that is earned by mathematical interpolation for each such range as follows: (i) for each increase of 1% above the threshold performance level but at or below 90% of the target performance level, the percentage of the target award earned increases by 2.5%; (ii) for each increase of 1% above 90% of the target performance level but below the target performance level, the percentage of the target award earned increases by 5%; and (iii) for each increase of 1% above the target performance level and up to the maximum performance level, the percentage of target award earned increases by 10%.

In the event net sales performance is between the ranges set forth in the table above, the Compensation Committee determines the percentage of the award that is earned by mathematical interpolation for each such range as follows: (i) for each increase of 0.5% above the threshold performance level but below the target performance level, the percentage of the target award earned increases by 18.75%; and (ii) for each increase of 0.5% above the target performance and up to the maximum performance level, the percentage of target award earned increases by 16.67%.

Finally, the ESG portion of the short-term incentive awards for executive officers will be paid out at 0% or 100%, as determined by the Compensation Committee, based on the Company’s achievement of its qualitative ESG objectives, which included the following for fiscal year 2022: (i) launching the Company’s inclusion, diversity, and equity organization model; (ii) fostering an inclusive and equitable workplace; (iii) increasing People of Color at every level and women in leadership; and (iv) sharing our efforts with our external communities and customers. Our progress made toward each of these objectives is detailed in the “FY22 ESG Accomplishments” table on page 46. For the Named Executive Officers, the target award is tied solely to the corporate adjusted operating income and net sales performance targets, in addition to the ESG objectives. Individual performance is not a factor in determining Cash Incentive Awards for the Named Executive Officers. The Compensation Committee, however, does have discretion to reduce a Named Executive Officer’s award but did not do so in fiscal year 2022.

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EXECUTIVE COMPENSATION

Set forth below is an example of the calculation of a Cash Incentive Award for a corporate participant:

Example:    An executive officer with corporate responsibilities, an annual base salary of $200,000, and a Cash Incentive Award target award of 50% of base salary would receive the following Cash Incentive Award based on achievement of performance levels for all categories as shown below:

	Weight	Threshold (25%)		Target (100%)		Maximum (190%) (1)

		Performance Level Achieved	Cash Incentive Award Earned ($)	Performance Level Achieved	Cash Incentive Award Earned ($)	Performance Level Achieved	Cash Incentive Award Earned ($)
Adjusted Operating Income	70%	80%	$17,500	100%	$70,000	110%	$140,000
Net Sales	20%	98%	$5,000	100%	$20,000	103%	$40,000
ESG (2)	10%	<100%	$0	100%	$10,000	>100%	$10,000
Total			$22,500		$100,000		$190,000

(1)

The maximum payout for the adjusted operating income and net sales targets is 200%, and the maximum payout for the ESG objectives is 100%. Therefore, the maximum payout for the executive officers is 190%.

(2)	The ESG portion of the short-term incentive awards for executive officers will be paid out at 0% or 100%, as determined by the Compensation Committee.

Specifically, with respect to fiscal year 2022, the Compensation Committee approved the target corporate adjusted operating income goal of $1,468.4 million and the target corporate net sales goal of $7,844.3 million in June 2021. The decrease in the target goals from prior year actual results reflected continued uncertainty and expected impact resulting from the COVID-19 pandemic, as well as the impact of the divestitures of the Crisco and Natural Balance businesses. Following our divestitures of the natural beverage and grains and private label dry pet food businesses, the Compensation Committee modified the target corporate adjusted operating income goal to $1,466.6 million and the target corporate net sales goal to $7,774.8 million to exclude the operating income and net sales targets of the divested businesses for the months that we did not own such businesses during fiscal year 2022, as permitted by our plan. For fiscal year 2022, we achieved adjusted operating income of $1,440.1 million, representing 98% of the target amount, and net sales of $7,998.9 million, representing 103% of the target amount. Finally, with respect to the ESG portion of the short-term incentive awards, the Compensation Committee determined that the executive officers satisfied the qualitative ESG objectives noted above, and, therefore, that portion of the award paid out at 100% of the target amount. As a result of falling short of the adjusted operating income target, exceeding the net sales target, and achieving the ESG objectives, the corporate performance portion of the awards paid at 113% of the target for the executive officers.

The short-term incentive compensation program corporate performance goals for fiscal year 2022 were as shown in the following table:

Short-Term Incentive Compensation Program

Corporate Performance Goals for

Fiscal Year 2022

Ranges	Performance Level Achieved (Adjusted Operating Income) (in Millions)	Performance Level Achieved (Net Sales) (in Millions)	Percentage of Cash Incentive Award Opportunity Earned

Below Threshold	Below $1,173.3 (80% of Target)	Below $7,619.3 (98% of Target)	0%

Threshold	$1,173.3 (80% of Target)	$7,619.3 (98% of Target)	25%

Target	$1,466.6	$7,774.8	100%

Maximum	$1,613.3 (110% of Target)	$8,008.0 (103% of Target)	200%

We believe that the performance targets established by the Compensation Committee for fiscal year 2022 required participants, including executive officers, to perform at a high level in order to achieve the target performance levels. During

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the five-year period from fiscal year 2018 through fiscal year 2022, we achieved performance above the target level but below the maximum level two times and below the target level but above the threshold level three times. Generally, the Compensation Committee sets the minimum, target, and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

What Our Long-Term Incentive Compensation Program Is Designed to Reward and How It Works

Our long-term, performance-based compensation is stock-based and designed to align the interests of management with the interests of our shareholders.

Equity awards are currently issued under the 2020 Plan. Beginning with awards made in June 2019 for fiscal year 2020, the Compensation Committee approved significant changes to our long-term incentive compensation program in order to strengthen the alignment of our management incentives with our long-term business objectives, to better align the interests of management with the interests of our shareholders, and to increase the market competitiveness of our long-term plan design. Under our long-term incentive compensation program, participants receive two separate long-term incentive awards. The first award consists of performance units that will generally vest at the end of three years and are based 75% on the achievement of our three-year performance target for adjusted earnings per share and 25% on the achievement of our three-year performance target for return on invested capital, although awards only vest if we achieve at least 90% of our adjusted earnings per share target. The following table summarizes the actual performance units which vest at various achievement levels.

Ranges	Achievement of Target Performance	Percentage of Target Award Earned
Below Threshold	<90%	0%
Threshold	90%	50%
Target	100%	100%
Maximum	115%	200%

In the event performance is between the ranges set forth in the table above, the Compensation Committee determines the percentage of the performance units that are earned by mathematical interpolation for each such range as follows: (i) for each increase of 1% from 90% of the target performance level to and including 95% of the target performance level, the percentage of the target award earned increases by 7.5%; (ii) for each increase of 1% from 95% of the target performance level to and including 105% of the target performance level, the percentage of the target award earned increases by 2.5%; (iii) for each increase of 1% from 105% of the target performance level to and including 110% of the target performance level, the percentage of the target award earned increases by 5%; and (iv) for each increase of 1% above 110% of the target performance level but below the maximum performance level, the percentage of the target award earned increases by 12.5%.

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EXECUTIVE COMPENSATION

The second award consists of stock options for executive officers (which further align our executive officers with shareholders by creating value through share price appreciation) that are not performance based and will generally ratably vest in equal tranches over a three-year period. Executive officers, including all of the Named Executive Officers, receive 75% of their long-term incentive award in performance units and 25% in stock options.

The other essential features of the equity awards are as follows:

Subject to Compensation Committee approval for elected officers and authorized executive officer approval for other participants, grants of equity awards are generally made each June;

Equity awards that a participant is eligible to receive are computed based on a participant’s base salary and long-term incentive target at the time of the grant of the award for the fiscal year in which the equity award is being measured;

In order to receive an equity award, participants must be employed by the Company at the time of the grant;

Upon participants reaching the age of 60 with at least 10 years of service (or the age of 60 with at least five years of service for John P. Brase), all restricted stock vests on the later of the first anniversary of the grant date and the date that the participant meets such age and service requirements, and all stock options vest when the participant retires from the Company after reaching such age and service requirements so long as such date is after the first anniversary of the grant date;

If a participant retires from the Company upon reaching the age of 60 with at least 10 years of service (or the age of 60 with at least five years of service for John P. Brase) and such retirement occurs after the first anniversary of the beginning of the performance period, the participant vests in the total number of the performance units that become “vesting eligible units” (based on actual performance at the end of the three-year period);

If a participant leaves the Company following two years after the grant date under circumstances determined by the Compensation Committee to be for the convenience of the Company, the remaining stock options and restricted stock from that grant vest immediately;

If a participant leaves the Company following the first anniversary of the beginning of the performance period under circumstances determined by the Compensation Committee to be for the convenience of the Company, the participant vests in such number of performance units that become “vesting eligible units” (based on actual performance at the end of the three-year period) multiplied by a fraction, the numerator of which is the number of months from the beginning of the performance period through the termination of employment, and the denominator of which is 36;

Upon the occurrence of a change in control, all of the stock options and restricted stock granted during or prior to fiscal year 2022 vest immediately, and the performance units granted during or prior to fiscal year 2022 vest at the target number of units upon the consummation of the change in control;

If a participant dies or his or her employment with the Company is terminated due to a disability, all of the stock options and restricted stock vest immediately, and the performance units vest at the target number of units multiplied by a fraction, the numerator of which is the number of months from the beginning of the performance period through the participant’s death or termination for disability, and the denominator of which is 36;

Unvested equity awards are generally forfeited upon an employee’s voluntary departure from the Company; and

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The equity awards include restrictive covenants, including confidentiality obligations and non-solicit, non-interference, and non-competition covenants. In addition to other remedies which may be available, violations of those covenants may result in forfeiture of any awards and repayment of any proceeds from any awards.

Management makes no recommendation regarding long-term incentive awards for the Executive Chairman or the Chief Executive Officer. However, the Compensation Committee, after considering input from Semler Brossy regarding the external market and other factors, makes grants to the Executive Chairman and the Chief Executive Officer based on the same performance standards as used for the other participants.

Following the end of fiscal year 2022, the Compensation Committee determined the number of performance units that were earned by the Named Executive Officers. For the performance units granted in June 2019 and to be settled in June 2022 based on the performance of the Company for the three fiscal year period commencing May 1, 2019 and ending April 30, 2022, the Compensation Committee approved the target corporate adjusted earnings per share goal of $9.60 and the target corporate return on invested capital goal of 6.75%. Specifically, with respect to the three fiscal year period commencing May 1, 2019 and ending April 30, 2022, we achieved adjusted earnings per share of $8.88, representing 93% of the target amount, and return on invested capital of 5.32%, representing 79% of the target amount. Since we achieved the threshold of the adjusted earnings per share goal (providing for a payout at 72.5% for the adjusted earnings per share portion of the performance units) but not the return on invested capital goal (providing no payout for the return on invested capital portion of the performance units), 54.4% of the performance units granted in June 2019 vested in June 2022.

Following the end of fiscal year 2022, the three-year performance periods for the grant of performance units in fiscal years 2021 and 2022 were not complete, so no performance units were earned by the Named Executive Officers.

Health Benefits

We provide executive officers with health and welfare plans upon substantially the same terms as available to most of our other salaried employees. These benefit plans include medical, dental, vision, life, and disability insurance coverage. We also provide executive officers with periodic physical examinations upon the same terms as available to all of our employees at or above the Senior Director level.

Pension and Retirement Plans, the Non-Qualified Supplemental Retirement Plan, and the Voluntary Deferred Compensation Plan

The Named Executive Officers participate in The J. M. Smucker Company Employee Savings Plan (the “401(k) Plan”) and, except for John P. Brase and Tucker H. Marshall, also participate in The J. M. Smucker Company Employees’ Retirement Plan (the “Qualified Pension Plan”), which was frozen for all participants on December 31, 2017. Participation in the 401(k) Plan (and, for employees hired prior to December 31, 2007, the Qualified Pension Plan) is an important component of the overall compensation package for substantially all of our employees, including our executive officers. In addition, Mark T. Smucker and Richard K. Smucker participate in The J. M. Smucker Company Top Management Supplemental Retirement Benefit Plan (as amended, the “SERP”), although Richard Smucker’s benefits under the SERP were frozen in 2016, as further described below, and are eligible to participate in The J. M. Smucker Company Voluntary Deferred Compensation Plan (the “Deferred Compensation Plan”), which plans were closed to new participants in 2007.

Jeannette L. Knudsen participated in The J. M. Smucker Company Defined Contribution Supplemental Executive Retirement Plan (the “New SERP”). In August 2016, the Compensation Committee approved the closure of the previously frozen New SERP, effective December 31, 2017. On January 1, 2018, the participants in the New SERP, including Jeannette L. Knudsen, became eligible to participate in the Restoration Plan. John P. Brase and Tucker H. Marshall also participate in the Restoration Plan.

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EXECUTIVE COMPENSATION

The following chart provides an overview of the key components of each of the plans:

Plan Name	Components

401(k) Plan

• Is the primary Company-provided retirement plan for certain eligible employees, providing a 150% match on employees’ contributions on the first 2% of eligible earnings and 100% on contributions on the next 4% of eligible earnings (i.e., a maximum Company match of 7% of eligible earnings)

• Both employee eligible earnings and employee contributions are subject to federal tax limitations

Qualified Pension Plan

• Provides a pension benefit based upon years of service with the Company and upon final average pay (average base salary compensation for the five most highly compensated consecutive years of employment)

• Benefits under the Qualified Pension Plan are 1% of final average earnings times the participant’s years of service with the Company

• Employees under the age of 40 as of December 31, 2007 will not earn future additional benefits under the Qualified Pension Plan, but employees age 40 and over as of December 31, 2007 will continue to earn future benefits

• Closed to new participants on December 31, 2007

• Effective December 31, 2017, benefits under the Qualified Pension Plan were frozen for all participants, including executive officers

SERP

• In addition to retirement benefits under the Qualified Pension Plan and 401(k) Plan, Mark T. Smucker and Richard K. Smucker also participate in the SERP, entitling them to certain supplemental benefits upon their retirement

• Benefits are based upon years of service and are 55% (reduced for years of service less than 25) of the average of base salary, holiday bonus, and Cash Incentive Award for the five most highly compensated, consecutive years of employment, less any benefits received under the Qualified Pension Plan and Social Security

• Closed to new participants on May 1, 2008

Restoration Plan

• Became effective on May 1, 2012 and provides a benefit for certain executive officers not participating in the SERP or, prior to January 1, 2018, the New SERP

• Restores contributions that would have been received under the 401(k) Plan but are not permitted due to federal tax limitations

• Participants are entitled to contribute between 0% and 50% of their eligible pay over the qualified plan compensation limit and are entitled to receive a 401(k)-type match on contributions (i.e., a maximum Company match of 7% of pay over the compensation limit)

• All U.S.-based employees, including the Named Executive Officers, not participating in the SERP are eligible to participate in the Restoration Plan

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Plan Name	Components
Deferred Compensation Plan

• U.S.-based executive officers who are not eligible to participate in the Restoration Plan may elect to defer up to 50% of salary and up to 100% of the Cash Incentive Award in the Deferred Compensation Plan

• The amounts deferred are credited to notional accounts selected by the executive officer that mirror the investment alternatives available in the 401(k) Plan. At the time a deferral election is made, participants elect to receive payout of the deferred amounts upon termination of employment in the form of a lump sum or equal annual installments ranging from two to 10 years

• The SERP, the New SERP, the Restoration Plan, and the Deferred Compensation Plan are non-qualified deferred compensation plans and, as such, are subject to the rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which restrict the timing of distributions

Other Benefits Executive Officers Receive

For fiscal year 2022, the executive officers, like all of our salaried and hourly non-represented employees, received an annual holiday bonus equal to 2% of their base salary.

The executive officers are provided certain personal benefits not generally available to all employees. The Compensation Committee believes these additional benefits are reasonable and enable us to attract and retain outstanding employees for key positions. These benefits include personal use of our aircraft (primarily by the Executive Chairman and the Chief Executive Officer for fiscal year 2022 and by the Chief Executive Officer for fiscal year 2023, which the Board encourages for the safety and well-being of such officers and their families), periodic physical examinations (which are provided to all employees at or above the Senior Director level), financial and tax planning assistance, tickets to entertainment events, a fixed flexible perquisite of $10,000 intended to be used for health, wellness, social, or travel club dues and expenses, and an additional $2,500 in charitable matching gifts under our matching gift program (which is available to all executive officers and Directors). The value of personal travel on our aircraft is calculated in accordance with applicable regulations under the Code and is included in the applicable individual’s taxable income for the year. The value of these personal benefits for each of the Named Executive Officers, to the extent the aggregate value based on incremental cost to us equaled or exceeded $10,000 for fiscal year 2022, is included in the “Summary Compensation Table” (and in the “2022 Director Compensation Table” for the Chairman Emeritus). The Compensation Committee reviews, on an annual basis, the types of perquisites and other benefits provided to executive officers, as well as the dollar value of each perquisite paid to executive officers.

Description of Compensation Policies and Agreements with Executive Officers

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading and Disclosure Policy prohibits Directors, executive officers, and employees from (i) engaging in hedging or monetization transactions that suggest the person is speculating in our common shares (that is, that such person is trying to profit in short-term movements, either increases or decreases, in our stock price), including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds; (ii) engaging in any short sale, “sale against the box,” or any equivalent transaction involving our common shares; and (iii) purchasing our common shares “on margin.” Our Insider Trading and Disclosure Policy also prohibits Directors, executive officers, and employees from pledging any common shares as collateral for a margin loan or otherwise.

Stock Ownership Guidelines

All of our executive officers are required to meet minimum stock ownership guidelines within a five-year period of being named an executive officer of the Company. The Executive Chairman and the Chief Executive Officer have a stock ownership guideline of six times their annual base salaries. Our other executive officers have a stock ownership guideline of two times their annual base salaries. Eligible securities include common shares held through the 401(k) Plan and any

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EXECUTIVE COMPENSATION

unvested stock-based equity awards held by the executive officer (other than unvested performance units and unexercised stock options, whether vested or not). All of the Named Executive Officers, including the Executive Chairman and the Chief Executive Officer, exceed these ownership requirements.

Employment Agreements

Except as set forth below, we do not have employment agreements with any of our executive officers. If we have a change in control, all outstanding equity awards for all participants granted during or prior to fiscal year 2022 will immediately vest. Beginning with equity awards granted in June 2022 for fiscal year 2023, such awards will immediately vest if we have a change in control and the participant’s employment is terminated or the participant resigns for good reason. The definition of change in control for purposes of accelerating the vesting of equity awards is set forth in the 2020 Plan.

John P. Brase Employment Offer Letter

In connection with the hiring of John P. Brase as our Chief Operating Officer, the Company entered into an employment offer letter, dated February 28, 2020, with Mr. Brase (the “Brase Employment Letter”). The Brase Employment Letter outlined Mr. Brase’s base salary of $700,000, his short-term cash incentive target opportunity of 100% of his base salary, and his long-term equity incentive target opportunity of 300% of his base salary, as well as the other employee plans and benefits that Mr. Brase would be provided consistent with other senior executives of the Company. It also included the following one-time awards, which were provided to Mr. Brase in light of the compensation and retirement benefits that he would have been entitled to if he remained in his prior role with The Procter & Gamble Company: (i) a signing bonus of $400,000 cash; (ii) a grant of 25,000 restricted shares, which will cliff vest three years from the grant date, assuming that he is still employed by the Company on such date; and (iii) a grant of 7,500 restricted shares, which will cliff vest on the date that Mr. Brase turns 60 years of age in 2028, assuming that he is still employed by the Company on such date. Pursuant to the terms of the Brase Employment Letter, Mr. Brase will be required to immediately repay a pro-rated portion of the $400,000 cash signing bonus if he voluntarily resigns or if his employment is terminated by the Company for cause (as defined in the Brase Employment Letter) during his first two years of employment.

Change in Control Severance Agreements

In connection with our ongoing efforts to align our compensation program with competitive market practices, we have entered into Change in Control Severance Agreements (the “Severance Agreement”) with several of our key employees, including all of the Named Executive Officers. The term of the Severance Agreement is two years, with automatic one-year renewals on each one-year anniversary of the effective date. Subject to limited exceptions, the Board may terminate the Severance Agreement at its discretion. Generally, the Severance Agreement only entitles key employees to severance benefits upon a termination by the Company without “cause” or by the key employee for “good reason” in connection with a “change in control” (each as defined in the Severance Agreement), within a 24-month period after a change in control event. Under those limited circumstances, an eligible employee will receive severance benefits consisting of: (i) a lump-sum payment equal to two times the sum of annual base salary and the target annual bonus; (ii) pro-rata target bonus for the year of termination; (iii) a lump sum amount equal to COBRA premiums for 18 months; and (iv) if requested by the employee, outplacement services not to exceed $25,000. In order to receive severance payments, the employee must execute a general release of claims in favor of the Company. The Severance Agreement includes non-competition and non-solicitation of employees covenants, which apply during the employee’s term of employment with the Company and for a period of 18 months following the date of the employee’s termination of employment for any reason, whether before or after a change in control.

The Severance Agreement does not provide for gross-up payments to be made in the event any payment or benefit due to an employee would be subject to the excise tax under Section 4999 of the Code, based on such payments being classified as “excess parachute payments” under Section 280G of the Code. However, in the event any payment or benefit due to an employee would be subject to such excise tax, then the amounts payable to such employee will be reduced to the maximum amount that does not trigger the excise tax, unless the applicable employee would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise tax thereon.

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Tax and Accounting Considerations

The Compensation Committee has considered the potential impact on our compensation plans of the $1,000,000 cap on deductible compensation under Section 162(m) of the Code. The exemption for performance-based compensation was repealed on December 22, 2017 for tax years beginning after December 31, 2017, such that compensation to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Compensation-Related Risk Assessment

During fiscal year 2022, the Compensation Committee oversaw a risk assessment of our compensation policies and practices to ascertain any material risks that may be created by our compensation programs. In March 2022, members of our human resources, internal audit, legal, and enterprise risk departments, along with Semler Brossy, reviewed and assessed the potential risks arising from our compensation policies and practices based on the risk assessment process developed and refined over the past several years, along with a comparison of current industry best practices. The assessment process included a review of risks related to strategy, culture, governance, pay-mix, performance measures, annual short-term and long-term incentives, equity ownership, and trading, along with other compensation risks and management of those risks. The results of management’s review and Semler Brossy’s assessment were presented to the Compensation Committee in April 2022 for its review and final assessment. Based on the Compensation Committee’s review of the risk assessment, we determined that our compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was supported by our risk mitigating practices, including our clawback policy, “no hedging” policy, “no pledging” policy, holdbacks of a portion of incentive payments for certain sales team participants, caps on incentive compensation awards, incentive modifiers based upon business unit performance, and the use of discretionary adjustments. In addition, we have a stock ownership requirement for our executive officers.

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COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the Named Executive Officers for fiscal years 2022 and 2021 and, where required, fiscal year 2020. Please read the “Compensation Discussion and Analysis” in conjunction with reviewing this table.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)

Mark T. Smucker President and Chief Executive Officer	2022 2021 2020	1,100,385 1,042,500 1,004,616	22,100 44,000 20,200	4,143,838 3,598,208 3,333,129	1,381,245 1,199,375 1,111,000	1,748,110 2,859,500 1,295,325	— 3,626,179 3,898,568	115,961 80,675 66,123	8,511,639 12,450,437 10,728,961

Tucker H. Marshall Chief Financial Officer	2022 2021	591,154 568,308	11,900 11,400	1,004,064 940,550	334,676 313,500	537,880 812,250	— —	111,413 67,588	2,591,087 2,713,596

John P. Brase Chief Operating Officer	2022 2021 2020	709,308 700,000 26,923	14,220 10,060 400,000	1,599,758 1,575,050 3,660,475	533,245 525,000 —	803,430 1,330,000 32,705	— — —	191,163 128,855 33,885	3,851,124 4,268,965 4,153,988

Jeannette L. Knudsen Chief Legal and Compliance Officer and Secretary	2022 2021 2020	552,385 519,500 510,154	11,140 15,740 10,240	939,941 691,253 676,186	313,317 230,400 211,200	503,528 750,975 340,480	— — 14,175	130,833 83,530 72,940	2,451,144 2,291,398 1,835,375

Richard K. Smucker Executive Chairman	2022 2021 2020	623,077 750,000 750,000	12,000 15,000 15,000	900,113 1,125,086 1,125,232	299,998 375,000 375,000	678,000 1,425,000 712,500	— 209,158 1,493,288	127,019 113,781 126,166	2,640,207 4,013,025 4,597,186

(1)

On August 17, 2022, Richard K. Smucker will retire as Executive Chairman, and Mark T. Smucker will serve as both Chief Executive Officer and Chair of the Board. Richard K. Smucker will remain an employee of the Company until his retirement on October 9, 2022. If Richard K. Smucker is re-elected to the Board, he will continue to serve as a Director, and he will be compensated as a non-employee Director for the remainder of the Company’s fiscal year 2023 following his retirement as an employee of the Company on October 9, 2022.

(2)

Included in column (d) for all of the Named Executive Officers is a holiday bonus representing 2% of annual base salary at the time of payment, which is provided to all of our salaried and hourly non-represented employees. The amounts reported for Mark T. Smucker and Jeannette L. Knudsen for fiscal year 2021 include a one-time cash payment approximating the amount of their annual base salary increases for the period of July through October 2020 had their original salary increases been implemented in June 2020. The amount reported for John P. Brase for fiscal year 2020 represents the cash signing bonus paid as part of the Brase Employment Letter discussed in the Compensation Discussion and Analysis section on page 64.

(3)

For all the Named Executive Officers the amounts reported in column (e) for fiscal year 2022 reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the performance unit awards granted on June 15, 2021 pursuant to our long-term incentive compensation program. Target award opportunities were expressed in dollars and converted to the target number of performance units using $132.76, the average closing share price for the final five trading days of fiscal year 2021 and the first five trading days of fiscal year 2022 and rounded up to the nearest share. These performance unit awards will vest to the extent the pre-established performance criteria are met over the three-year performance period from May 1, 2021 to April 30, 2024. Since these awards are subject to future performance conditions, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. The actual value of the performance unit awards at the time of payout will depend upon achievement of the performance criteria as well as the price of the Company’s common shares at the time of vesting. Assuming that the highest level of performance was achieved for these awards, the grant date fair value of these awards would have been Mark T. Smucker, $8,287,676; Tucker H. Marshall, $2,008,128; John P. Brase,

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COMPENSATION TABLES

$3,199,516; Jeannette L. Knudsen, $1,879,882; and Richard K. Smucker, $1,800,226. These values are slightly higher than the amounts approved since we round up when calculating the number of performance units.

If a Named Executive Officer retires from the Company upon reaching the age of 60 with at least 10 years of service (or the age of 60 with at least five years of service for John P. Brase) and such retirement occurs after the first anniversary of the beginning of the performance period, the participant vests in the total number of the performance units that become “vesting eligible units” (based on actual performance at the end of the three-year period).

For Jeannette L. Knudsen, the amounts reported in column (e) also include a special one-time restricted stock award grant of $42,458. Such grant was approved by the Compensation Committee in June 2019 for participants who had a significant role in one or more of the Company’s transformational strategic initiatives for fiscal year 2019. These values are slightly higher than the amounts approved since we round up when calculating the number of restricted shares. The restricted stock awards vest 100% at the end of a three-year period so long as a participant remains an employee of the Company.

John P. Brase joined the Company on April 13, 2020 and, therefore, did not receive the performance unit award granted on June 13, 2019. The amounts reported in column (e) for Mr. Brase for fiscal year 2020 reflect the grant date fair value computed in accordance with ASC Topic 718 of a grant of 25,000 restricted shares, which will cliff vest three years from the grant date, and a grant of 7,500 restricted shares, which will cliff vest on the date that John P. Brase turns 60 years of age in 2028, assuming that he is still employed by the Company on such date. These grants were included as part of the Brase Employment Letter described in the Compensation Discussion and Analysis section on page 64.

For a description of the assumptions made in the valuation of such awards, see the note entitled “Share-Based Payments” to the Consolidated Financial Statements in our Annual Report on Form 10-K.

(4)

The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock option awards granted on June 15, 2021 pursuant to our long-term incentive compensation program. The estimated value of stock options is calculated using the Black-Scholes model. The options granted on June 15, 2021 have an exercise price of $135.53. Such options generally ratably vest in equal tranches over a three-year period.

(5)

The amounts shown in column (g) for all of the Named Executive Officers represent performance-based awards under our short-term incentive compensation program. The incentive payment was based on achievement of performance targets established for fiscal year 2022 and was paid in June 2022, subsequent to the end of the fiscal year for which such payment relates. Performance criteria under the short-term incentive compensation program relate to our performance and are discussed in detail under the heading “What Our Short-Term Incentive Compensation Program Is Designed to Reward and How it Works.”

(6)

The amounts shown in column (h) represent the increase in present value of accumulated benefits accrued under the Qualified Pension Plan and the SERP. A discussion of the assumptions made in determining this increase is included below under the heading “Pension Benefits.”

(7)	Column (i) includes payments made by us to defined contribution plans for the Named Executive Officers.

The Named Executive Officers received various perquisites provided by or paid by the Company, and the incremental value of such perquisites for the Named Executive Officers is also included in column (i). These perquisites included personal use of our aircraft (primarily by the Executive Chairman and the Chief Executive Officer for fiscal year 2022 and by the Chief Executive Officer for fiscal year 2023, which the Board encourages for the safety and well-being of such officers and their families), periodic physical examinations, financial and tax planning assistance, tickets to entertainment events, a fixed flexible perquisite of $10,000 intended to be used for health, wellness, social, or travel club dues and expenses, and charitable matching gifts under our matching gift program, which is available to all of our full-time employees and Directors. We match gifts of up to $5,000 per calendar year for executive officers and Directors and $2,500 per year for other full-time employees to accredited colleges and universities that offer four-year degree programs and to certain other designated charitable organizations. We also match gifts of up to an additional $2,500 by Senior Directors and above to charitable organizations on whose board he or she serves.

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COMPENSATION TABLES

All Named Executive Officers received perquisites in excess of $10,000 for fiscal year 2022. The aggregate value of each perquisite or other personal benefit exceeding the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for executive officers is as follows: Mark T. Smucker’s personal use of our aircraft totaled $82,111 and Richard K. Smucker’s personal use of our aircraft totaled $72,449. In valuing personal use of our aircraft in fiscal year 2022, we used aggregate incremental costs incurred, including costs related to fuel, landing fees, crew meals, and other miscellaneous costs.

The following table provides a breakdown of the Company-provided benefits included in column (i):

Name	Use of Aircraft	Flexible Perquisite	Financial and Tax Planning Assistance	Executive Physical	Employer Matching Funds under 401(k) Plan	Company Contributions to Deferred Compensation Accounts	Charitable Matching Gifts under Gift Matching Program

Mark T. Smucker	$82,111	$10,000	—	—	21,350	—	$2,500

Tucker H. Marshall	$2,342	$10,000	—	—	20,838	78,233	—

John P. Brase	$18,915	$10,000	$10,000	$1,001	20,537	123,210	$7,500

Jeannette L. Knudsen	$15,918	$10,000	5,400	—	20,946	71,069	$7,500

Richard K. Smucker	$72,449	$10,000	$20,000	—	17,069	—	$7,500

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COMPENSATION TABLES

2022 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			(j) All Other Stock Awards: Number of Shares of Stock (#)	(k) All Other Option Awards: Number of Securities Underlying options (#)(3)	(l) Exercise or Base Price of Option Awards ($/SH)	(m) Grant Date Fair Value of Stock and Option Awards ($) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mark T. Smucker	—	Cash	386,750	1,547,000	2,939,300	—	—	—	—	—	—	—

	6/15/2021	Performance Units	—	—	—	15,607	31,213	62,426	—	—	—	4,143,838

	6/15/2021	Options	—	—	—	—	—	—	—	61,498	135.53	1,381,245

Tucker H. Marshall	—	Cash	119,000	476,000	904,400	—	—	—	—	—	—	—

	6/15/2021	Performance Units	—	—	—	3,782	7,563	15,126	—	—	—	1,004,064

	6/15/2021	Options	—	—	—	—	—	—	—	14,901	135.53	334,676

John P. Brase	—	Cash	177,750	711,000	1,350,900	—	—	—	—	—	—	—

	6/15/2021	Performance Units	—	—	—	6,025	12,050	24,100	—	—	—	1,599,758

	6/15/2021	Options	—	—	—	—	—	—	—	23,742	135.53	533,245

Jeannette L. Knudsen	—	Cash	111,400	445,600	846,640	—	—	—	—	—	—	—

	6/15/2021	Performance Units	—	—	—	3,540	7,080	14,160	—	—	—	939,941

	6/15/2021	Options	—	—	—	—	—	—	—	13,950	135.53	313,317

Richard K. Smucker	—	Cash	150,000	600,000	1,140,000	—	—	—	—	—	—	—

	6/15/2021	Performance Units	—	—	—	3,390	6,780	13,560	—	—	—	900,113

	6/15/2021	Options	—	—	—	—	—	—	—	13,357	135.53	299,998

(1)

Estimated possible payouts included in the Non-Equity Incentive Plan Awards columns relate to cash payments eligible under our short-term incentive compensation program. The amounts in column (d) reflect 25% of the target amount in column (e), while the amounts in column (f) reflect 190% of such target amounts. The amounts are based on salaries in effect as of April 30, 2022 for each Named Executive Officer, which is the basis for determining the actual payments to be made subsequent to fiscal year end.

(2)

The amounts shown in columns (g) through (i) represent the number of shares the Named Executive Officers are eligible to earn at the threshold, target, and maximum levels in connection with the target performance units granted in June 2021 under our long-term incentive compensation program. As described in more detail in the “Compensation Discussion and Analysis,” these performance unit awards provide the Named Executive Officers with an opportunity to earn shares of common stock, the amount of which will be determined based on the Company’s performance against pre-established performance criteria over the three-year performance period from May 1, 2021 to April 30, 2024. Target award opportunities were expressed in dollars and converted to the target number of performance units using $132.76, the average closing share price for the final five trading days of fiscal year 2021 and the first five trading days of fiscal year 2022 and rounded up to the nearest share.

(3)	The amounts shown in column (k) represent annual stock option awards granted in June 2021 under our long-term incentive compensation program.

(4)

The amounts shown in column (m) shows the grant date fair value of: (i) the performance units granted in June 2021 calculated in accordance with ASC Topic 718 based on the probable outcome of the performance conditions as of the grant date, (ii) the restricted stock grants shown in column (j) of this table, and (iii) the stock options shown in column (k) of this table calculated using the Black-Scholes model.

The J. M. Smucker Company	2022 Proxy Statement	69

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

	Option Awards					Stock Awards
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
(a) Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (6)

Mark T. Smucker	30,000	—	—	$111.86	3/19/2025	—	—	89,308	12,228,944
	40,410	20,201	—	$123.68	6/13/2029	65,984	9,035,189	—	—
	28,280	56,541	—	$108.90	6/17/2030	—	—	—	—
	—	61,498	—	$135.53	6/15/2031	—	—	—	—

Tucker H. Marshall	4,993	2,496	—	$103.20	12/30/2029	—	—	18,339	2,511,159
	7,392	14,779	—	$108.90	6/17/2030	3,818	522,799	—	—
	—	14,901	—	$135.53	6/15/2031	—	—	—	—

John P. Brase	12,379	24,750	—	$108.90	6/17/2030	—	—	25,621	3,508,284
	—	23,742	—	$135.53	6/15/2031	32,500	4,450,225	—	—

Jeannette L. Knudsen	10,000	—	—	$111.86	3/19/2025	—	—	18,187	2,490,346
	7,682	3,840	—	$123.68	6/13/2029	16,643	2,278,926	—	—
	5,433	10,861	—	$108.90	6/17/2030	—	—	—	—
	—	13,950	—	$135.53	6/15/2031	—	—	—	—

Richard K. Smucker	62,500	—	—	$111.86	3/19/2025	—	—	25,620	3,508,147
	13,640	6,818	—	$123.68	6/13/2029	—	—	—	—
	8,843	17,678	—	$108.90	6/17/2030	—	—	—	—
	—	13,357	—	$135.53	6/15/2031	—	—	—	—

(1)	The stock option awards have vested or will vest on the following dates:

Name	6/13/2022	6/15/2022	6/17/2022	12/30/2022	6/15/2023	6/17/2023	6/15/2024

Mark T. Smucker	20,201	20,504	28,271	—	20,497	28,270	20,497

Tucker H. Marshall	—	4,968	7,390	2,496	4,967	7,389	4,966

John P. Brase	—	7,916	12,375	—	7,913	12,375	7,913

Jeannette L. Knudsen	3,840	4,651	5,431	—	4,650	5,430	4,649

Richard K. Smucker	6,818	4,454	8,839	—	4,452	8,839	4,451

(2)	Restricted shares or units outstanding at year end have vested or will vest on the following dates:

Name	6/13/2022	6/14/2022	4/14/2023	6/13/2023	9/27/2023	12/30/2024	9/1/2026	1/27/2028

Mark T. Smucker	—	34,986	—	30,998	—	—	—	—

Tucker H. Marshall	63	1,073	—	682	1,000	1,000	—	—

John P. Brase	—	—	25,000	—	—	—	—	7,500

Jeannette L. Knudsen	—	6,887	—	6,056	—	—	3,700	—

Richard K. Smucker	—	—	—	—	—	—	—

(3)

Restricted shares granted prior to the changes to our long-term incentive compensation program in fiscal year 2020 generally vest at the end of the four-year period from the date of grant or, if earlier, upon the attainment of age 60 and 10 years of service with the Company (provided that 50% of such restricted shares will be available for settlement of taxes due and the remainder will be subject to a four-year retention period).

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COMPENSATION TABLES

(4)	The market value of restricted shares was computed using $136.93, the closing share price of our common shares on April 29, 2022, the last business day of the fiscal year.

(5)

The amounts shown in column (i) were performance units granted under our long-term incentive compensation program and will vest, subject to achievement of the applicable performance criteria, in June 2022, June 2023, and June 2024. The amounts shown in column (i) reflect the number of shares each of the Named Executive Officers will earn if the target level of performance is achieved.

(6)	The market value of unearned performance units that have not vested was computed using $136.93, the closing price of our common shares on April 29, 2022, the last business day of the fiscal year.

2022 OPTION EXERCISES AND STOCK VESTED

(a) Name	Option Awards		Stock Awards
	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#)	(e) Value Realized on Vesting ($) (1)

Mark T. Smucker	—	—	26,759	3,626,647

Tucker H. Marshall	10,000	261,550	654	88,648

John P. Brase	—	—	—	—

Jeannette L. Knudsen	—	—	4,839	665,830

Richard K. Smucker	—	—	—	—

(1)	The market price used in determining the value realized was calculated using the average of the high and low share prices on the NYSE on the date of vesting.

PENSION BENEFITS

We maintain two defined benefit plans in the U.S. that cover the Named Executive Officers. One is the Qualified Pension Plan, which provides funded, tax-qualified benefits (up to the limits on compensation and benefits under the Code) to some of our U.S.-based salaried employees as discussed in the “Qualified Pension Plan” summary on page 62 of this proxy statement. The second is the SERP, which provides unfunded, non-qualified benefits to certain executive officers. All of the Named Executive Officers included in the “2022 Pension Benefits Table,” except for John P. Brase and Tucker H. Marshall, participate in the Qualified Pension Plan. Mark T. Smucker and Richard K. Smucker are the only Named Executive Officers who participate in the SERP, although Richard Smucker’s benefits under the SERP were frozen in 2016, as further described below.

Qualified Pension Plan

The benefit provided under the Qualified Pension Plan is defined as an annuity beginning at normal retirement age, which is 65. It can be paid out in the form of an annuity or lump sum. The Qualified Pension Plan benefit expressed as an annual single life annuity at normal retirement age is 1% times final average earnings times years of service. All accrued benefits under the Qualified Pension Plan have been frozen for all participants, including the Named Executive Officers, effective December 31, 2017.

Early retirements under the Qualified Pension Plan are subject to the following rules:

If the participant terminates employment after completing five years of service but prior to attaining age 65, the Qualified Pension Plan benefit is calculated based on frozen accrued benefits and service at the time the Named Executive Officer leaves employment;

Terminating participants have the option of receiving a lump sum payment or an immediate annuity at the time of termination;

Early payments are reduced actuarially for benefits that commence before age 65;

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COMPENSATION TABLES

If the participant has more than 10 years of service and has reached age 55 at the time of retirement, early payments are reduced 4% per year that the benefits start before age 65; and

If the participant has more than 30 years of service at the time their employment terminates, early payments are reduced 4% per year from age 62.

As of April 30, 2022, Richard K. Smucker had already completed 30 years of service with the Company. All accrued benefits under the Qualified Pension Plan have been frozen for all participants, including the Named Executive Officers, effective December 31, 2017.

SERP

The benefit provided under the SERP is defined as an annuity beginning at normal retirement age. It can be paid out in the form of an annuity or lump sum. The SERP benefit expressed as an annual single life annuity is equal to (A) 2.5% times final average earnings, times years of service up to 20 years, plus (B) 1.0% times final average earnings, times years of service from 20 to 25 years, minus (C) the basic benefit provided under the Qualified Pension Plan, minus (D) the Company paid portion of the contributory benefit in the Qualified Pension Plan that was frozen April 30, 1991, and minus (E) an estimate of the Social Security benefit that would be payable at the later of age 62 or actual retirement. Final average earnings are equal to average compensation (base salary, holiday bonus, and Cash Incentive Award) over the five consecutive years of employment that produces the highest average.

Early retirements under the SERP are subject to the following rules:

If the participant terminates employment before normal retirement age without completing 10 years of service, no SERP benefit is payable;

If the participant terminates employment after completing 10 years of service but before age 65, the gross SERP benefit ((A) plus (B) in the prior paragraph) is calculated based on final average earnings and service at the time the participant leaves employment (as of April 30, 2022, Mark T. Smucker is eligible for such early retirement benefit); and

The gross SERP benefit will be reduced by 4% per year that the benefit commences prior to age 62 and then offset by the Qualified Pension Plan benefit, frozen contributory benefit, enhanced contribution to the 401(k) Plan, and estimate of Social Security benefit.

On April 21, 2011, we amended the SERP to provide that, to the extent payment of any benefit under the SERP is delayed beyond the latter of the participant reaching age 55 or the participant’s separation from service, such benefit will be adjusted (i) with interest, if payable as a lump sum, and (ii) actuarially, if payable as an annuity, all as determined in accordance with the SERP. This change takes into account the fact that Section 409A of the Code imposes a delay on benefit commencement in certain cases.

Richard K. Smucker’s benefits under the SERP were frozen in 2016. Richard K. Smucker began receiving the SERP benefit on April 1, 2019, and he receives monthly annuity payments under the SERP, which are approximately the same monthly annuity payments he would have received under the SERP had he retired on March 31, 2016.

Determination of Value

The amounts shown in the “2022 Pension Benefits Table” are based on the value at age 62 (a prior date for Richard K. Smucker), which is the earliest age at which an unreduced retirement benefit is payable under both plans. Other key assumptions used to determine the amounts are as follows:

An interest rate of 4.63%, the Financial Accounting Standards Board Accounting Standards Codification Topic 715 (“ASC Topic 715”) discount rate as of April 30, 2022. The ASC Topic 715 discount rate as of April 30, 2022 was 4.63% and April 30, 2021 was 3.24%;

For the SERP, 50% assumed to elect a lump sum (except Richard K. Smucker, who has chosen his benefit form) with Revenue Ruling 2001-62 mortality used for life expectancy and 50% assumed to elect an annuity with the mortality assumption based on a version of the RP-2014 table with mortality improvements projected into the future; and

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COMPENSATION TABLES

For the Qualified Pension Plan, 40% assumed to elect an annuity and 60% assumed to elect a lump sum using the mortality prescribed by the Internal Revenue Service. The Qualified Pension Plan uses the same mortality assumption as described above for the SERP annuity elections to determine life expectancy.

The years of credited service for the Named Executive Officers are based only on their years of service while an employee of the Company during the time they were eligible to accrue benefits in the plans.

The “2022 Pension Benefits Table” below shows the Named Executive Officers’ number of years of credited service, present value of accumulated benefit, and payments during the last fiscal year under each of the plans.

2022 Pension Benefits

(a)	(b)	(c)	(d)		(e)
Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)

Mark T. Smucker	Qualified Pension Plan SERP Total	10.3 24.6	$ $ $	179,823 11,951,853 12,131,676	— —

Tucker H. Marshall	Qualified Pension Plan SERP Total	— —		— —	— —

John P. Brase	Qualified Pension Plan SERP Total	— —		— —	— —

Jeannette L. Knudsen	Qualified Pension Plan SERP Total	5.3 —	$ $	53,353 — 53,353	— —

Richard K. Smucker	Qualified Pension Plan SERP Total	45.2 43.6	$ $ $	1,734,049 9,744,596 11,478,645	$139,580 $784,380 $923,960

The J. M. Smucker Company	2022 Proxy Statement	73

COMPENSATION TABLES

2022 NONQUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)			(e)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($) (1)			Aggregate Balance at Last Fiscal Year End ($)

Mark T. Smucker	—	—		—			—

Tucker H. Marshall Restoration Plan (2)	$ 89,409	$ 78,233		$(36,411)			$362,820
John P. Brase Restoration Plan (2)	$176,014	$123,210		$(43,403)			$397,890

Jeannette L. Knudsen Restoration Plan (2) New SERP (3)	$ 60,916 —	$ 71,069 —	$ $	(40,304 (71,387	) )	$ $	410,715 761,963

Richard K. Smucker Deferred Compensation Plan Vested but Unreleased Shares	— —	— —		$(578,045 —)		$ $	8,162,274 1,732,986	(4) (5)

(1)	No portion of the amounts shown in column (d) are reported in the “Summary Compensation Table” as no earnings are considered to be above market.

(2)

The Restoration Plan is a non-qualified deferred compensation plan and, as such, is subject to the rules of Section 409A of the Code, which restrict the timing of distributions. Participants in the Restoration Plan may elect to contribute up to 50% of their eligible compensation in excess of federal tax limitations. The Company matches 7% of the first 6% of participant contributions. At the time a deferral election is made, participants elect to receive payout of the deferred amounts upon termination of employment in the form of a lump sum or in annual installments ranging from two to 10 years. Jeannette L. Knudsen became eligible to participate in the Restoration Plan on January 1, 2018. Compensation related to any deferrals has been included as compensation in the “Summary Compensation Table.”

(3)

The New SERP is a non-qualified deferred compensation plan and, as such, is subject to the rules of Section 409A of the Code, which restrict the timing of distributions. The Company contributes 7% of eligible participants’ compensation. At the time a deferral election is made, participants elect to receive payout of the deferred amounts upon termination of employment in the form of a lump sum or in monthly installments ranging from five to 20 years. No contributions will be made to the New SERP for compensation earned after December 31, 2017.

(4)

This aggregate balance includes the amounts reported as compensation in the “Summary Compensation Table” in previous fiscal years. For Richard K. Smucker, this amount is $2,475,085. This aggregate balance also includes earnings on prior contributions.

Executive officers who do not participate in the Restoration Plan may elect to defer up to 50% of salary and up to 100% of the Cash Incentive Award in the Deferred Compensation Plan. The amounts deferred are credited to notional accounts selected by the executive officer that mirror the investment alternatives available in the 401(k) Plan.

The Deferred Compensation Plan is a non-qualified deferred compensation plan and, as such, is subject to the rules of Section 409A of the Code, which restrict the timing of distributions. At the time a deferral election is made, participants elect to receive payout of the deferred amounts upon termination of employment in the form of a lump sum or in annual installments ranging from two to 10 years.

(5)

Upon participants reaching the age of 60 with 10 years of service, all restricted shares granted prior to the changes to our long-term incentive compensation program in fiscal year 2020 vest immediately, with 50% of such restricted shares available for settlement of taxes due and the remainder subject to a four-year retention period. Shares subject to this retention requirement are held by Richard K. Smucker (12,656) from the 2018 through 2019 grants. The market value of restricted shares was computed using $136.93, the closing share price of our common shares on April 29, 2022, the last business day of the fiscal year.

74	The J. M. Smucker Company	2022 Proxy Statement

POTENTIAL PAYMENTS TO EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

Executive Severance Plan

All of our elected officers, including the Named Executive Officers, are eligible for benefits under The J. M. Smucker Company Executive Severance Plan (the “Severance Plan”), which provides for the payment of severance and other benefits in the event of a termination of employment with the Company without cause (as defined in the Severance Plan) or for certain other specified reasons (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the employee’s execution of a general release of liability against the Company, the Severance Plan provides the following payments and benefits to elected officers:

Severance in an amount equal to 52 times the elected officer’s weekly base salary in effect immediately prior to the date of the Qualifying Termination;

Provided that the elected officer worked at least six months in the fiscal year of the Qualifying Termination, a prorated annual bonus as calculated pursuant to the terms of Section 4.01(b) of the Severance Plan;

An additional lump sum payment equivalent to approximately 12 months’ premiums on the elected officer’s Company-sponsored medical coverage in effect on the date of the Qualifying Termination; and

Company-paid outplacement assistance—and not any cash equivalent—provided by the Company’s third-party provider identified in its sole discretion for a period of up to six months.

Any nonvested awards under the Company’s long-term incentive plans will be treated as provided under the plans and applicable award agreements; however, any restricted stock or restricted stock unit awards that were granted prior to May 1, 2020 and are at least two-years old as of the date of the Qualifying Termination will become fully vested.

Long-Term Disability

In the event of a qualified long-term disability, participants continue to earn Qualified Pension Plan benefit service up to the earlier of age 65 or termination of employment. Also, 60% of base salary is continued, up to $20,000 per month, until the earlier of age 65 or the end of the disability period.

Termination Payments

The Severance values in the following table represent potential payments to the Named Executive Officers based on certain possible termination events. These payments are based on the Severance Plan that covers all of our elected officers.

The Cash Incentive Award values in the following table represent potential payments to each Named Executive Officer who is eligible to receive an award under the short-term incentive compensation program based on our actual performance if he or she is actively employed on the last day of the fiscal year. Except as set forth in the Severance Plan, Named Executive Officers who are not eligible to retire must be employed by the Company on the date of payment in order to receive an award.

The Value of Restricted Shares amounts in the following table reflect the immediate vesting of outstanding equity awards based on the type of termination that has occurred or in the event of a change in control. If we have a change in control, all outstanding equity awards granted during or prior to fiscal year 2022 will immediately vest based on the terms of the existing equity plans and the applicable award agreements. No restricted shares are awarded if an employee is not actively employed with us on the date of the grant.

The Retiree Healthcare Benefit values in the following table are shown only for those Named Executive Officers who are eligible for retirement as of the end of the fiscal year. These values represent the balance as of April 30, 2022 of the employee’s Healthcare Retirement Account. The Named Executive Officer may use this balance in retirement to cover healthcare costs and premiums.

Potential Change in Control Payments

We have entered into Change in Control Severance Agreements with several of our key employees, including all of the Named Executive Officers, as a retention tool in order to provide for severance benefits in connection with a change in

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POTENTIAL PAYMENTS TO EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

control. The term of the Severance Agreement is two years, with automatic one-year renewals on each one-year anniversary of the effective date. Subject to limited exceptions, the Board may terminate the Severance Agreement at its discretion.

Generally, the Severance Agreement only entitles the Named Executive Officers to severance benefits upon a termination by the Company without “cause” or by the Named Executive Officer for “good reason” in connection with a “change in control” (each as defined in the Severance Agreement), within a 24-month period after a change in control event. If so terminated, a Named Executive Officer will receive severance benefits consisting of: (i) a lump-sum payment equal to two times the sum of the Named Executive Officer’s annual base salary and the target annual bonus; (ii) pro-rata target bonus for the year of termination; (iii) a lump sum amount approximately equal to the cost of COBRA coverage for 18 months; and (iv) if requested by the Named Executive Officer, outplacement services not to exceed $25,000. In order to receive severance payments, the Named Executive Officer must execute a general release of claims in favor of the Company. The Severance Agreement includes non-competition and non-solicitation of employees covenants, which apply during the Named Executive Officer’s term of employment with the Company and for a period of 18 months following the date of the Named Executive Officer’s termination of employment for any reason, whether before or after a change in control.

In the event that any payment or benefit due to a Named Executive Officer would be subject to the excise tax under Section 4999 of the Code, based on such payments being classified as “excess parachute payments” under Section 280G of the Code, then the amounts payable to such Named Executive Officer will be reduced to the maximum amount that does not trigger the excise tax, unless the Named Executive Officer would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise tax thereon.

Termination Analysis Table

The following table and footnotes describe the estimated potential payment obligations under various termination events. The table assumes termination of employment occurs on the last day of the fiscal year. A closing stock price of $136.93, as of the last business day of the fiscal year, is assumed for all equity values.

	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)	Change in Control ($)
Mark T. Smucker
Severance (2)	—	—	—	1,123,000	5,304,000
Medical & Outplacement Benefits	—	—	—	—	52,000
Cash Incentive Award	—	1,748,110	—	1,748,110	1,748,110
Value of Restricted Shares (3)	—	9,035,189	—	9,035,189	9,035,189
Value of Performance Units (4)	—	7,964,533	—	7,964,533	12,228,944
Value of Options (5)	—	1,938,605	—	—	1,938,605
Retirement Benefits (6)	13,597,771	6,799,246	13,597,771	13,597,771	13,597,771

TOTAL	13,597,771	27,485,683	13,597,771	33,468,603	43,904,619
Tucker H. Marshall
Severance (2)	—	—	—	613,000	2,142,000
Medical & Outplacement Benefits	—	—	—	—	52,000
Cash Incentive Award	—	537,880	—	537,880	537,880
Value of Restricted Shares (3)	—	522,799	—	522,799	522,799
Value of Performance Units (4)	—	1,450,865	—	1,450,865	2,511,159
Value of Options (5)	—	468,189	—	—	468,189
Retirement Benefits (6)	—	—	—	—	—

TOTAL	—	2,979,733	—	3,124,544	6,234,027

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POTENTIAL PAYMENTS TO EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)	Change in Control ($)
John P. Brase
Severance (2)	—	—	—	729,000	2,844,000
Medical & Outplacement Benefits	—	—	—	—	52,000
Cash Incentive Award	—	803,430	—	803,430	803,430
Value of Restricted Shares (3)	—	4,450,225	—	4,450,225	4,450,225
Value of Performance Units (4)	—	1,788,854	—	1,788,854	3,508,284
Value of Options (5)	—	726,981	—	—	726,981
Retirement Benefits (6)	—	—	—	—	—

TOTAL	—	7,769,490	—	7,771,509	12,384,920
Jeannette L. Knudsen
Severance (2)	—	—	—	569,000	2,005,200
Medical & Outplacement Benefits	—	—	—	—	43,000
Cash Incentive Award	—	503,528	—	503,528	503,528
Value of Restricted Shares (3)	—	2,278,926	—	2,278,926	2,278,926
Value of Performance Units (4)	—	1,572,185	—	1,572,185	2,490,346
Value of Options (5)	—	374,844	—	—	374,844
Retirement Benefits (6)	46,817	19,580	46,817	46,817	46,817

TOTAL	46,817	4,749,063	46,817	4,970,456	7,742,661
Richard K. Smucker
Severance (2)	—	—	—	612,000	2,400,000
Medical & Outplacement Benefits	—	—	—	—	43,000
Cash Incentive Award	678,000	678,000	—	678,000	678,000
Value of Restricted Shares (3)	—	—	—	—	—
Value of Performance Units (4)	2,579,761	2,446,757	—	2,446,757	3,508,147
Value of Options (5)	604,553	604,553	—	—	604,553
Retirement Benefits (6)	11,478,645	9,694,470	11,478,645	11,478,645	11,478,645
Retirement Health Benefits (7)	69,681	69,681	69,681	69,681	69,681

TOTAL	15,410,640	13,493,461	11,548,326	15,285,083	18,782,026

(1)	This amount assumes the Named Executive Officer voluntarily terminates or retires. Other than Richard K. Smucker, none of the Named Executive Officers are currently eligible for retirement.

(2)

In the event of an involuntary termination without cause, the amount equals 52 weeks of pay based on the provisions of the Severance Plan, plus an additional lump sum payment equivalent to approximately 12 months’ premiums on the Named Executive Officer’s Company-sponsored medical coverage in effect on the date of the Qualifying Termination. In the event of a change in control, the amount equals two times the sum of the annual base salary and the target annual bonus.

(3)

In the event of a change in control, death, or permanent disability, all unvested restricted shares would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. However, any restricted stock or restricted stock unit awards that were granted prior to May 1, 2020 and are at least two years old as of the date of an involuntary termination without cause will become fully vested. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(4)

In the event of death or permanent disability, the Named Executive Officer will be eligible for pro-rated vesting at the target number of units. If the Named Executive Officer has worked more than a year of the performance period and is involuntarily terminated without cause, he or she will be eligible for pro-rated vesting at target (based on actual performance at the end of the three-year period). In the event of a change in control, all unvested performance units would automatically vest at the target number of units upon the consummation of the change in control.

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POTENTIAL PAYMENTS TO EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

(5)	In the event of a change in control, death, or permanent disability, all unvested options would automatically vest.

(6)

For all the Named Executive Officers, Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2022. Such amounts may differ from the comparable value shown in the “2021 Pension Benefits Table.” Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit. The SERP includes a provision indicating that the participant will not receive his or her benefit if the participant’s employment with the Company is terminated due to his or her dishonest or fraudulent conduct. Richard K. Smucker has begun receiving his benefits under both the SERP and qualified plans as a 100% joint and survivor benefit so that the value of his benefit is not affected by a termination event other than death.

(7)	This amount includes the current balance of the Named Executive Officer’s employer-provided Healthcare Retirement Account.

78	The J. M. Smucker Company	2022 Proxy Statement

2022 CEO PAY RATIO

The SEC requires us to disclose the annual total compensation of Mark T. Smucker, our Chief Executive Officer, and our median employee, as well as the ratio of their respective annual total compensation to each other. The annual total compensation values are calculated in accordance with SEC rules applicable to the Summary Compensation Table. The values are as follows for fiscal year 2022, our last completed fiscal year:

Mark T. Smucker’s annual total compensation: $8,511,639;

Our median employee’s annual total compensation: $86,742; and

Ratio of Mark T. Smucker’s annual total compensation to our median employee’s annual total compensation: 98 to 1.

Pay Ratio Methodology

To prepare the pay ratio analysis, SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure, and compensation plans, policies, and procedures.

As permitted under SEC rules, we may identify our median employee for purposes of providing pay ratio disclosure once every three years, provided that there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the 2021 pay ratio disclosure. Due to the divestitures of the natural beverage and grains and private label dry pet food businesses, we performed the pay ratio analysis of our employee population for fiscal year 2022. In determining our median employee, we chose April 1, 2022 as the determination day to review our global employee population. As of that date, we employed 6,676 people in four countries.

Our median employee was selected using wages received by each employee (excluding our Chief Executive Officer), as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 and the Canada Revenue Agency on Form T4 for the calendar year ended December 31, 2021. As permitted under SEC rules, we excluded five employees in Brazil and two employees in Vietnam, as they represent less than 1% of our total employee population. In determining our median employee, we did not use any of the other exemptions permitted under SEC rules, and we used the employee population as of April 1, 2022 to determine eligibility to identify the median employee. Similarly, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or to determine annual total compensation or any elements of annual total compensation for our median employee or Mark T. Smucker.

Once we identified our median employee, we calculated the median employee’s annual total compensation for fiscal year 2022 as described above for purposes of determining the ratio of Mark T. Smucker’s annual total compensation to the employee’s annual total compensation.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended April 30, 2022.

EXECUTIVE COMPENSATION COMMITTEE

Paul J. Dolan, Chair

Susan E. Chapman-Hughes

Kirk L. Perry

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the following non-employee Directors served as a member of the Compensation Committee during fiscal year 2022: Paul J. Dolan, Susan E. Chapman-Hughes, and Kirk L. Perry. During fiscal year 2022, no Company executive officer or Director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Paul J. Dolan, the Chair of the Compensation Committee, is Chairman and Chief Executive Officer of the Cleveland Guardians, the Major League Baseball team operating in Cleveland, Ohio. Mr. Dolan’s family also owns the Cleveland Guardians organization, but the Company has determined that the Dolan family’s ownership interest in the Cleveland Guardians does not disqualify Mr. Dolan from being an “outside director” under Section 162(m) of the Code. We incurred approximately $0.4 million in advertising and promotional activities expenses related to our sponsorship with the Cleveland Guardians organization, along with purchases of season tickets and a partial season for a luxury box, in fiscal year 2022.

Kirk L. Perry, a member of the Compensation Committee, is the President and Chief Executive Officer of IRI. We incurred approximately $11.1 million in expenses for consumer data, analytics, and insights services provided to us by IRI in fiscal year 2022. In addition, Mr. Perry was the President, Brand Solutions of Google until May 14, 2021. We incurred approximately $7.3 million for advertising services provided to us by Google for the first quarter of fiscal year 2022 (i.e., the quarter during which Mr. Perry was an officer of Google).

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PROPOSAL TO APPROVE AND ADOPT AMENDMENTS TO OUR AMENDED ARTICLES OF INCORPORATION TO ELIMINATE THE TIME PHASED VOTING PROVISIONS AND GIVE ALL OUTSTANDING COMMON SHARES ONE VOTE ON MATTERS PROPERLY SUBMITTED TO OUR SHAREHOLDERS FOR THEIR VOTE

(PROPOSAL 4 ON THE PROXY CARD)

The Board unanimously recommends that the shareholders approve and adopt amendments to the Articles that would eliminate the time phased voting provisions and give all outstanding shares of our common stock one vote on matters properly submitted to our shareholders for their vote. The text of the proposed amendments (collectively, the “Amendment”) is set forth in Appendix B to this proxy statement.

The Articles currently provide that, except as set forth below, each outstanding common share entitles the holder to one vote on each matter properly submitted to the shareholders for their approval, including any vote or consent for the election or removal of our Directors. Notwithstanding the foregoing, holders of our outstanding common shares who have held their common shares for at least four years without a change in beneficial ownership are entitled to ten votes on certain matters properly submitted to the shareholders, to the extent those matters are required to be submitted to the shareholders under Ohio law, the Articles or the Regulations, stock exchange rules, or are otherwise submitted or presented to our shareholders for their vote, consent, waiver, or other action. For additional information regarding the matters for which common shares are currently entitled to ten votes per share, see “Voting Rights of Common Shares” on page 91.

Upon any change of beneficial ownership of our common shares, the new holder would be entitled to only one vote on the matters listed above until that holder has held the shares for four years without a further change in beneficial ownership. Furthermore, no holder of our common shares would be entitled to exercise more than one vote on any matter listed above if the aggregate voting power that holder otherwise would be entitled to exercise (disregarding the voting power of any holder on August 20, 1985 or acquired by the holder in a transaction not involving a change in beneficial ownership as determined pursuant to the Articles) would constitute one-fifth or more of our voting power and our common shareholders have not authorized the ownership of common shares by that holder as and to the extent contemplated by Article Seventh (control share provision) of the Articles.

The Amendment would eliminate this time phased voting structure. Under the Amendment, the current provisions of Division II of Article Fourth of the Articles would be eliminated in their entirety. A new Division II of Article Fourth of the Articles would replace the eliminated provisions and read as follows:

DIVISION II

Express Terms of Common Shares

SECTION 1.    Each outstanding Common Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action, including any vote or consent for the election or removal of Directors.

SECTION 2.    Each Common Share shall be identical to all other Common Shares in all respects, and together the Common Shares shall constitute a single class of shares of the Company.

In addition, the Amendment removes references in Article Seventh to the former provisions of Division II of Article Fourth that will be eliminated by the Amendment and makes certain immaterial changes, such as deleting references to our former Rights Agreement, which we terminated in 2018.

Purpose of the Amendment

Our current voting structure gives holders of common stock ten votes for every share of common stock owned continuously for four years or more. We adopted this time phased voting structure over 35 years ago when several other similarly-situated public companies were implementing time phased voting provisions. This type of time phased voting structure has since been discouraged by the NYSE. Further, Institutional Shareholder Services, a proxy advisory firm, has stated that beginning in February 2023 it will generally recommend against or withholding votes from directors individually, committee members, or entire boards at companies that employ common stock voting structures with unequal voting rights like time phased voting. Finally, approval of the Amendment would make our voting structure consistent with the prevailing voting structure for public companies.

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PROPOSAL TO APPROVE AND ADOPT AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

Potential Adverse Effects of the Amendment

Although our Board believes that adoption of the Amendment is in the best interests of our Company and our shareholders, the Board recognizes that there are disadvantages to shareholders who currently have ten votes per share. If the Amendment is approved by the requisite vote, those shareholders who have ten votes per share will experience an immediate dilution of their voting power. This will reduce the ability of ten-vote shareholders to influence the outcome of many matters submitted to a vote of shareholders, including the approval or disapproval of amendments to the Articles, mergers or other extraordinary transactions that may involve a change in control of us, or approval of other proposals of the Board or shareholders. On the other hand, holders of one-vote shares will experience an increase in their relative voting power.

Adoption of the Amendment will affect those shares held by our Directors and executive officers in the same manner as it effects the shares held by other shareholders. For all shares, including those held by our Directors and executive officers, the voting power of those shares held less than four years will increase relative to the voting power of those shares held for four years or more.

Anti-Takeover Effects of Other Provisions in the Articles and the Regulations

In addition to the time phased voting provision described above, other existing provisions of the Articles and the Regulations may be deemed to have an anti-takeover effect and may delay, defer, or prevent a tender offer or takeover attempt.

Control Share Acquisitions. The Articles contain provisions opting out of Ohio’s control share acquisition law. We have, however, adopted similar provisions in the Articles requiring that notice and informational filings and special shareholder meetings and voting procedures must be followed prior to consummation of a proposed “control share acquisition.”

In general, a control share acquisition is the acquisition, directly or indirectly, by any person of our common shares that, when added to all other common shares in respect of which that person, directly or indirectly, may exercise or direct the exercise of voting power as provided in the Articles, would entitle the person, immediately after the acquisition, directly or indirectly, to exercise or direct the exercise of the voting power in the election of Directors of a number of our outstanding shares (as distinguished from the number of votes to which the holder of the shares is entitled) within any of the following ranges:

One-fifth or more but less than one-third of outstanding shares;

One-third or more but less than a majority of outstanding shares; and

A majority or more of outstanding shares.

Assuming compliance with the notice and information filings, the proposed control share acquisition may be made only if both of the following occur:

Shareholders who hold shares entitling them to vote in the election of Directors authorize the acquisition at a special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of the Company in the election of Directors represented at the meeting in person or by proxy and a majority of the portion of the voting power excluding the voting power of interested shares represented at the meeting in person or by proxy; and

The acquisition is consummated, in accordance with the terms authorized, not later than 360 days following shareholder authorization of the control share acquisition.

In general, “interested shares” means shares of which any of the following persons may exercise or direct the exercise of the voting power of the in the election of directors:

The acquiring person;

Any officer elected by the board of directors;

Any employee who is also a director;

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PROPOSAL TO APPROVE AND ADOPT AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

Any person who acquires our common shares during the period beginning with the first public disclosure of the proposed control share acquisition and ending with the record date established for the special meeting, if either of the following applies:

The aggregate consideration paid by such person, and any persons acting in concert therewith, exceeds $250,000; or

The number of shares acquired by such person, and any persons acting in concert therewith, exceeds one-half of one percent (1/2%) of the outstanding shares of the Company entitled to vote in the election of Directors; and

any person who transfers shares after the record date for the special meeting, if accompanied by voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee or otherwise.

Transactions with Interested Shareholders. We are subject to Chapter 1704 of the Ohio Revised Code, which generally prohibits certain business combinations and transactions with “interested shareholders” for a period of three years after the interested shareholder acquired 10% or more of the voting power of the corporation in the election of directors, unless prior to the interested shareholder’s acquisition of 10% or more of the corporation’s shares, the directors of the corporation approved the business combination or other transaction or the purchase of shares by the interested shareholder on the date the shareholder acquired 10% or more of the corporation’s shares.

In general, subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that at least one of the following is satisfied:

Prior to the date the interested shareholder acquired 10% or more of the corporation’s shares, the board of directors approved the purchase of shares by the interested shareholder;

The transaction is approved, at a meeting held for that purpose, by the affirmative vote of the holders of shares of the corporation entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors, or of such different proportion as the articles of incorporation may provide, provided that the transaction is also approved by the affirmative vote of the holders of at least a majority of the disinterested shares; or

The transaction results in shareholders, other than the interested shareholder, receiving a fair price (as described in Chapter 1704) plus interest for their shares.

In addition, the Articles provide that any business combination between us and any person that beneficially owns more than 30% of shares entitled to vote in the election of Directors (or at any time owned more than 30% of shares entitled to vote in the election of Directors) must be approved by the affirmative vote of 85% of all shares entitled to vote in the election of Directors. The 85% voting requirement is not applicable if:

The cash, or fair market value of other consideration, to be received per share by our common shareholders in the business combination is at least an amount equal to the highest per share price paid by the other entity in acquiring any of its holdings of our common shares plus the aggregate amount, if any, by which 5% per annum of the per share price exceeds the aggregate amount of all dividends paid in cash, in each case since the date on which the other entity acquired the 30% interest;

After the other entity has acquired a 30% interest and prior to the consummation of the business combination (1) the other entity has taken steps to ensure that the Board included at all times representation by continuing Directors proportionate to the shareholdings of the public holders of our common shares not affiliated with the other entity (with a continuing Director to occupy any resulting fractional board position), (2) the other entity has not acquired any newly issued shares, directly or indirectly, from us (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata share dividend or share split), and (3) the other entity has not acquired any additional outstanding common shares or

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PROPOSAL TO APPROVE AND ADOPT AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

securities convertible into common shares except as part of the transaction that resulted in the other entity’s acquiring its 30% interest;

The other entity has not (1) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by us or (2) made any major change in our business or equity capital structure without in either case the approval of at least a majority of all the Directors and at least two-thirds of the continuing Directors, in either case prior to the consummation of the business combination; and

A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, has been mailed to our public shareholders for the purpose of soliciting shareholder approval of the business combination and has contained at the front, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination that the continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the business combination, from the point of view of our remaining public shareholders (the investment banking firm to be selected by a majority of the continuing Directors and to be paid a reasonable fee for their services by us upon receipt of the opinion).

Continuing Directors are Directors elected by our public shareholders prior to the time when the other such entity acquired more than 5% of the shares entitled to vote in the election of Directors, or a person recommended to succeed a continuing Director or by a majority of continuing Directors.

Required Vote

The affirmative vote of the holders of common shares entitling them to exercise two-thirds of the total voting power of the Company, giving effect to the existing ten-votes-per-share provisions of the Articles, is necessary to approve the Amendment to the Articles to eliminate time phased voting and give all outstanding common shares one vote on matters properly submitted to our shareholders for their vote. Therefore, abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have the same effect as votes against this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal.

The Board unanimously recommends that the shareholders vote FOR adoption of the Amendment to the Articles to eliminate the time phased voting provisions and give all outstanding common shares one vote on matters properly submitted to our shareholders for their vote.

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RELATED PARTY TRANSACTIONS

The Board has long recognized that transactions with Related Persons (as defined below) present a potential conflict of interest (or the perception of a conflict) and, together with our senior management, the Board has enforced the conflict of interest provisions set forth in the Code of Conduct. All employees and members of the Board sign and agree to be bound by the Code of Conduct. In addition, Ethics is one of our Basic Beliefs and is core to our culture.

Related Party Transaction Approval Policy

In order to formalize the process by which we review any transaction with a Related Person, the Board has adopted a written policy addressing our procedures with respect to the review, approval, and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Under the policy, the Chief Legal and Compliance Officer initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy. The policy provides that any transaction, arrangement, or relationship, or series of similar transactions, with any Director, nominee for Director, executive officer, 5% beneficial owner, or any of their immediate family members, or any entity which is owned or controlled by such persons, or in which such persons have a substantial ownership interest or control of such entity (collectively, “Related Persons”) in which we have or will have a direct or indirect material interest and which exceeds $120,000 in the aggregate will be subject to review, approval, or ratification by the Audit Committee. In its review of related person transactions, the Audit Committee will review the material facts and circumstances of the transaction.

Transactions with Directors and Executive Officers

Timothy P. Smucker, Chairman Emeritus for the Company, is the brother of our Executive Chairman, Richard K. Smucker, and the father of our President and Chief Executive Officer, Mark T. Smucker. For fiscal year 2022, Timothy P. Smucker was compensated as a non-employee Director, and such compensation is included in the “2022 Director Compensation Table.” After many years of distinguished service, Timothy P. Smucker will be retiring from the Board on August 17, 2022, at the expiration of his current term. At such time, the Board will appoint him as a Chairman Emeritus for an initial one-year term, and the Company will enter into a Chairman Emeritus Agreement with him, pursuant to which Mr. Smucker will be entitled to (i) administrative resource and office support, (ii) reimbursement of reasonable business expenses, and (iii) an annual retainer of $100,000 payable in quarterly installments.

Paul J. Dolan, a member of the Board, is Chairman and Chief Executive Officer of the Cleveland Guardians, the Major League Baseball team operating in Cleveland, Ohio. Mr. Dolan’s family also owns the Cleveland Guardians organization, but the Company has determined that the Dolan family’s ownership interest in the Cleveland Guardians does not disqualify Mr. Dolan from being an “outside director” under Section 162(m) of the Code. We incurred approximately $0.4 million in advertising and promotional activities expenses related to our sponsorship with the Cleveland Guardians organization, along with purchases of season tickets and a partial season for a luxury box, in fiscal year 2022.

Kirk L. Perry, a member of the Board, is the President and Chief Executive Officer of IRI. We incurred approximately $11.1 million in expenses for consumer data, analytics, and insights services provided to us by IRI in fiscal year 2022. In addition, Mr. Perry was the President, Brand Solutions of Google until May 14, 2021. We incurred approximately $7.3 million for advertising services provided to us by Google for the first quarter of fiscal year 2022 (i.e., the quarter during which Mr. Perry was an officer of Google).

Related party transactions regarding members of the Compensation Committee are also disclosed under the “Compensation Committee Interlocks and Insider Participation” section of this proxy statement.

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OWNERSHIP OF COMMON SHARES

Beneficial Ownership of Company Common Shares

The following table sets forth, as of June 21, 2022 (unless otherwise noted), the beneficial ownership of our common shares by:

Each person or group known to us to be the beneficial owner of more than 5% of our outstanding common shares;

Each Director, each nominee for Director listed in this proxy statement, and each Named Executive Officer; and

All of our Directors and executive officers as a group.

Unless otherwise noted, the shareholders listed in the table below have sole voting and investment powers with respect to the common shares beneficially owned by them. The address of each Director, nominee for Director, and executive officer is One Strawberry Lane, Orrville, Ohio 44667. As of June 21, 2022, there were 106,558,261 common shares outstanding.

Name	Number of Common Shares Beneficially Owned (1)(2)(3)(4)(5)	Percent of Outstanding Common Shares
The Vanguard Group, Inc.	12,558,903 (6)	11.6%

BlackRock, Inc.	9,508,353 (7)	8.8%

State Street Corporation	8,046,161 (8)	7.4%

Richard K. Smucker	2,633,592	2.5%

Timothy P. Smucker	1,960,054	1.8%

John P. Brase	68,304	*

Susan E. Chapman-Hughes	2,650	*

Paul J. Dolan	46,649	*

Jay L. Henderson	11,230	*

Jonathan E. Johnson III	286	*

Jeannette L. Knudsen	62,155	*

Tucker H. Marshall	33,736	*

Kirk L. Perry	11,634	*

Sandra Pianalto	11,269	*

Alex Shumate	20,337	*

Mark T. Smucker	358,056	*

Jodi L. Taylor	2,650	*

Dawn C. Willoughby	8,531	*

18 Directors and executive officers as a group	4,145,560	3.9%

*	Less than 1%

(1)

In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding stock options covering common shares, if any, exercisable by such owner within 60 days after June 21, 2022. The common share numbers include such options as follows: Mark T. Smucker, 167,666; Tucker H. Marshall, 24,743; John P. Brase, 32,670; Jeannette L. Knudsen, 37,037; Richard K. Smucker, 105,094; and all Directors and executive officers as a group 400,719.

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OWNERSHIP OF COMMON SHARES

(2)

The beneficial ownership information set forth above also includes the following number of restricted shares beneficially owned by the persons identified below: Mark T. Smucker, 40,028; Tucker H. Marshall, 4,781; John P. Brase, 35,634; Jeannette L. Knudsen, 11,692; Richard K. Smucker, 1,729; and all Directors and executive officers as a group, 114,926.

(3)

Beneficial ownership of the following common shares included in the table is disclaimed by Richard K. Smucker: 1,433,392 common shares held by trusts for the benefit of family members (including Timothy P. Smucker) of which Richard K. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Richard K. Smucker is a trustee with shared investment power; and 206,707 common shares with respect to which Richard K. Smucker disclaims voting or investment power.

Beneficial ownership of the following common shares included in the table is disclaimed by Timothy P. Smucker: 477,798 common shares held by trusts for the benefit of family members of which Timothy P. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Timothy P. Smucker is a trustee with shared investment power; and 217,206 common shares with respect to which Timothy P. Smucker disclaims voting or investment power.

Beneficial ownership of the following common shares included in the table is disclaimed by Mark T. Smucker: 19,303 common shares with respect to which Mark T. Smucker disclaims voting or investment power.

The number of common shares beneficially owned by all Directors and executive officers as a group has been computed to eliminate duplication of beneficial ownership.

(4)

This number includes common shares held for the benefit of the individual named under the terms of the Amended and Restated Nonemployee Director Stock Plan (“Nonemployee Director Stock Plan”), the Nonemployee Director Deferred Compensation Plan, The J. M. Smucker Company 2006 Equity Compensation Plan (the “2006 Plan”), The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan (the “2010 Plan”), and the 2020 Plan as follows: Susan E. Chapman-Hughes, 2,650; Paul J. Dolan, 46,649; Jay L. Henderson, 8,230; Jonathan E. Johnson III, 286; Kirk L. Perry, 11,634; Sandra Pianalto, 11,019; Alex Shumate, 20,337; Timothy P. Smucker, 9,169; Jodi L. Taylor, 2,650; and Dawn C. Willoughby, 8,531. The common shares indicated are held in trust for the Directors named and are voted pursuant to their direction.

(5)

Because, under the Articles, shareholders may be entitled, on certain matters, to cast ten votes per share with regard to certain common shares and only one vote per share with regard to others, there may not be a correlation between the percentage of outstanding common shares owned and the voting power represented by those common shares. The total voting power of all the common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership of common shares not held as of record in the name of individuals. There is one proposal on this year’s ballot for which the ten-votes-per-share provisions apply.

(6)

The number of shares beneficially owned is based on information set forth in a Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, filed with the SEC on February 10, 2022. Vanguard is a U.S. company organized under the laws of the Commonwealth of Pennsylvania. Vanguard’s Schedule 13G/A indicated that, as of December 31, 2021, Vanguard had shared voting power as to 173,478 common shares, sole dispositive power as to 12,112,444 common shares, and shared dispositive power as to 446,459 common shares.

(7)

The number of shares beneficially owned is based on information set forth in a Schedule 13G/A of BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10055, filed with the SEC on February 1, 2022. BlackRock is a U.S. company organized under the laws of the State of Delaware. BlackRock’s Schedule 13G/A indicated that, as of December 31, 2021, BlackRock had sole voting power as to 7,916,514 common shares and sole dispositive power as to 9,508,353 common shares.

(8)

The number of shares beneficially owned is based on information set forth in a Schedule 13G of State Street Corporation (“State Street”), State Street Financial Center, One Lincoln Street, Boston, MA 02111, filed with the SEC on February 11, 2022. State Street is a U.S. company organized under the laws of the Commonwealth of Massachusetts. State Street’s Schedule 13G indicated that, as of December 31, 2021, State Street had shared voting power as to 7,070,227 common shares and shared dispositive power as to 8,032,129 common shares.

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OWNERSHIP OF COMMON SHARES

Delinquent Section 16(a) Reports

Under the U.S. securities laws, our Directors, executive officers, and beneficial owners of more than 10% of our common shares are required to report their initial ownership of common shares and any subsequent changes in that ownership to the SEC and the NYSE. Due dates for the reports are specified by those laws, and we are required to disclose in this proxy statement any failure in the past year to file by the required dates. Based solely on written representations of our Directors and executive officers and on copies of the reports that they have filed with the SEC, it is our belief that all of our Directors and executive officers complied with all Section 16(a) filing requirements applicable to them with respect to transactions in our equity securities during fiscal year 2022.

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EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information with respect to the following equity compensation plans of the Company as of April 30, 2022: the 2006 Plan, the 2010 Plan, the 2020 Plan, the Nonemployee Director Stock Plan, and the Nonemployee Director Deferred Compensation Plan. All of these equity compensation plans have been approved by our shareholders, with the exception of the Nonemployee Director Deferred Compensation Plan, which was initially adopted by the Board on January 1, 2007 and most recently amended and restated on January 1, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)(2)(3) (c)
Equity compensation plans approved by security holders (4)	1,401,974	$118.37	4,247,728
Equity compensation plans not approved by security holders	—	—	—

Total	1,401,974	$118.37	4,247,728

(1)

As of April 30, 2022, there were 4,247,728 common shares remaining available for grant as awards. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take restricted shares, restricted stock units, or other non-option awards into account.

(2)

Upon approval of the 2020 Plan by shareholders, no further awards could be made under the Nonemployee Director Stock Plan, the 2006 Plan, and the 2010 Plan, except that the provisions relating to the deferral of Director retainers and fees under the Nonemployee Director Stock Plan continued to apply to services rendered through December 31, 2006.

(3)

The Nonemployee Director Deferred Compensation Plan provides each of our non-employee Directors with an opportunity to defer receipt of any portion of the cash compensation he or she receives for his or her service as a Director. There is no established pool of authorized common shares under the Nonemployee Director Deferred Compensation Plan. Any grants of deferred stock units to non-employee Directors under the Nonemployee Director Deferred Compensation Plan, whether for the annual grant of deferred stock units or any deferred stock units granted for deferred cash compensation, are awarded under the 2020 Plan.

(4)

This amount includes (i) 211,755 deferred stock units and restricted stock units outstanding under the Nonemployee Director Stock Plan, the 2006 Plan, the 2010 Plan, and the 2020 Plan, and (ii) 462,477 performance units outstanding under the 2010 Plan and the 2020 Plan. The number included for performance units reflects grant date performance units awarded. Assuming maximum payout for performance unit grants that have not completed the required performance period, the number of securities to be issued as set forth in column (a) would increase by 462,477. The weighted-average exercise price of outstanding options, warrants and rights in column (b) does not take these deferred stock units, restricted stock units, or performance units into account. The number of securities remaining available for future issuance in column (c) does not take the performance units into account until such performance units vest upon achievement of the applicable performance targets.

The J. M. Smucker Company	2022 Proxy Statement	89

ANNUAL REPORT

Our annual report for the fiscal year ended April 30, 2022 was mailed to each shareholder on or about July 7, 2022.

2023 SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the Company’s 2023 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that annual meeting must deliver the proposal to our Corporate Secretary so that it is received no later than March 9, 2023. In addition, according to the Regulations, if a shareholder intends to present a proposal (including with respect to Director nominations) at our 2023 annual meeting without the inclusion of that proposal or nomination in our proxy materials, the proposal or nomination must comply with the requirements set forth in the Regulations, and the shareholder must deliver such proposal or nomination to our Corporate Secretary so that it is received no later than May 19, 2023, which is 90 calendar days before the first anniversary of the date of the preceding year’s annual meeting, and no earlier than April 19, 2023, which is 120 days before the first anniversary of the date of the preceding year’s annual meeting. Before April 19, 2023 and after May 19, 2023, the notice would be considered untimely. If, however, the date of our 2023 annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, then the deadline for shareholders to notify us will be no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us.

OTHER MATTERS

We do not know of any matters to be brought before the meeting except as indicated in this notice. However, if any other matters properly come before the meeting for action, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

“HOUSEHOLDING” OF PROXY MATERIALS

In accordance with the notices we have sent to registered shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and mailing address, unless they have notified us that they want to continue receiving multiple copies. Each shareholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. We understand that the brokerage community has mailed similar notices to holders of common shares who hold their common shares in street name. This practice, known as “householding,” is permitted by the SEC and is designed to reduce duplicate mailings and save printing and postage costs, as well as conserve natural resources.

Shareholders who currently receive multiple copies of the annual report and proxy statement at their address and would like to request “householding” of their communications should contact their broker if they are a street name shareholder or, if they are a registered shareholder, should contact Computershare Investor Services, LLC (“Computershare”) by calling 1-800-456-1169, or inform them in writing at Computershare Investor Services, P.O. Box 505000, Louisville, Kentucky 40233. Shareholders who are “householding” their communications, but who wish to begin to receive separate copies of the annual report and proxy statement in the future, may also notify their broker or Computershare. We will promptly deliver a separate copy of the annual report and proxy statement at a shared address to which a single copy was delivered upon written or oral request to Shareholder Services, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667, 330-684-3838.

90	The J. M. Smucker Company	2022 Proxy Statement

ELECTRONIC DELIVERY OF COMPANY SHAREHOLDER COMMUNICATIONS

If you are a registered shareholder, we encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up to receive your shareholder communications from us electronically. Through participation in the eTree program sponsored by Computershare, we will have a tree planted on your behalf if you elect to receive your shareholder materials and documents electronically. The tree will be planted by American Forests, a leading conservation organization, to support revegetation and reforestation efforts in the United States. You will receive your shareholder information faster and will be able to access your documents, reports, and information on-line at the Investor Center on Computershare’s website at www.computershare.com/investor. With your consent, we will stop mailing paper copies of these documents and will notify you by e-mail when the documents are available to you, where to find them, and how to quickly submit your vote on-line. Your election to receive shareholder communications electronically will be effective until you cancel it. Please note that, although there is no charge for accessing our annual meeting materials on-line, you may incur costs from service providers such as your Internet access provider and your telephone company.

VOTING RIGHTS OF COMMON SHARES

Under Article Fourth of the Articles, the holder of each outstanding common share is entitled to one vote on each matter submitted to a vote of our shareholders, except for the following specific matters:

Any matter that relates to or would result in the dissolution or liquidation of the Company;

The adoption of any amendment to the Articles or the Regulations, or the adoption of amended Articles, other than the adoption of any amendment or amended Articles that increases the number of votes to which holders of our common shares are entitled or expands the matters to which time phased voting applies;

Any proposal or other action to be taken by our shareholders relating to any successor plan to the Rights Agreement, dated as of May 20, 2009, between us and Computershare Trust Company, N.A., which expired on June 25, 2018;

Any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement;

The adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of us or any of our subsidiaries with or into any other person, whether domestic or foreign, corporate or noncorporate, or the authorization of the lease, sale, exchange, transfer, or other disposition of all, or substantially all, of our assets;

Any matter submitted to our shareholders pursuant to Article Fifth (which relates to procedures applicable to certain business combinations) or Article Seventh (which relates to procedures applicable to certain proposed acquisitions of specified percentages of our outstanding common shares) of the Articles, as they may be further amended, or any issuance of our common shares for which shareholder approval is required by applicable stock exchange rules; and

Any matter relating to the issuance of our common shares or the repurchase of our common shares that the Board determines is required or appropriate to be submitted to our shareholders under the Ohio Revised Code or applicable stock exchange rules.

On the matters listed above, common shares are entitled to ten votes per share if they meet the requirements set forth in the Articles. Common shares entitled to ten votes per share must meet one of the following criteria:

Common shares for which there has not been a change in beneficial ownership in the past four years; or

Common shares received through our various equity plans which have not been sold or otherwise transferred.

The J. M. Smucker Company	2022 Proxy Statement	91

VOTING RIGHTS OF COMMON SHARES

In the event of a change in beneficial ownership, the new owner of that common share will be entitled to only one vote with respect to that share on all matters until four years pass without a further change in beneficial ownership of the share. There is one proposal on this year’s ballot for which the ten-votes-per-share provisions apply.

The express terms of the common shares provide that a change in beneficial ownership occurs whenever any change occurs in the person or group of persons who has or shares voting power, investment power, the right to receive sale proceeds, or the right to receive dividends or other distributions in respect of those common shares. In the absence of proof to the contrary, a change in beneficial ownership will be deemed to have occurred whenever common shares are transferred of record into the name of any other person. Moreover, corporations, general partnerships, limited partnerships, voting trustees, banks, trust companies, brokers, nominees, and clearing agencies will be entitled to only one vote per share on common shares held of record in their respective names unless written proof is provided to establish that there has been no change in the person or persons who direct the exercise of any of the rights of beneficial ownership of such shares, including the voting of common shares. Thus, shareholders who hold common shares in street name or through any of the other indirect methods mentioned above must be able to submit written proof of beneficial ownership in form and substance satisfactory to us in order to be entitled to exercise ten votes per share.

The foregoing is merely a summary of the voting terms of the common shares and this summary should be read in conjunction with, and is qualified in its entirety by reference to, the express terms of those common shares, as set forth in the Articles. A copy of the Articles is posted on our website at www.jmsmucker.com and is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

PROXY SOLICITATION AND COSTS

We are furnishing this document to you in connection with the solicitation by the Board of the enclosed form of proxy for our annual meeting to be held on August 17, 2022. In addition to solicitation by mail, we may solicit proxies in person, by telephone, facsimile, or e-mail. We will bear all costs of the proxy solicitation and have engaged a professional proxy solicitation firm, D.F. King & Co., Inc., to assist us in soliciting proxies. We will pay a fee of approximately $20,000 (including expenses) for such services.

We pay for the preparation and mailing of the Notice of 2022 Annual Meeting of Shareholders and proxy statement, and we have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of this proxy statement and other annual meeting materials to the beneficial owners of our common shares at our expense. This proxy statement is dated July 7, 2022 and is first being mailed to our shareholders on or about July 7, 2022.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You received these proxy materials because you are a shareholder of the Company. The Board is providing these proxy materials to you in connection with our virtual annual meeting to be held on August 17, 2022. As a shareholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all shareholders to attend the virtual annual meeting and vote in person, the Board is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal designation of another person (“proxy”) to vote the common shares you own at the annual meeting. By completing and returning the proxy card(s), which identifies the individuals or trustees authorized to act as your proxy, you are giving each of those individuals authority to vote your common shares as you have instructed. By voting via proxy, each shareholder can cast his or her vote without having to attend the virtual annual meeting in person.

92	The J. M. Smucker Company	2022 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “street name”), you will receive your proxy card and other voting information from your broker, bank, trust, or other nominee. It is important that you complete, sign, date, and return each proxy card you receive, or vote using the telephone, or by using the Internet (as described in the instructions included with your proxy card(s) or in the Notice of Internet Availability of Proxy Materials).

Why didn’t I receive paper copies of the proxy materials?

As permitted by the SEC, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. We believe this delivery method expedites your receipt of materials, while also lowering costs and reducing the environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this proxy statement and our annual report and how to vote online.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The Notice of Internet Availability of Proxy Materials has been mailed to shareholders on or about July 7, 2022 and provides instructions on how you may access and review the proxy materials on the Internet.

What is the record date and what does it mean?

The Board has established June 21, 2022 as the record date for the annual meeting of shareholders to be held on August 17, 2022. Shareholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the virtual annual meeting.

What is the difference between a “registered shareholder” and a “street name shareholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with Computershare, our transfer agent, you are a “registered shareholder.” If your common shares are held in the name of a broker, bank, trust, or other nominee as a custodian, you are a “street name shareholder.”

How many common shares are entitled to vote at the annual meeting?

As of the record date, there were 106,558,261 common shares outstanding and entitled to vote at the virtual annual meeting.

How many votes must be present to hold the annual meeting?

A majority of the Company’s outstanding common shares as of the record date must be present in order for us to hold the annual meeting. This is called a quorum. Broker “non-votes” and abstentions are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner. Proposal 2 is the only routine matter on this year’s ballot that may be voted on by brokers.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. (“Broadridge”), or its designee, will determine if a quorum is present, tabulate the votes, and serve as our inspector of election at the annual meeting.

What vote is required to approve each proposal?

Under the Articles, shareholders may be entitled, on certain matters, to cast ten votes per share with regard to certain common shares and only one vote per share with regard to others. The total voting power of all of the common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership of common shares not held as of record in the name of individuals. There is one proposal on this year’s ballot for which the ten-votes-per-share provisions apply.

The J. M. Smucker Company	2022 Proxy Statement	93

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will not be counted as votes cast “for” or “against” a candidate and will have no effect with regard to the election of Directors in Proposal 1 (See “Corporate Governance—Director Resignation Policy”). In addition, abstentions, broker non-votes (if any), and shares not in attendance and not voted at the annual meeting will not be counted as votes cast “for” or “against” Proposals 2, 3, or 4 and, therefore, will have no effect on the vote for those proposals.

Proposal 1: Because this is an uncontested election, a candidate will be elected as a Director only if the votes cast for the candidate exceed the votes cast against the candidate, based upon one vote for each common share owned as of the record date. A plurality voting standard would be used if this were a contested election. Under the plurality voting standard, the candidates receiving the most “for” votes would be elected. Under our Director resignation policy, in an uncontested election, any nominee for Director who receives a greater number of “against” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating Committee. We have provided more information about our Director resignation policy under the heading “Corporate Governance—Director Resignation Policy.”

Proposal 2: The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to ratify the appointment of the Independent Registered Public Accounting Firm.

Proposal 3: The affirmative vote of the holders of a majority of the votes cast on this proposal, based upon one vote for each common share owned as of the record date, is necessary to approve, on an advisory basis, the Company’s executive compensation. This vote is advisory and not binding on the Company, the Board, or the Compensation Committee in any way. To the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate what actions, if any, may be necessary to address the concerns of our shareholders. Under the Articles, shareholders are entitled to cast ten votes per share on any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement. Because the vote on this proposal is a non-binding, advisory vote, we have determined that such ten-votes-per-share provisions will not apply to this proposal.

Proposal 4: The affirmative vote of the holders of common shares entitling them to exercise two-thirds of the total voting power of the Company, giving effect to the ten-votes-per-share provisions of the Articles, is necessary to adopt the amendments to the Articles to eliminate the time phased voting provisions and give all outstanding common shares one vote on matters properly submitted to our shareholders for their vote.

Where will I be able to find voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

How do I vote my common shares?

If you are a registered shareholder and you received your proxy materials by mail, you can vote your shares in one of the following manners:

By attending the virtual annual meeting and voting;

By completing, signing, dating, and returning the enclosed proxy card(s);

By telephone, by calling 1-800-690-6903; or

By using the Internet and accessing www.proxyvote.com.

Please refer to the specific instructions set forth on the proxy card(s) that you received.

If you are a registered shareholder and you received a Notice of Internet Availability of Proxy Materials, you can vote your shares in one of the following manners:

By attending the virtual annual meeting and voting;

By using the Internet and accessing www.proxyvote.com; or

By mail if you request a paper copy of the materials by calling 1-800-579-1639.

94	The J. M. Smucker Company	2022 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Please refer to the specific instructions set forth in the Notice of Internet Availability of Proxy Materials.

If you are a street name shareholder, your broker, bank, trustee, or other nominee will provide you with materials and instructions for voting your shares, including instructions to be able to vote electronically at the annual meeting.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, if you are a registered shareholder and you received your proxy materials by mail, you can change your vote in any one of the following ways:

Sending a written notice to our Corporate Secretary that is received prior to the annual meeting and stating that you revoke your proxy;

Signing, dating, and submitting a new proxy card(s) to Broadridge so that it is received prior to the annual meeting;

Voting by telephone or by using the Internet prior to the annual meeting in accordance with the instructions provided with the proxy card(s); or

Attending and voting during the virtual annual meeting.

Yes, if you are a registered shareholder and you received a Notice of Internet Availability of Proxy Materials, you can change your vote in any one of the following ways:

Sending a written notice to our Corporate Secretary that is received prior to the annual meeting and stating that you revoke your proxy;

Voting by using the Internet prior to the annual meeting, in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials;

Attending and voting during the virtual annual meeting; or

Requesting a paper copy of the materials by calling 1-800-579-1639, and then signing and dating the proxy card(s) and submitting the proxy card(s) to Broadridge so that it is received prior to the annual meeting.

Your mere presence at the virtual annual meeting will not revoke your proxy. You must vote at the annual meeting in order to revoke your proxy.

If you are a street name shareholder, you must contact your broker, bank, trust, or other nominee in order to revoke your proxy.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted for each of the proposals as the Board recommends.

What if my common shares are held in “street name” by my broker?

You should instruct your broker how you would like to vote your shares by using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of the NYSE, your broker may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker has not received voting instructions from its customers, the broker cannot vote the shares on the matter and a “broker non-vote” occurs. Proposal 2 is the only routine matter on this year’s ballot to be voted on by our shareholders. Proposals 1, 3, and 4 are not considered routine matters under the NYSE rules. This means that brokers may not vote your common shares on such proposals if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted. If your shares are held in the name of a broker, bank, trust, or other nominee, you should follow the instructions provided by them to be able to vote electronically at the meeting.

The J. M. Smucker Company	2022 Proxy Statement	95

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What are the Board’s recommendations on how I should vote my common shares?

The Board recommends that you vote your common shares as follows:

Proposal	Proposal Summary	FOR

1	Election of the Board nominees named in this proxy statement with terms expiring at the 2023 annual meeting of shareholders	✓

2	Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2023 fiscal year	✓

3	Advisory approval of the Company’s executive compensation	✓

4	Adoption of amendments to the Company’s Articles to eliminate the time phased voting provisions	✓

Does the Company have cumulative voting?

No. In 2009, the shareholders of the Company amended the Articles to eliminate cumulative voting.

How can I vote my common shares during the virtual annual meeting?

The annual meeting will be a virtual meeting conducted on the following website: www.virtualshareholdermeeting.com/SJM2022 (the “Annual Meeting Website”). If you would like to vote at the annual meeting, please follow the instructions that will be available on the Annual Meeting Website during the annual meeting. If your shares are held in the name of a broker, bank, trust, or other nominee, you should follow the instructions provided by them to be able to vote electronically at the meeting. Voting by proxy, whether by internet, telephone, or mail, will not limit your right to vote electronically at the virtual annual meeting. However, if you vote by proxy and participate in the meeting, there is no need to vote electronically at the virtual annual meeting, unless you would like to change your vote.

How can I participate in the virtual annual meeting?

Due to the continuing COVID-19 pandemic and to support the health and well-being of our shareholders, Directors, employees, and their families, the annual meeting will be held in a virtual meeting format, conducted via live webcast, beginning promptly at 12:00 p.m. Eastern Time on Wednesday, August 17, 2022. We recommend you log in at least 15 minutes before the annual meeting to ensure ample time to complete the check-in procedures.

Shareholders of record at the close of business on Tuesday, June 21, 2022 are eligible to attend the virtual annual meeting. You will have the same rights and opportunities to participate as you would have at a physical annual meeting.

You will be able to participate in the virtual annual meeting, vote your shares electronically, and submit your questions during the meeting by visiting the Annual Meeting Website. To participate in the virtual annual meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). If your shares are held in the name of a broker, bank, trust, or other nominee, you should follow the instructions provided by them in order to participate in the virtual annual meeting.

For those unable to attend the virtual annual meeting, a recorded version of the webcast will be made available on our website for a period of one year after the annual meeting.

What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter any technical difficulties accessing the Annual Meeting Website or during the virtual annual meeting, please call: 1-844-986-0822 (US) or 303-562-9302 (International). Technical support will be available 30 minutes prior to the start time of the virtual annual meeting.

How can I ask a question during the virtual annual meeting?

You will be able to submit written questions during the virtual annual meeting by following the instructions that will be available on the Annual Meeting Website. As part of the virtual annual meeting, we will hold a live question and answer session, during which we intend to answer questions submitted in accordance with the Annual Meeting’s Rules of Conduct

96	The J. M. Smucker Company	2022 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

(which will be available on the Annual Meeting Website) that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic, and substantially similar questions will be grouped and answered once.

Who can answer my questions?

If you need additional copies of the proxy materials, you should contact:

Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, New York 11717 Call Toll Free: 1-800-579-1639

If you have any questions about the proxy materials or the virtual annual meeting, or need assistance in voting your common shares, you should contact:

D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Call Toll Free: 1-800-967-4617 Call Collect: 212-269-5550

If you have any questions about the proxy materials or the virtual annual meeting, you may also contact:

Shareholder Services The J. M. Smucker Company One Strawberry Lane Orrville, Ohio 44667 Telephone: 330-684-3838 Call Toll Free: 1-866-362-5369

The J. M. Smucker Company	2022 Proxy Statement	97

APPENDIX A: RECONCILIATION OF ADJUSTED OPERATING INCOME, ADJUSTED EARNINGS PER SHARE, AND FREE CASH FLOW TO THE RELATED GAAP MEASURES

	Year Ended April 30,
(Dollars and shares in millions, except per share data)	2022	2021

Operating income reconciliation:

Operating income	$1,023.8	$1,386.8

Amortization	223.6	233.0

Other intangible assets impairment charges	150.4	3.8

Gain on divestitures—net	(9.6)	(25.3)

Change in net cumulative unallocated derivative gains and losses	23.4	(93.6)

Cost of products sold—special project costs (A)	20.5	3.4

Other special project costs (A)	8.0	20.7

Adjusted operating income	$1,440.1	$1,528.8

Net income reconciliation:

Net income	$631.7	$876.3

Income tax expense	212.1	295.6

Amortization	223.6	233.0

Other intangible assets impairment charges	150.4	3.8

Gain on divestitures—net	(9.6)	(25.3)

Change in net cumulative unallocated derivative gains and losses	23.4	(93.6)

Cost of products sold—special project costs (A)	20.5	3.4

Other special project costs (A)	8.0	20.7

Other one-time items:

Pension plan termination settlement charges (B)	—	29.6

Adjusted income before income taxes	$1,260.1	$1,343.5

Income taxes, as adjusted	297.9	318.5

Adjusted income	$962.2	$1,025.0

Weighted-average shares—assuming dilution	108.4	112.4

Adjusted earnings per share—assuming dilution	$8.88	$9.12

Free cash flow reconciliation:

Net cash provided by (used for) operating activities	$1,136.3	$1,565.0

Additions to property, plant, and equipment	(417.5)	(306.7)

Free cash flow	$718.8	$1,258.3

(A)

Special project costs include certain divestiture, acquisition, integration, and restructuring costs, which are recognized in cost of products sold and other special project costs. For more information, see Note 2: Integration and Restructuring Costs and Note 4: Reportable Segments in our 2022 Annual Report on Form 10-K.

(B)

Represents the nonrecurring pre-tax settlement charges of $29.6 related to the purchase of an irrevocable group annuity contract to transfer our Canadian defined benefit pension plan obligation to an insurance company. For additional information, see Note 8: Pensions and Other Postretirement Benefits in our 2022 Annual Report on Form 10-K.

The J. M. Smucker Company	2022 Proxy Statement	A-1

APPENDIX B: PROPOSED AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

Article Fourth, Division I-A, Section 5(a) of the Amended Articles of Incorporation of the Company is proposed to be amended as follows:

SECTION 5. (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company (hereinafter referred to as a “Liquidation”), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon Liquidation) to the Series A Junior Participating Preferred Shares, unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received at least an amount per share equal to ~~100 times the then applicable Purchase Price as defined in the Rights Agreement dated as of May 20, 2009, between the Company and Computershare Trust Company, N.A., as the same may be from time to time amended in accordance with its terms (which Purchase Price is $140.00 as of May 20, 2009), subject to adjustment from time to time as provided in the Rights Agreement, plus an amount equal to~~ any accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of Series A Junior Participating Preferred Shares shall be entitled to receive at least an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares (the “Series A Junior Participating Preferred Shares Liquidation Preference”).

Article Fourth, Division II, Sections 1 through 4 of the Amended Articles of Incorporation of the Company are proposed to be amended as follows:

SECTION 1.    ~~Except as expressly set forth in Section 2 of this Division II, e~~Each outstanding Common Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action, including any vote or consent for the election or removal of D~~d~~irectors.

~~SECTION 2.    (a) Notwithstanding Section 1 of this Division II, each outstanding Common Share shall entitle the holder thereof to ten votes on each of the following matters properly submitted to the shareholders to the extent such matters (x) are required under the Ohio Revised Code, any provisions of these Amended Articles of Incorporation or the Regulations of the Company or applicable stock exchange rules, to be submitted to the shareholders for their vote, consent, waiver or other action or (y) are submitted or presented to the shareholders for their vote, consent waiver or other action: (1) any matter that relates to or would result in the dissolution or liquidation of the Company, whether voluntary or involuntary, and whether pursuant to Section 1701.86 or 1701.91 of the Ohio Revised Code or otherwise, (2) the adoption of any amendment to these Amended Articles of Incorporation, or the Regulations of the Company, or the adoption of Amended Articles of Incorporation, other than the adoption of any amendment or Amended Articles of Incorporation that increases the number of votes to which holders of Common Shares are entitled or expand the matters to which this Section 2(a) applies, (3) any proposal or other action to be taken by the shareholders of the Company, whether or not proposed by the shareholders of the Company, and whether proposed by authority of the Board of Directors or otherwise, relating to the Amended and Restated Rights Agreement, dated as of August 28, 2000, as it may be amended from time to time pursuant to its terms, or any successor plan, (4) any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement or agreement, (5) adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of the Company or any subsidiary with or into any other person, whether domestic or foreign, corporate, or noncorporate, or the authorization of the lease, sale, exchange, transfer or other disposition of all, or substantially all, of the Company’s assets, (6) any matter submitted to the shareholders pursuant to Article Fifth or Article Seventh of these Amended Articles of Incorporation, as they may be further amended, or any issuance of shares of the Company for which shareholder approval is required by applicable stock exchange rules or (7) any matter relating to the issuance of shares of the Company, or the repurchase of shares of the Company that the Board of Directors determines is required or appropriate to be submitted to the shareholders under the Ohio Revised Code or applicable stock exchange rules, except that:~~

~~(i)    no holder of Common Shares shall be entitled to exercise more than one vote on any such matter in respect of any Common Share with respect to which there has been a change in beneficial ownership following the Effective Time of the Merger (as such terms are defined in the Transaction Agreement, dated as of June 4, 2008, as it may be amended from time to time (the “Transaction Agreement”), by and among The Procter & Gamble Company, The Folgers Coffee Company, Moon Merger Sub, Inc. and the Company) and during the four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any such action; and~~

The J. M. Smucker Company	2022 Proxy Statement	B-1

APPENDIX B: PROPOSED AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

~~(ii)    no holder shall be entitled to exercise more than one vote on any such matter in respect of any Common Share if the aggregate voting power such holder otherwise would be entitled to exercise as of the date of such a determination (disregarding the voting power of any Common Shares held by such holder on August 20, 1985 or acquired by such holder in a transaction not involving any change in beneficial ownership by reason of Section 2(c) of this Division II) would constitute one-fifth or more of the voting power of the Company and the holders of the Common Shares have not authorized the ownership of Common Shares by such person as and to the extent contemplated by Article Seventh hereof.~~

~~(b)    A change in beneficial ownership of an outstanding Common Share shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such Common Share, (2) investment power, which includes the power to direct the sale or other disposition of such Common Share, (3) the right to receive or retain the proceeds of any sale or other disposition of such Common Share, or (4) the right to receive any distributions, including cash dividends, in respect of such Common Share.~~

~~(A)    In the absence of proof to the contrary provided in accordance with the procedures referred to in Section 2(d) of this Division II, a change in beneficial ownership shall be deemed to have occurred whenever a Common Share is transferred of record into the name of any other person.~~

~~(B)    In the case of a Common Share held of record in the name of a corporation, general partnership, limited partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, if it has not been established pursuant to the procedures referred to in Section 2(d) of this Division II that there has been no change in the person or persons who direct the exercise of the rights referred to in clauses (b)(1) through (b)(4) of Section 2 of this Division II with respect to such Common Share during the period of four years immediately preceding the date on which a determination is made of the shareholders who are entitled to take any action, then a change in beneficial ownership shall be deemed to have occurred during such period.~~

~~(C)    In the case of a Common Share held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Gifts to Minors Act as in effect in any state, a change in beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.~~

~~(D)    In the case of Common Shares beneficially owned by a person or group of persons who, after acquiring directly or indirectly the beneficial ownership of five percent of the outstanding Common Shares, failed to notify the Company of such ownership, a change in beneficial ownership of such Common Shares shall be deemed to occur on each day while such failure continues.~~

~~(c)    Notwithstanding anything in this Section 2 of this Division II to the contrary, no change in beneficial ownership shall be deemed to have occurred solely as a result of:~~

~~(1)    any event that occurred prior to August 20, 1985 or pursuant to the terms of any contract (other than a contract for the purchase and sale of Common Shares contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence on such date to which any holder of Common Shares is a party;~~

~~(2)    any transfer of any interest in a Common Share pursuant to a bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for. the purpose of circumventing this Article Fourth;~~

~~(3)    any change in the beneficiary of any trust, or any distribution of a Common Share from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;~~

B-2	The J. M. Smucker Company	2022 Proxy Statement

APPENDIX B: PROPOSED AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

~~(4)    any appointment of a successor trustee, agent, guardian or custodian with respect to a Common Share if neither such successor has nor its predecessor had the power to vote or to dispose of such Common Share without further instructions from others;~~

~~(5)    any change in the person to whom dividends or other distributions in respect of a Common Share are to be paid pursuant to the issuance or modification of a revocable dividend payment order; or~~

~~(6)    any issuance of a Common Share by the Company or any transfer by the Company of a Common Share held in treasury unless otherwise determined by the Board of Directors at the time of authorizing such issuance, or transfer, including without limitation those Common Shares issued pursuant to the Transaction Agreement.~~

~~(d)    For purposes of Section 2 of this Division II, all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Company or, at any time when a transfer agent is acting with respect to the Common Shares, by such transfer agent on the Company’s behalf. Written procedures designed to facilitate such determinations shall be established by the Company and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Company and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the Common Shares coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Company nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the Common Shares.~~

~~(e)    In the event of any stock split or stock dividend with respect to the Common Shares, each Common Share acquired by reason of such split or dividend shall be deemed to have been beneficially owned by the same person continuously from the same date as that on which beneficial ownership of the Common Share, with respect to which such Common Share was distributed, was acquired.~~

~~SECTION 3.    No reference to any matter in this Division II shall be deemed to entitle any shareholder of the Company the right to vote thereon, consent thereto, grant a waiver or release in respect thereof, or take any other action with respect thereto.~~

SECTION 2 ~~4~~.    Each Common Share~~, whether at any particular time the holder thereof is entitled to exercise ten votes or one vote pursuant to Section 2 of this Division II,~~ shall be identical to all other Common Shares in all respects, and together the Common Shares shall constitute a single class of shares of the Company.

Article Seventh, Section (A)(5) of the Amended Articles of Incorporation of the Company is proposed to be amended as follows:

(5)    “Interested Shares” means the shares of the Company in respect of which any of the following persons may exercise or direct the exercise of the voting power of the Company in the election of Directors:

(a)    An Acquiring Person;

(b)    Any officer of the Company elected or appointed by the Directors~~, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be “Interested Shares” for purposes of any vote at such meeting~~;

(c)    Any employee of the Company who is also a Director~~, provided, however, that shares which, as of the record date of any special meeting held pursuant to this Article Seventh, have been owned beneficially by such person for four or more years shall not be deemed to be “Interested Shares” for purposes of any vote at such meeting~~; and

(d)    Any Person that acquires such shares for valuable consideration during the period beginning with the date of the first public disclosure of a proposed Control Share Acquisition of the Company or any proposed merger, consolidation, or other transaction that would result in a change in control of the Company or all or substantially all of its assets, and ending on the record date established by the directors pursuant to Section 1701.45 of the Ohio Revised Code and Section (D) of this Article Seventh, if either of the following applies:

(i)    The aggregate consideration paid or given by the Person who acquired the shares, and any other Persons acting in concert with the Person, for all such shares exceeds two hundred fifty thousand dollars; or

The J. M. Smucker Company	2022 Proxy Statement	B-3

APPENDIX B: PROPOSED AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

(ii)    The number of shares acquired by the Person who acquired the shares, and any other Persons acting in concert with the Person, exceeds one-half of one per cent of the outstanding shares of the Company entitled to vote in the election of Directors.

(e)    Any Person that transfers such shares for valuable consideration after the record date described in paragraph 5(d) of this Section (A) as to shares so transferred, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

Article Seventh, Section (B) of the Amended Articles of Incorporation of the Company is proposed to be amended as follows:

(B)    Any Person who proposes to make a Control Share Acquisition~~, or seeks to exercise one-fifth or more of the voting power of the Company under paragraph (a) of Division II of Article Fourth hereof,~~ shall deliver an Acquiring Person Statement to the Company’s principal executive offices. The Acquiring Person Statement shall set forth all of the following to the extent appropriate to the authorization such Person is seeking:

(1)    The identity of the Acquiring Person;

(2)    A statement that the Acquiring Person Statement is given pursuant to this Article Seventh;

(3)    The number and class of shares of the Company owned, directly or indirectly, by the Acquiring Person and the date or dates when such shares were acquired;

(4)    The Range under which the proposed Control Share Acquisition would, if consummated, fall;

(5)    A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

(6)    Representations of the Acquiring Person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed Control Share Acquisition, if consummated, will not be contrary to law and that the Acquiring Person has the financial capacity to make the proposed Control Share Acquisition.

B-4	The J. M. Smucker Company	2022 Proxy Statement

THE J.M. SMUCKER Co

One Strawberry Lane
Orrville, Ohio 44667
330-682-3000

jmsmucker.com

PRINTED WITH SOY INK

ATTN: JEANNETTE KNUDSEN ONE STRAWBERRY LANE ORRVILLE, OH 44667-0280
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SJM2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 16, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D87850-P76283-Z82887 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  THE J. M. SMUCKER COMPANY

The Board of Directors recommends you vote “FOR” the following proposals:
1.	Election of Directors whose term of office will expire in 2023.		For	Against	Abstain
Nominees:

	1a.	Susan E. Chapman-Hughes	☐	☐	☐

	1b.	Paul J. Dolan	☐	☐	☐

	1c.	Jay L. Henderson	☐	☐	☐

	1d.	Jonathan E. Johnson III	☐	☐	☐

	1e.	Kirk L. Perry	☐	☐	☐

	1f.	Sandra Pianalto	☐	☐	☐

	1g.	Alex Shumate	☐	☐	☐

	1h.	Mark T. Smucker	☐	☐	☐

	1i.	Richard K. Smucker	☐	☐	☐

	1j.	Jodi L. Taylor	☐	☐	☐

	1k.	Dawn C. Willoughby	☐	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2023 fiscal year.	☐	☐	☐

3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

4.	Adoption of amendments to the Company’s Amended Articles of Incorporation to eliminate the time phased voting provisions.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign your name EXACTLY as it appears on this proxy. Joint owners should each sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The J. M. Smucker Company 2022 Proxy Statement and Notice of Annual Meeting of Shareholders and 2022

Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — —

D87851-P76283-Z82887

Proxy — THE J. M. SMUCKER COMPANY

THE J. M. SMUCKER COMPANY

www.virtualshareholdermeeting.com/SJM2022

Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on August 17, 2022

The authorized party as herein noted (the “Authorized Party”) hereby appoints Mark T. Smucker and Jeannette L. Knudsen, or either of them, proxies with full power of substitution to vote, as designated on the reverse side, all common shares that the Authorized Party is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of The J. M. Smucker Company to be held on August 17, 2022 or at any adjournment or postponement thereof.

When properly executed, this proxy will be voted in the manner directed. If properly executed, but if no direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

ATTN: JEANNETTE KNUDSEN ONE STRAWBERRY LANE ORRVILLE, OH 44667-0280
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SJM2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 14, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D87852-P76283-Z82887 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  THE J. M. SMUCKER COMPANY

The Board of Directors recommends you vote “FOR” the following proposals:
1.	Election of Directors whose term of office will expire in 2023.		For	Against	Abstain
Nominees:

	1a.	Susan E. Chapman-Hughes	☐	☐	☐

	1b.	Paul J. Dolan	☐	☐	☐

	1c.	Jay L. Henderson	☐	☐	☐

	1d.	Jonathan E. Johnson III	☐	☐	☐

	1e.	Kirk L. Perry	☐	☐	☐

	1f.	Sandra Pianalto	☐	☐	☐

	1g.	Alex Shumate	☐	☐	☐

	1h.	Mark T. Smucker	☐	☐	☐

	1i.	Richard K. Smucker	☐	☐	☐

	1j.	Jodi L. Taylor	☐	☐	☐

	1k.	Dawn C. Willoughby	☐	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2023 fiscal year.	☐	☐	☐

3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

4.	Adoption of amendments to the Company’s Amended Articles of Incorporation to eliminate the time phased voting provisions.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Instructions regarding Non-Directed Shares:		Yes	No

	I wish to direct the Trustee to vote the Non-Directed Shares in the same way as my Allocated Shares.	☐	☐

Please sign your name EXACTLY as it appears on this proxy. Joint owners should each sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The J. M. Smucker Company 2022 Proxy Statement and Notice of Annual Meeting of Shareholders,

2022 Annual Report, and Plan Letter are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —  — — — — — — — — — — — — — — — —  — — — — — — —

D87853-P76283-Z82887

Proxy — THE J. M. SMUCKER COMPANY

THE J. M. SMUCKER COMPANY

www.virtualshareholdermeeting.com/SJM2022

Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on August 17, 2022

VOTING INSTRUCTIONS

TO:

Fidelity Management Trust Company, Trustee (the “Trustee”) under

The J. M. Smucker Company Employee Savings Plan

(referred to hereinafter as the “Plan”)

I, the authorized party as herein noted, as a participant in or a beneficiary of the above-referenced Plan, hereby instruct the Trustee to vote (in person or by proxy), in accordance with my confidential instructions on the reverse side of this card and the provisions of the Plan, all common shares of The J. M. Smucker Company (the “Company”) allocated to my account under the Plan (“Allocated Shares”) as of the record date for the Annual Meeting of Shareholders of the Company to be held on August 17, 2022 (or at any adjournment or postponement thereof), and in the Trustee’s discretion to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

In addition to voting the Allocated Shares, you may also use this card to vote non-directed shares held in the Plan (“Non-Directed Shares”), as determined in accordance with the terms of the Plan. For more information concerning voting Non-Directed Shares, please refer to the reverse side of this card and the enclosed instructions.

The Trustee will vote any shares allocated to your account for which timely instructions are received from you by 11:59 p.m. Eastern Time on August 14, 2022, in accordance with the Plan.

When properly executed, this proxy will be voted in the manner directed. If properly executed, but if no direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations and for Allocated Shares only.

Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

ATTN: JEANNETTE KNUDSEN ONE STRAWBERRY LANE ORRVILLE, OH 44667-0280
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SJM2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 14, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D87854-P76283-Z82887 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  THE J. M. SMUCKER COMPANY

The Board of Directors recommends you vote “FOR” the following proposals:
1.	Election of Directors whose term of office will expire in 2023.		For	Against	Abstain
Nominees:

	1a.	Susan E. Chapman-Hughes	☐	☐	☐

	1b.	Paul J. Dolan	☐	☐	☐

	1c.	Jay L. Henderson	☐	☐	☐

	1d.	Jonathan E. Johnson III	☐	☐	☐

	1e.	Kirk L. Perry	☐	☐	☐

	1f.	Sandra Pianalto	☐	☐	☐

	1g.	Alex Shumate	☐	☐	☐

	1h.	Mark T. Smucker	☐	☐	☐

	1i.	Richard K. Smucker	☐	☐	☐

	1j.	Jodi L. Taylor	☐	☐	☐

	1k.	Dawn C. Willoughby	☐	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2023 fiscal year.	☐	☐	☐

3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

4.	Adoption of amendments to the Company’s Amended Articles of Incorporation to eliminate the time phased voting provisions.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign your name EXACTLY as it appears on this proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The J. M. Smucker Company 2022 Proxy Statement and Notice of Annual Meeting of Shareholders and

2022 Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —  — — — — — — — — — — — — — — — —  — — — — — — —

D87855-P76283-Z82887

Proxy — THE J. M. SMUCKER COMPANY

THE J. M. SMUCKER COMPANY

www.virtualshareholdermeeting.com/SJM2022

Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on August 17, 2022

VOTING INSTRUCTIONS

TO:

Fidelity Management Trust Company, Trustee (the “Trustee”) under

The J. M. Smucker Company Non-Employee Director Deferred Compensation Plan (the “Plan”)

I, the authorized party as herein noted, as a participant in or a beneficiary of the Plan, hereby instruct the Trustee to vote (in person or by proxy), in accordance with my confidential instructions on the reverse side of this card and the provisions of the Plan, all common shares of The J. M. Smucker Company (the “Company”) allocated to my account under the Plan as of the record date for the Annual Meeting of Shareholders of the Company to be held on August 17, 2022 (or at any adjournment or postponement thereof), and in the Trustee’s discretion to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

The Trustee will vote any shares allocated to your account for which timely instructions are received from you by 11:59 p.m. Eastern Time on August 14, 2022, in accordance with the Plan.

When properly executed, this proxy will be voted in the manner directed. If properly executed, but if no direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

LETTER TO PARTICIPANTS OR BENEFICIARIES IN THE J. M. SMUCKER COMPANY EMPLOYEE SAVINGS PLAN

Enclosed are materials relating to the Annual Meeting of Shareholders of The J. M. Smucker Company (the “Company”), which will be held on August 17, 2022 (the “Annual Meeting”). You are receiving these materials because you were a participant or beneficiary in the benefit plan listed above as of the June 21, 2022 record date. As a participant or beneficiary in such plan, you are also a beneficial owner of common shares of the Company that are held in the plan. As a beneficial owner, you are entitled to direct the trustee under the plan on how to vote those shares with respect to issues being submitted to the shareholders at the Company’s Annual Meeting. The trustee of the plan is Fidelity Management Trust Company.

The purpose of this letter is to give you information on how to provide voting direction to the trustee on shares allocated to your account under the plan. This letter also discusses a right that you have under the plan to provide direction to the trustee on how to vote certain other shares that are allocated to other participants and beneficiaries but are not voted. In addition, this letter outlines what it means if you exercise your right with respect to those other shares. Before making a decision on how to instruct the trustee, you should carefully read this letter and the enclosed materials.

HOW DO I PROVIDE DIRECTION TO THE TRUSTEE?

As a participant or beneficiary in the above referenced plan, you may direct the trustee how to vote all shares allocated to your account. You may also direct the trustee how to vote shares allocated to the accounts of other participants and beneficiaries who do not themselves provide direction to the trustee on how to vote those shares (these are “Non-Directed Shares”).

The trustee will vote shares under the plan based upon the direction of participants and beneficiaries in the plan who timely return voting instruction cards like the one that is enclosed. If you do not direct the trustee how to vote the shares which are allocated to your account, those shares will be voted by the trustee in accordance with the direction of other participants and beneficiaries.

To direct the trustee how to vote shares allocated to your account under the plan, simply mark your choices on the enclosed voting instruction card. In addition, you may, by marking the appropriate box on the voting instruction card, direct the trustee to vote the Non-Directed Shares in the same way as you direct the trustee to vote your allocated shares.

If you elect to direct the trustee how to vote your allocated shares and/or the Non-Directed Shares, you must follow the voting instructions summarized on the voting instruction card. In order for the trustee to be able to vote the shares at the Company’s Annual Meeting, the trustee must receive your voting instructions by the deadline indicated on the voting instruction card.

Your decision whether or not to direct the trustee to vote shares in the plan will be treated confidentially by the trustee and will not be disclosed to the Company or any of its employees, officers, or directors.

VOTING RIGHTS OF SHARES

The Company’s Amended Articles of Incorporation (the “Articles”) provide generally that each common share will entitle the holder to one vote on each matter properly submitted to shareholders, except for certain matters listed in the Articles. On those listed matters, shareholders are entitled to exercise ten votes per share, unless there has been a change in beneficial ownership of the common share in the past four years. In the event of a change in beneficial ownership, the new owner of that common share will be entitled to only one vote with respect to that common share on all matters until four years pass without a further change in beneficial ownership of the share. The ten-votes-per-share provisions of the Articles apply to Proposal 4 (adoption of amendments to the Articles to eliminate the time phased voting provisions) to be voted on at the Annual Meeting.

FIDUCIARY STATUS

Each plan participant or beneficiary is a “named fiduciary” (as defined in Section 402(a)(2) of the Employee Retirement Income Security Act of 1974, as amended) with respect to a decision to direct the trustee how to vote the shares allocated to his or her account. Individuals considered to be named fiduciaries are required to act prudently, solely in the interest of the participants and beneficiaries of the plan, and for the exclusive purpose of providing benefits to participants and beneficiaries of the plan. A named fiduciary may be subject to liability for his or her actions as a fiduciary. By marking, signing, dating, and returning the enclosed voting instruction card, or by submitting your vote online or by phone, you are accepting your designation under the plan as a named fiduciary. You should, therefore, exercise your voting rights prudently. You should mark, sign, date, and return the voting instruction card, or submit your vote online or by phone, only if you are willing to act as a named fiduciary.

If you direct the trustee how to vote the Non-Directed Shares, you will be a named fiduciary with respect to that decision also. You are similarly required to act prudently, solely in the interest of the participants and beneficiaries of the plan, and for the exclusive purpose of providing benefits to participants and beneficiaries of the plan in giving direction on the Non-Directed Shares, if you choose to do so.

All questions and requests for assistance should be directed to the Company’s Shareholder Services department at (330) 684-3838.